As filed with the Securities and Exchange Commission on March 4, 2014
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________
AVISTA CORPORATION
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Number) 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	91-0462470 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
________________

MARIAN M. DURKIN Senior Vice President, General Counsel and Chief Compliance Officer Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 (212) 858-1000
(Name and address, including zip code, and telephone number, including area code, of agents for service)
________________
Copies to

WILLIAM A. CORBUS Chairman of the Board and President Alaska Energy and Resources Company 5601 Tonsgard Court Juneau, Alaska 99801	STEVEN G. ROWLES Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):
☒ Large accelerated filer    ☐ Accelerated filer        ☐ Non-accelerated filer        ☐ Smaller reporting company
(Do not check if a smaller reporting Company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
__________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock (no par value)	7,250,000	N/A	$98,112,487	$12,637

1.
Represents the maximum number of shares of Avista Corporation common stock estimated to be issued in the transaction described herein. This is based on, among other things, the maximum number of shares of Alaska Energy and Resources Company (“AERC”) common stock estimated to be outstanding at the effective time of such transaction.

2.
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the aggregate book value, as of December 31, 2013 (the latest practicable date prior to the date of filing this registration statement), of the maximum number of shares of AERC common stock estimated to be outstanding at the effective time of such transaction and converted into Avista common stock.

3.	Based on the fee rate of $128.80 per $1,000,000 of the proposed maximum aggregate offering price.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED                     , 2014

Information Statement of ALASKA ENERGY AND RESOURCES COMPANY	Prospectus of AVISTA CORPORATION

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
To Shareholders of Alaska Energy and Resources Company:
Alaska Energy and Resources Company (“AERC”) and Avista Corporation (“Avista”) have agreed to a strategic business combination under the terms of an Agreement and Plan of Merger, dated as of November 4, 2013. If the merger is approved by the shareholders of AERC and various other conditions to closing are satisfied or waived, Alaska Merger Sub, Inc., a wholly-owned subsidiary of Avista, would merge with and into AERC, with AERC surviving, which would result in AERC becoming a wholly-owned subsidiary of Avista. A special meeting of AERC shareholders to consider and vote upon the proposed transaction will be held on             , 2014 in Juneau, Alaska. No approval of Avista shareholders is required. This document constitutes an information statement and proxy solicitation of AERC with respect to the merger and the special meeting of shareholders.
If the merger is consummated, AERC shareholders would have the right to receive shares of Avista common stock (with cash paid in lieu of fractional shares), based on a formula set forth in the agreement relating to the merger and described in detail under THE MERGER AGREEMENT— “Merger Consideration; Conversion of Shares in the Merger” on page 48. Avista common stock is listed on the New York Stock Exchange, and the reported last sale price of Avista common stock on November 1, 2013, the trading day immediately before the announcement of the merger, was $27.89, as shown on the composite tape. This document also constitutes a prospectus of Avista relating to the offering of its common stock in the merger.
The AERC Board of Directors has carefully considered the proposed combination with Avista and, as discussed in detail in this document, has determined that it is in the best interests of AERC and its shareholders. The AERC Board of Directors believes that Avista’s utility experience, as well as its corporate culture, will be of great benefit to AERC, its shareholders and the Juneau community in general. Accordingly, the AERC Board of Directors invites you to attend the special meeting of shareholders and recommends that you approve the merger. Whether or not you plan to attend the special meeting, the AERC Board of Directors asks you to sign and date the enclosed proxy card and promptly return it as instructed on the proxy card.
AERC and Avista urge you to read this information statement/prospectus, including the documents of Avista that are incorporated by reference in this document, carefully and in their entirety. In particular, but without limitation, you should consider the risks and uncertainties described or referred to under RISK FACTORS on page 15.

[Signature]	[Signature]

William A. Corbus	Scott L. Morris
Chairman of the Board and President	Chairman of the Board, President
Alaska Energy and	and Chief Executive Officer
Resources Company	Avista Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transaction described in this information statement/prospectus, nor have they approved or disapproved the issuance of the Avista common stock in connection with the merger, or determined if this information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This document is dated , 2014, and is first being mailed to the shareholders of AERC on or about         , 2014.

NOTICE OF SPECIAL SHAREHOLDER MEETING
To Shareholders of Alaska Energy and Resources Company:
Alaska Energy and Resources Company (“AERC”) will hold a special meeting of its shareholders on             , 2014 at 10:00 a.m., Alaska Daylight Savings Time, in the registered offices of AERC located at 5601 Tonsgard Court, Juneau, Alaska 99801, to consider and vote upon:
(1)    a proposal to approve the plan of merger contained in the Agreement and Plan of Merger, dated as of November 4, 2013, (the “Merger Agreement”) by and among Avista Corporation (“Avista”), Alaska Merger Sub, Inc., a wholly-owned subsidiary of Avista, AERC and William A. Corbus, solely as the shareholders’ representative, a copy of which is included as Annex B to the information statement/prospectus attached to this notice, as such agreement may be amended from time to time, pursuant to which Alaska Merger Sub, Inc. will be merged with and into AERC and each outstanding share of common stock of AERC will be converted into the right to receive shares of common stock of Avista, with cash to be paid in lieu of any fractional shares (the “Merger Proposal”); and
(2)    a proposal to adjourn the AERC special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).
Please refer to the attached information statement/prospectus and the Merger Agreement for further information with respect to the Merger Proposal to be voted on at the AERC special meeting. Please give all of this information your careful attention. AERC will not transact any other business at the AERC special meeting.
Only holders of record of shares of AERC common stock at the close of business on             , 2014, the record date for the AERC special meeting, are entitled to notice of, and to vote at, the AERC special meeting and any adjournments or postponements thereof. A list of these shareholders will be available for inspection by any AERC shareholder at AERC’s registered office, 5601 Tonsgard Court, Juneau, Alaska 99801 during normal business hours at least 20 days before the AERC special meeting as well as at the time and place of the AERC special meeting.
Your vote is important. AERC cannot complete the merger described in the information statement/prospectus unless holders of at least two-thirds of all shares of AERC’s common stock outstanding on the record date for the AERC special meeting vote in favor of the Merger Proposal.
Even if you plan to attend the AERC special meeting in person, AERC requests that you complete, sign and return the enclosed proxy card and thus ensure that your shares will be represented at the AERC special meeting if you are unable to attend. If you fail to return your proxy card or vote at the AERC special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the AERC special meeting and as a vote against the Merger Proposal. If you do attend the AERC special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
The AERC Board of Directors has carefully considered the merger and the Merger Proposal and has determined that the merger is fair, advisable and in the best interests of AERC and its shareholders. The AERC Board of Directors unanimously recommends that AERC shareholders vote “FOR” the Merger Proposal and the Adjournment Proposal.
For a discussion of interests of AERC’s directors and executive officers in the merger that may be different from, or in addition to, the interests of AERC’s shareholders generally, see disclosure included in the information statement/prospectus attached to this notice under the heading THE MERGER—“Interests of Certain Persons in the Merger” on page 36.
Do not send any share certificates at this time. If the merger is completed, you will be notified of the procedures for exchanging AERC share certificates for shares of Avista.
By Order of the Board of Directors,

William A. Corbus, Chairman of the Board and President
Juneau, Alaska
, 2014

i

ANNEX B - Agreement and Plan of Merger	B-1
ANNEX C - Dissenters' Rights	C-1

ADDITIONAL INFORMATION
Avista Corporation (“Avista”) has filed a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Avista common stock to be issued in the merger to shareholders of Alaska Energy and Resources Company (“AERC”). This document is part of that registration statement. The registration statement and the exhibits thereto contain additional information about Avista, the Avista common stock and the merger. This document also incorporates by reference important financial and other information about Avista from other documents that Avista has not included in or delivered with this document. The registration statement and the information incorporated by reference are available for you to read and copy at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents free of charge by requesting them in writing or by telephone from Avista at Avista’s address and telephone shown below.
This document is not required to and does not include or incorporate the consolidated financial statements or other financial information of AERC. AERC shareholders can obtain AERC’s consolidated annual financial statements, as well as AERC’s articles of incorporation and bylaws, free of charge by requesting them in writing or by telephone from AERC at AERC’s address and telephone number shown below.

Avista Corporation 1411 East Mission Avenue Spokane, WA 99202 Attention: Marian M. Durkin, Esq. Senior Vice President, General Counsel and Chief Compliance Officer (509) 495-8687	Alaska Energy and Resources Company 5601 Tonsgard Court Juneau, AK 99801 Attention: William A. Corbus Chairman of the Board and President (907) 463-6312

See WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA on page 69.

QUESTIONS AND ANSWERS
The following are certain questions that you, as a shareholder of AERC, may have regarding the merger and the Merger Agreement and brief answers to those questions. You should read the remainder of this information statement/prospectus carefully because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this information statement/prospectus.
Q: Why am I receiving this document?
A: The AERC Board of Directors is using this document to provide notice of a special meeting of the shareholders of AERC in connection with the Merger Agreement and the merger and as an information statement and proxy solicitation with respect to that meeting. In addition, Avista is using this document as a prospectus because Avista is offering to AERC shareholders the shares of Avista common stock into which AERC common stock will be converted in the merger.
Q: When and where is the special meeting of the shareholders?
A: The AERC special meeting will take place at 10:00 a.m., Alaska Daylight Savings Time, on             , 2014, at AERC’s registered offices located at 5601 Tonsgard Court, Juneau, Alaska 99801. For additional information on the AERC special meeting, please see “THE AERC SPECIAL MEETING” on page 27.
Q: Who can vote at the AERC special meeting?
A: If you are an AERC shareholder of record as of the close of business on             , 2014, the record date for the AERC special meeting, you are entitled to receive notice of and to vote at the AERC special meeting.
Q: How do I vote?
A: You may cast your vote by either:

•	Completing, signing and dating your proxy card and returning it by mail in accordance with the instructions provided; or

•	Attending the AERC special meeting in person or by legal representative.
For additional information on the AERC special meeting and voting procedures, please see “THE AERC SPECIAL MEETING” on page 27.
Q: How will my proxy be voted?
A: If you complete, sign, date and return your signed proxy card, your proxy will be voted in accordance with your instructions. If you sign, date, and send your proxy card and do not indicate how you want to vote, your shares will be voted “FOR” the Merger Proposal and the Adjournment Proposal. See “THE AERC SPECIAL MEETING – Voting of Proxies” on page 29.
Q: What do I do if I want to change my proxy vote?
A: You may revoke a proxy at any time after such proxy has been given and before it is voted, in one of the following ways:

•	by a writing delivered to AERC stating that your proxy is revoked;

•	by a subsequent proxy executed by the person executing the prior proxy and delivered to AERC; or

•	by attendance at the AERC special meeting and voting in person by the person executing the proxy.
The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which the proxies are mailed.
Q: May I vote in person?
A: Yes. If you are a shareholder of record of AERC common stock at the close of business on             , 2014, the record date for the AERC special meeting, you may attend the AERC special meeting and vote your shares in person, in lieu of returning your signed proxy card. If you hold your shares through a bank, broker, custodian or other record holder, you must provide a “legal proxy” at the AERC special meeting, which you must obtain from your broker or other nominee.
However, even if you plan to attend the AERC special meeting in person, please complete, sign and return the enclosed proxy card so that, if you are unable to attend the meeting, your shares will still be represented at the meeting.
Q: What must I bring to attend the special meeting?
A: Only shareholders of AERC or their authorized representatives may attend the AERC special meeting. If you wish to attend the AERC special meeting, please bring photo identification so that your identity can be confirmed against the AERC shareholder records.
Q: What will happen in the merger?
A: Prior to entering into the Merger Agreement, Avista formed a new Alaska corporation, Alaska Merger Sub, Inc. (“Merger Sub”). If the merger is completed, Merger Sub will merge with and into AERC, with AERC surviving, as a result of which AERC will become a wholly-owned subsidiary of Avista.
Q: What will I receive in the merger?
A: Under the Merger Agreement, the number of shares of Avista common stock to be issued as consideration in the merger is affected by a number of factors described in this information statement/prospectus. Each share of AERC common stock would convert into the right to receive shares of common stock of Avista at an exchange ratio that is dependent on several variables including the final calculation of the Merger Consideration, the number of shares of AERC common stock outstanding and the average closing stock price of Avista’s common stock for a period of ten trading days prior to the trading day preceding the Closing Date (as defined below), with cash to be paid in lieu of any fractional shares. For more information on how the exchange ratio is calculated, including an illustration of such calculation, see THE MERGER AGREEMENT– “Merger Consideration; Conversion of Shares in the Merger” on page 48. All non-dissenting AERC shareholders also will have a portion of the Merger Consideration that they would otherwise be entitled to receive deposited in (a) an escrow fund that will be used to compensate Avista if Avista is entitled to indemnification under the Merger Agreement and (b) a shareholders’ representative expense fund that will be used to reimburse William A. Corbus, as shareholders’ representative (the “Shareholders’ Representative”), for expenses incurred in performance of his duties as the Shareholders’ Representative (including overhead expenses and legal fees and related expenses).
Q: Why have AERC and Avista decided to enter into the plan of merger?
A: AERC, after considering its strategic alternatives, decided to enter into the plan of merger with Avista, among other reasons, to provide for enhanced scale, scope and geographic diversity, as well as management succession and increased shareholder liquidity. Avista determined that a business combination with AERC would provide, among other things, the benefits of increased scale, scope and geographic diversity. Furthermore, both companies have a similar focus on providing reliable service to customers with a high level of customer satisfaction, providing opportunities for employees, earning a reasonable return for shareholders and being involved in and supportive of the communities they serve. See THE MERGER – “AERC’s Reasons for the Merger” on page 34 and THE MERGER –“Avista’s Reasons for the Merger” on page 37.

Q: Who will the officers and directors of AERC be following completion of the merger?
A: The directors and officers of AERC following the completion of the merger will be selected officers of Avista. Alaska Electric Light and Power Company (“AEL&P”), AERC’s wholly-owned subsidiary which operates AERC’s regulated utility business, will continue to be operated by the existing employees, including the existing management team.
Q: Where will AERC be headquartered following the completion of the merger?
A: Avista, as the parent company of AERC, will maintain its current headquarters in Spokane, Washington, however, Avista will also maintain the existing AERC corporate offices in Juneau, Alaska for at least two years after the completion of the merger.
Q: Will the operations of AERC and AEL&P become part of the operations of Avista?
A: The customers, service territory, facilities and generating resources of AEL&P are geographically isolated. If the merger is completed, Avista intends to hold and manage AEL&P as a stand-alone subsidiary.
Q: What is the recommendation of the AERC Board of Directors?
A: The AERC Board of Directors has determined that the merger is fair, advisable and in the best interests of AERC and its shareholders. The AERC Board of Directors unanimously recommends that the AERC shareholders vote “FOR” the Merger Proposal and the Adjournment Proposal, either by returning your properly executed proxy card or attending the AERC special meeting. See THE AERC SPECIAL MEETING—“Recommendation of the AERC Board of Directors” on page 28 and THE MERGER—“AERC’s Reasons for the Merger” on page 34.
Q: What will happen to my future dividends?
A: Pursuant to the Merger Agreement, the parties agreed that AERC would use its commercially reasonable efforts to make dividend payments to AERC shareholders and/or prepay indebtedness in a minimum amount of $8 million in the aggregate, less certain transaction expenses incurred by AERC in connection with the merger. AERC has made an initial dividend payment of $4 million in the aggregate, declared on November 12, 2013 and paid to shareholders on December 1, 2013. AERC currently anticipates paying a second dividend in an amount to be determined shortly before the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) in order to satisfy certain contractual obligations under the Merger Agreement. After the merger, as holders of Avista common stock, former AERC shareholders will receive dividends when and as declared by the Avista Board of Directors and paid on all shares of Avista common stock. For more information about Avista’s dividend policy, see RISK FACTORS – “Risks Relating to an Investment in Avista Common Stock” on page 19, MARKET INFORMATION AND DIVIDENDS on page 14 and THE MERGER— “Dividends” on page 38.
Q: Why is my vote important?
A: The merger cannot be completed unless AERC shareholders approve the plan of merger contained in the Merger Agreement. The approval of the holders of at least two-thirds of the outstanding shares of AERC common stock is required to approve the plan of merger contained in the Merger Agreement. If you do not return your properly completed proxy card or otherwise attend the AERC special meeting and vote your shares in favor of the merger, this would have the same effect as voting against the proposal.
Regardless of the number of shares you own, your vote is important. The AERC Board of Directors unanimously recommends that AERC shareholders approve the merger.
Q: Can I exercise dissenters’ rights?
A: If you are an AERC shareholder who does not vote to approve the merger at the AERC special meeting, either in person, by legal representative or by properly completing your proxy card, you may, by complying with Sections 574 and 576 of the Alaska Corporations Code, be entitled to the dissenters’ rights described therein. Sections 574 through 582 of the Alaska Corporations Code are attached to this information statement/prospectus as Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in the loss or waiver of dissenters’ rights under Alaska law.
Q: Should I send in my stock certificates now?
A: No. You will receive instructions shortly prior to the anticipated Closing Date explaining how to exchange your AERC shares for Avista shares.
Q: When do you expect to complete the merger?
A: The parties currently expect to complete the merger by July 1, 2014. However, the parties cannot assure you when or if the merger will occur. The parties obtained an early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) on December 6, 2013, however, the parties must also obtain approval of AERC shareholders and satisfy other conditions to completing the merger, including regulatory approvals from the Regulatory Commission of Alaska (the “RCA”), the Washington Utilities and Transportation Commission (the “UTC”), the Idaho Public Utilities Commission (the “IPUC”), and the Public Utility Commission of Oregon (the “OPUC”). Approval has been received from the UTC and the IPUC. See REGULATORY MATTERS on page 45.
Q: Will I be taxed on the shares of Avista common stock that I receive?
A: Generally, no. The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, it is anticipated that AERC shareholders generally should not be subject to tax upon their receipt of Avista common stock in the merger.
However, completion of the merger is not conditioned upon the merger qualifying as a reorganization and the merger will occur even if AERC shareholders are taxed on the shares of Avista common stock they receive in the merger. The merger could be fully taxable to all AERC shareholders if, for example AERC shareholders holding a significant amount of AERC stock dissent to the merger.
Assuming the merger qualifies as a reorganization, an AERC shareholder generally should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of AERC stock for shares of Avista common stock in the merger, except for (a) gain or loss attributable to cash received in lieu of a fractional share of Avista common stock, (b) income or gain attributable to the shareholder’s pro rata share of the expense fund established for the Shareholders’ Representative, (c) income or gain attributable to cash subsequently released from the escrow fund and (d) in certain limited circumstances, income attributable to a portion of the Avista common stock subsequently released from the escrow fund. AERC shareholders that fail to provide certain certifications as to their tax status when requested may be subject to applicable withholding taxes. Certain AERC shareholders may be subject to special tax rules. AERC shareholders are urged to consult their own tax advisors for a full explanation of the specific U.S. federal income and other tax consequences of the merger to them. See THE MERGER—“Material U.S. Federal Income Tax Considerations” on page 38.
Q: Who should I call if I have questions?
A: If you have questions about the merger or the AERC special meeting or if you need additional copies of this document please contact: William A. Corbus, AERC’s Chairman of the Board and President at bill.corbus@aelp.com, (907) 463-6312 or 5601 Tonsgard Court, Juneau, AK 99801 or Connie Hulbert, AEL&P’s Vice President, Treasurer and Secretary, at connie.hulbert@aelp.com, (907) 463-6313 or 5601 Tonsgard Court, Juneau, AK 99801.

SUMMARY
This summary, which is presented solely to furnish limited introductory information regarding Avista, AERC and the merger, is based on the more detailed information contained or incorporated by reference in this document and is qualified in its entirety by reference thereto. It does not contain all of the information that may be important to you. You should read carefully this entire document and the documents to which it refers you. See WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA on page 69.

Parties to the Merger
Avista
Avista is an energy company engaged primarily, through its operating division Avista Utilities, in the generation, transmission and distribution of electricity and the distribution of natural gas, serving electric and gas customers in eastern Washington and northern Idaho, and gas customers in parts of Oregon. See THE COMPANIES –“Avista Corporation” on page 24.

AERC
AERC is engaged primarily, through its wholly-owned subsidiary AEL&P, in the generation, transmission and distribution of electricity in the City and Borough of Juneau, Alaska. See THE COMPANIES –“Alaska Energy and Resources Company” on page 26.

Risk Factors
In evaluating the merger and the Merger Agreement, you should read carefully this information statement/prospectus, the documents incorporated by reference into this information statement/prospectus and especially consider the factors discussed in the section entitled RISK FACTORS beginning on page 15.

Agreement and Plan of Merger
Consideration for Your Shares
The “Merger Consideration” is equal to $170 million, subject to various adjustments relating to, among other things, the amounts of cash and cash equivalents of AERC at the time of the completion of the merger, certain indebtedness, certain transaction expenses (including the deposit of $500,000 into the Shareholders’ Representative expense fund) and net working capital of AERC. Based on current estimates of these adjustments, the Merger Consideration (as adjusted) is estimated to be approximately $145 million.
AERC had 114,504 shares of common stock outstanding at December 31, 2013. Assuming no change in this number of shares at the Closing Date (as defined below), the Merger Consideration, as estimated above, for each share of AERC common stock (the “AERC Per Share Amount”) would be $1,266.33, payable in shares of Avista common stock. For this purpose, except as noted below, shares of Avista common stock will be valued at the average closing price of Avista common stock as reported on the composite tape for the ten trading days immediately preceding but not including the trading day prior to the Closing Date (as defined below) (the “Avista Average Closing Price”).
Each share of AERC common stock will be converted into a number of shares of Avista common stock equal to the actual AERC Per Share Amount divided by (i) $21.48, if the Avista Average Closing Price is less than or equal to $21.48, (ii) the Avista Average Closing Price, if the Avista Average Closing Price is greater than $21.48 and less than $34.30 or (iii) $34.30, if the Avista Closing Price is greater than or equal to $34.30 (the “Conversion Price”).
For example, if the AERC Per Share Amount were $1,266.33 per share and the Avista Average Closing Price were $27.50, each share of AERC common stock would be converted into 46.05 shares of Avista common stock. As described further below, approximately 90% of such amount would be payable in connection with the Closing and approximately 10% of such amount would be deposited into an escrow fund. See THE MERGER AGREEMENT— “Escrow Fund” on page 49.

As noted above, the Merger Consideration is subject to the adjustments referred to above and cannot be determined with any degree of certainty at this time. In addition, the number of AERC shares outstanding may change, although any such change is not expected at this time to be material. Finally, the market price of Avista common stock cannot be predicted. See FORWARD-LOOKING STATEMENTS on page 24, RISK FACTORS – “Risks Relating to an Investment in Avista Common Stock” on page 19, MARKET INFORMATION AND DIVIDENDS on page 14 and THE MERGER AGREEMENT – “Merger Consideration; Conversion of Shares in the Merger” on page 48.

Fractional Shares
Avista will not issue fractional shares in the merger. Specifically, no fractional shares of Avista common stock will be issued to former AERC shareholders at the Closing of the merger, and no fractional shares of Avista common stock will be deposited in or released from the escrow fund. In lieu of the issuance of any such fractional share, Avista will pay to each former AERC shareholder who otherwise would be entitled to receive a fractional share of Avista common stock, or deposit in the escrow fund, an amount in cash (without interest) determined by multiplying (a) the fraction of a share of Avista common stock which such holder would otherwise be entitled to receive (aggregating all fractional shares such holder would otherwise be entitled to receive at such time) by (b) the Conversion Price. See The Merger Agreement- “Fractional Shares” on page 49.

Escrow Fund
Upon completion of the merger, Avista will deduct from the Merger Consideration payable to AERC shareholders at the Closing an amount equal to 10% of the sum of (a) the Merger Consideration (as adjusted) and (b) $500,000 (the amount deposited into the Shareholders’ Representative expense fund), and deposit those shares into an escrow fund. The escrow fund will be used to compensate Avista if Avista is entitled to indemnification under the Merger Agreement. Escrowed shares remaining in the escrow fund after settlement of all claims (together with any dividends paid in respect of such shares) will be distributed to AERC shareholders in accordance with their respective deemed contributions. Pursuant to the Merger Agreement, on or about March 4, 2015, the escrow agent will be instructed to release from escrow all Avista shares other than that number of shares with a value equal to any pending indemnification claims. See THE MERGER AGREEMENT—“Survival; Indemnification” on page 52 and THE MERGER AGREEMENT— “Escrow Fund” on page 49.

Shareholders’ Representative Expense Fund
Upon completion of the merger, Avista will also deduct from the Merger Consideration payable to AERC shareholders at Closing the amount of $500,000 and will deposit that amount into an expense fund that, pursuant to the Merger Agreement, will be available for reimbursement of expenses incurred by the Shareholders’ Representative, who initially will be William A. Corbus. At such time, on or after March 4, 2015, as the Shareholders’ Representative reasonably believes that all of his obligations as the Shareholders’ Representative have been satisfied pursuant to the terms of the Merger Agreement and the escrow agreement to be entered into by and among Avista, the Shareholders’ Representative and the escrow agent for the merger (the “Escrow Agreement”), the Shareholders’ Representative will distribute any remaining funds in such account to the escrow agent for distribution to AERC shareholders on a pro rata basis. See THE MERGER AGREEMENT— “Shareholders’ Representative Expense Fund” on page 50.

Closing Date
The Closing is expected to take place on the second business day following the satisfaction or, to the extent permitted under the Merger Agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the Merger Agreement (other than such conditions as may, by their terms, only be satisfied at the Closing), or on such other date as Avista and AERC mutually agree (the “Closing Date”). See THE MERGER AGREEMENT—“Closing and Effectiveness of the Merger” on page 50.

Conduct of Business Prior to Closing
AERC has agreed that, except as permitted by the Merger Agreement or as required by applicable law or governmental regulation, prior to the Closing Date, it will use commercially reasonable efforts to (i) conduct its business and the business of its subsidiaries in the ordinary course of business in all material respects; (ii) to preserve substantially intact the business organization and assets of AERC, (iii) maintain existing goodwill with government authorities, customers, suppliers and regulators; (iv) maintain in effect all material governmental permits, franchises and authorizations; and (v) retain the services of the current officers and key employees. AERC has also agreed that neither it nor its subsidiaries will take certain other actions during the period between the execution of the Merger Agreement and the Closing Date, subject to certain limited exceptions as set forth in the Merger Agreement, without the prior written consent of Avista. See THE MERGER AGREEMENT— “Certain Covenants of Avista and AERC” on page 53.

Dissenters’ Rights
Holders of AERC shares who do not vote in favor of the merger may, under certain circumstances and by following procedures prescribed by Alaska law, exercise dissenters’ rights and receive cash for their shares of AERC stock instead of shares of Avista common stock. A dissenting shareholder of AERC must follow the appropriate procedures under Alaska law or the dissenting shareholder will lose such rights. See THE MERGER—“Dissenters’ Rights of AERC Shareholders” on page 42.

Conditions to the Merger
A number of conditions must be met before the merger can be completed, including:
•    Approval by AERC shareholders of the plan of merger contained in the Merger Agreement;
•    Receipt of all required government consents and approvals;
•    No issuance of any injunction or other order preventing the merger since the date of the Merger Agreement by any U.S. federal or state court of competent jurisdiction;
•    No U.S. federal or state law enacted since the date of the Merger Agreement and still in effect that makes the merger illegal;
•    Declaration of the effectiveness of the registration statement, of which this information statement/prospectus forms a part, and such registration statement not being subject to a stop order or proceedings seeking a stop order; and
•    Approval for listing on the New York Stock Exchange (the “NYSE”) of additional shares of Avista’s common stock to be issued in the merger.

AERC’s obligation to complete the merger is subject to Avista and Merger Sub satisfying a number of conditions (in addition to the above), including (i) that the representations and warranties of Avista and Merger Sub shall be accurate in all respects as of the Closing Date, except for inaccuracies that, considered collectively, do not have a material adverse effect on the economic benefits to be derived by AERC shareholders from the merger, and (ii) that Avista and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by Avista and Merger Sub under the Merger Agreement at or prior to the Closing Date.
Avista’s obligation to complete the merger is subject to AERC and its subsidiaries satisfying a number of conditions (in addition to the above), including (i) that the representations and warranties of AERC shall be accurate in all respects as of the Closing Date, except for inaccuracies that, considered collectively, do not have a Company Material Adverse Effect, and (ii) that AERC shall have performed in all material respects all agreements and covenants required to be performed by AERC under the Merger Agreement at or prior to the Closing Date. See THE MERGER AGREEMENT— “Conditions to the Completion of the Merger” on page 56 and THE MERGER AGREEMENT— “Definition of Company Material Adverse Effect” on page 58.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the Closing of the merger:

•    by mutual written consent of Avista and AERC;
•    by either Avista or AERC if:
•the merger has not closed by December 31, 2014, provided the party seeking to terminate the Merger Agreement is not responsible for such failure to close; or
•any injunction or other order by any governmental authority having the effect of seeking to restrain, prohibit or enjoin the consummation of the merger, provided the party seeking to terminate the Merger Agreement is not responsible for such injunction or other order.
•by AERC if Avista has breached its obligation to make certain payments, or if Avista has breached in any material respect any of its representations, warranties, covenants, agreements or obligations contained in the Merger Agreement and fails to cure such breach as provided in the Merger Agreement.
•by Avista if AERC has breached any of its representations, warranties, covenants, agreements or obligations contained in the Merger Agreement, and fails to cure such breach as provided in the Merger Agreement, and such breach would result in any of (a) a Company Material Adverse Effect, (b) a material adverse effect on the business of Avista as a whole, (c) a material adverse effect on the ability of Avista to continue to operate the business of AERC and its subsidiaries, taken as a whole and consistent with past practices, or (d) a material adverse effect on the ability of the parties to consummate the merger as contemplated by the Merger Agreement.
See THE MERGER AGREEMENT— “Termination of the Merger Agreement” on page 58.

Amendment of the Merger Agreement
The Merger Agreement may be amended, modified or supplemented by Avista and AERC by action taken or authorized by their respective boards of directors at any time prior to the completion of the merger.

Approval of the Plan of Merger contained in the Merger Agreement

Persons Entitled to Vote; Record Date
The record date for shareholders of AERC is the close of business on [•], 2014. Only shareholders as of the record date are being notified of, and will be entitled to attend, the AERC special meeting and vote on the Merger Proposal and the Adjournment Proposal. See THE AERC SPECIAL MEETING — “AERC Record Date; Outstanding Shares; Shares Entitled to Vote” and “Vote Required” on pages 28 and 29.

Special Shareholder Meeting
The AERC Board of Directors is asking shareholders of AERC to attend the AERC special meeting (either in person or by proxy) and vote on the Merger Proposal to approve the plan of merger contained in the Merger Agreement through which Merger Sub will merge with and into AERC, so that AERC, as the surviving entity, will become a wholly-owned subsidiary of Avista, as described in this information statement/prospectus. See THE AERC SPECIAL MEETING on page 27.

Required Vote	Approval of the plan of merger contained in the Merger Agreement requires the approval of the holders of two-thirds of the outstanding shares of AERC common stock.
No shareholder approval of Avista is required by the Merger Agreement or applicable law.
Outstanding Shares
As of the close of business on , 2014, the record date for the AERC special meeting, the outstanding voting securities of AERC consisted of shares of AERC common stock.
As of December 31, 2013, directors and executive officers of AERC beneficially owned approximately 57.1% of AERC common stock. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AERC on page 59 for further information.

AERC Directors and Officers
AERC currently expects that AERC’s directors and executive officers will vote their shares of AERC common stock in favor of each of the proposals to be considered at the AERC special meeting, although none of them has entered into any agreements obligating them to do so.

Recommendation of the Board of Directors of AERC
The AERC Board of Directors has unanimously approved the plan of merger contained in the Merger Agreement and recommends that AERC shareholders approve the plan of merger contained in the Merger Agreement by either signing, dating and returning a proxy card for the special meeting or attending the AERC special meeting and voting in favor of the Merger Proposal and Adjournment Proposal. The AERC Board of Directors reviewed several factors in reaching its decision to recommend that shareholders approve the plan of merger contained in the Merger Agreement and believes that the merger is fair, advisable and in the best interests of AERC and its shareholders. See THE AERC SPECIAL MEETING—“Recommendation of the AERC Board of Directors” on page 28 and THE MERGER—“AERC’s Reasons for the Merger” on page 34.

Interests of Certain Persons in the Merger
In considering the recommendation of the AERC Board of Directors with respect to the Merger Agreement and the merger, AERC shareholders should be aware that certain executive officers and directors of AERC have interests in the merger that may be different from, or in addition to, the interests of AERC shareholders generally. These interests, which are described more fully in THE MERGER— “Interests of Certain Persons in the Merger” on page 36 of this information statement/prospectus, include, without limitation, the following:
•employees who are shareholders may have interests that diverge from those of other shareholders because Avista has agreed that for a period of two years following the Closing Date, it will (a) cause AERC and its subsidiaries to continue to provide such entities’ employees with compensation and benefits no less favorable than that provided to such employees immediately prior to the Closing Date and (b) not terminate the employment of such employees without cause; and
•Mr. William A. Corbus, AERC’s President and Chairman of the Board, and certain of his relatives and certain other directors, officers and/or employees of AERC and/or its subsidiaries collectively own a substantial percentage of the outstanding shares of AERC common stock. The merger transaction has been structured to limit the tax impact of the merger and to provide liquidity. While AERC believes that these attributes should benefit all AERC shareholders, they will be of particular value to the foregoing individuals given the magnitude of their shareholdings.
The AERC Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation.

The Management of the Companies Following the Merger
The directors and executive officers of Avista immediately prior to the completion of the merger will continue to be the directors and executive officers of Avista following the Closing. The directors and officers of AERC immediately following the Closing will be selected officers of Avista. AEL&P, AERC’s wholly-owned subsidiary, will continue to be operated by the existing employees, including the existing management team, following the Closing of the merger. William Corbus, AERC’s President and Chairman of the Board, will end his service to AERC following the Closing of the merger.

The Merger Agreement	The Merger Agreement is attached to this document as Annex B. You should read carefully the Merger Agreement in its entirety. It is the principal document governing the merger.
Accounting Treatment
Avista prepares its financial statements in accordance with accounting principles generally accepted in the United States. If completed, the merger will be accounted for by applying the acquisition method with Avista treated as the acquiror.

Material U.S. Federal Income Tax Considerations
The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, but will occur even if it does not so qualify. Each of Avista and AERC has received a legal opinion from tax counsel, based on certain representations and assumptions, to the effect that the merger will qualify as a reorganization. Accordingly, it is anticipated that an AERC shareholder generally should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of AERC stock for shares of Avista common stock in the merger, except for (a) gain or loss attributable to cash received in lieu of a fractional share of Avista common stock, (b) income or gain attributable to the shareholder’s pro rata share of the expense fund established for the Shareholders’ Representative, (c) income or gain attributable to cash subsequently released from the escrow fund and (d) in certain limited circumstances, income attributable to a portion of the Avista common stock subsequently released from the escrow fund. AERC shareholders that fail to provide certain certifications as to their tax status when requested may be subject to applicable withholding taxes. Certain AERC shareholders may be subject to special tax rules.
Completion of the merger, however, is not conditioned upon the merger qualifying as a reorganization. Moreover, the tax opinions received by Avista and AERC are based both on representation letters provided by Avista and AERC as to factual matters and on certain factual assumptions, including with respect to the number of AERC shares held by, and the amount of consideration payable to, AERC shareholders, if any, that dissent to the merger. If any of the representations or assumptions on which the tax opinions are based proves incorrect, the U.S. federal income tax consequences of the merger described above may be adversely affected. For example, if AERC shareholders holding a significant amount of AERC stock were to dissent to the merger, the merger could be fully taxable to all AERC shareholders.
The discussion of material U.S. federal income tax consequences of the merger contained in this document only provides a general summary, is based on existing law and certain factual assumptions, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.
AERC shareholders are urged to consult with their own tax advisors regarding the specific tax consequences of the merger that may apply to them, including the effects of U.S. federal, state, local, foreign and other tax laws.
For additional information, please see THE MERGER— “Material U.S. Federal Income Tax Considerations” on page 38.

Regulatory Matters
To complete the merger, Avista and AERC must obtain approvals or consents from, or make filings with, a number of United States federal and state regulatory authorities. The parties have already received from the antitrust division of the Department of Justice and the Federal Trade Commission an early termination of the waiting period required by the HSR Act. The parties still need to obtain approval from certain state utilities commissions, including the RCA and the OPUC. Approval has been received from the UTC and the IPUC. The parties have already submitted applications requesting approval from these state commissions. See REGULATORY MATTERS on page 45.

Comparison of Shareholder Rights
AERC is an Alaska corporation. Avista is a Washington corporation. The shares of Avista common stock that AERC shareholders will receive in the merger will be shares of a Washington corporation. AERC shareholder rights under Alaska law and Avista shareholder rights under Washington law are different. In addition, Avista’s articles of incorporation and its bylaws contain provisions that are different from AERC’s articles of incorporation and bylaws.
For a summary of certain differences between the rights of Avista shareholders and AERC shareholders, see DESCRIPTION OF COMMON STOCK – COMPARISON OF SHAREHOLDER RIGHTS beginning on page 60.

SELECTED FINANCIAL DATA OF AVISTA
The table below contains certain selected consolidated financial information for the years ended December 31, 2009, 2010, 2011, 2012 and 2013. This information has been selected from the consolidated financial statements of Avista, which are incorporated herein by reference. This information is qualified in its entirety by reference to the consolidated financial statements and related notes, management’s discussion and analysis of financial condition and results of operations and other financial information that is incorporated herein by reference and should be read together therewith.

	As of and for the years ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Operating Revenues:
Avista Utilities	$1,403,995	$1,354,185	$1,443,322	$1,419,646	$1,395,201
Ecova	176,761	155,664	137,848	102,035	77,275
Other	39,549	38,953	40,410	61,067	40,089
Intersegment eliminations	(1,800)	(1,800)	(1,800)	(24,008)	—
Total	$1,618,505	$1,547,002	$1,619,780	$1,558,740	$1,512,565
Income (Loss) from Operations (pre-tax):
Avista Utilities	$232,572	$188,778	$202,373	$198,200	$188,511
Ecova	13,434	2,972	20,917	15,865	11,603
Other	(1,613)	(1,680)	4,714	5,669	(7,103)
Total	$244,393	$190,070	$228,004	$219,734	$193,011
Net income	$112,294	$78,800	$103,539	$94,948	$88,648
Net income attributable to noncontrolling interests	$ (1,217)	$ (590)	$ (3,315)	$ (2,523)	$ (1,577)
Net Income (Loss) attributable to Avista Corporation Shareholders:
Avista Utilities	$108,598	$81,704	$90,902	$86,681	$86,744
Ecova	7,129	1,825	9,671	7,433	5,329
Other	(4,650)	(5,319)	(349)	(1,689)	(5,002)
Total	$111,077	$78,210	$100,224	$92,425	$87,071
Average common shares outstanding, basic	59,960	59,028	57,872	55,595	54,694
Average common shares outstanding, diluted	59,997	59,201	58,092	55,824	54,942
Common shares outstanding at year-end	60,077	59,813	58,423	57,120	54,837
Income from continuing operations per Avista Corporation common share:
Diluted	$ 1.85	$ 1.32	$ 1.72	$ 1.65	$ 1.58
Basic	$ 1.85	$ 1.32	$ 1.73	$ 1.66	$ 1.59
Dividends paid per common share	$ 1.22	$ 1.16	$ 1.10	$ 1.00	$ 0.81
Book value per common share	$21.61	$21.06	$20.30	$19.71	$19.17
Total Assets:
Avista Utilities	$3,940,998	$3,894,821	$3,809,446	$3,589,235	$3,400,384
Ecova	339,643	322,720	292,940	221,086	143,060
Other	81,282	95,638	112,145	129,774	63,515
Total	$4,361,923	$4,313,179	$4,214,531	$3,940,095	$3,606,959
Long-Term Debt and Capital Leases (including current portion)	$1,272,783	$1,228,739	$1,177,300	$1,101,857	$1,071,338
Nonrecourse Long-Term Debt (including current portion)	$ 17,838	$ 32,803	$ 46,471	$ 58,934	$ —
Long-Term Debt to Affiliated Trusts	$ 51,547	$ 51,547	$ 51,547	$ 51,547	$ 51,547
Total Avista Corporation Shareholders’ Equity	$1,298,266	$1,259,477	$1,185,701	$1,125,784	$1,051,287

MARKET INFORMATION AND DIVIDENDS
Avista
Avista’s common stock is currently listed on the NYSE under the ticker symbol “AVA”. As of January 31, 2014, there were 10,083 registered shareholders of our common stock.
The Avista Board of Directors considers the level of dividends on common stock on a regular basis, taking into account numerous factors including, without limitation:

•	results of operations, cash flows and financial condition,

•	the success of business strategies, and

•	general economic and competitive conditions.
Avista’s net income available for dividends is generally derived from regulated utility operations.
The payment of dividends on common stock could be limited by:

•	certain covenants applicable to preferred stock (when outstanding) contained in Avista’s articles of incorporation (currently there are no preferred shares outstanding);

•	certain covenants applicable to Avista’s outstanding long-term debt and committed line of credit agreements; and

•	certain provisions incorporated in Avista's hydroelectric licenses.
The following table presents quarterly high and low prices of Avista common stock, as reported on the consolidated reporting system, as well as dividend information:

	Three Months Ended
	March 31	June 30	September 30	December 31
2013
Dividends paid per share	$0.305	$0.305	$0.305	$0.305
Trading price range per share:
High	$27.48	$29.26	$29.21	$28.45
Low	$24.10	$25.68	$25.55	$25.88
2012
Dividends paid per share	$0.29	$0.29	$0.29	$0.29
Trading price range per share:
High	$26.18	$27.07	$28.05	$26.77
Low	$24.48	$24.95	$25.07	$22.78
The reported last sale price of Avista common stock as shown on the composite tape for November 1, 2013, the trading day immediately before the announcement of the merger, was $27.89.
The high and low prices of Avista common stock during the first quarter of 2014 (through [•]) were $[•] and $[•], respectively. On February 7, 2014, the Avista Board of Directors declared a dividend of $0.3175 per share, payable on March 14, 2014 to shareholders of record as of February 21, 2014.

The market price of Avista common stock will fluctuate between the date of this document and the completion of the merger. No assurance can be given concerning the market price of Avista common stock before or after the completion of the merger.
AERC
AERC is a privately-held company, and there is no public trading market for AERC common stock.
AERC paid dividends on its common stock in the aggregate amount of $0.98 million in 2012, consisting of quarterly dividends of $1.375 per share on each of March 1, 2012, June 1, 2012 and September 1, 2012 and $1.425 per share on December 1, 2012 and a special dividend of $3.00 per share on December 14, 2012. AERC paid dividends on its common stock in the aggregate amount of $4.67 million in 2013, consisting of quarterly dividends of $1.425 per share on each of March 1, 2013, June 1, 2013 and September 1, 2013 and $1.475 per share on December 1, 2013 and a special dividend of $35.00 per share on December 1, 2013.
AERC anticipates continuing to pay quarterly cash dividends in the future prior to the Closing, as well as a special dividend in an amount to be determined shortly prior to Closing in order to satisfy certain contractual obligations under the Merger Agreement.
AERC is a holding company and does not have any significant assets other than shares of stock of its subsidiaries. AERC does not produce any operating income of its own. As a result, AERC’s ability to pay its indebtedness, if any, and dividends on its common stock is dependent on the receipt of dividends and other payments from its wholly-owned subsidiaries, AEL&P and/or AJT Mining Properties, Inc. (“AJT”). The payment of dividends on AERC common stock is restricted by provisions of certain covenants applicable to preferred stock (when outstanding) contained in AERC’s articles of incorporation. There are currently no shares of preferred stock of AERC outstanding. The payment of dividends from AEL&P to AERC is restricted by provisions of certain covenants in AEL&P’s credit facility.

RISK FACTORS
In addition to the other information included and incorporated by reference into this document, AERC shareholders should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks and uncertainties associated with each of the businesses of Avista and AERC. You should also read and consider the other information in this document and the documents incorporated herein by reference. See WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA, on page 69.
Risks Relating to the Merger
Avista’s share price may fluctuate prior to the completion of the merger.
Upon completion of the merger, each share of AERC common stock will be converted into Merger Consideration consisting of shares of Avista common stock, with the number of shares of Avista common stock to be issued per share of AERC common stock to be based on the average of the closing price of Avista’s common stock on the composite tape for the ten trading days immediately preceding but not including the trading day prior to the Closing Date. Changes in the price of Avista’s common stock prior to the completion of the merger will affect the number of shares of Avista common stock issued in exchange for a share of AERC common stock, except that Avista’s share price for the purposes of determining the exchange ratio will not be greater than $34.30 and will not be lower than $21.48, even if the average closing stock price for that period is outside of that range. In particular, if the market price of Avista common stock decreases to an amount lower than $21.48, the number of shares of Avista common stock to be issued in the merger will not be increased to reflect that decrease. For more information on the calculation of the exchange ratio, see THE MERGER AGREEMENT – “Merger Consideration; Conversion of Shares in the Merger” on page 48.
The market price of Avista common stock at the time of completion of the merger may vary significantly from the market prices of Avista common stock on the date the Merger Agreement was executed, the date of this document and/or the date of the AERC special meeting. Accordingly, at the time of the AERC special meeting you will not know the market price of Avista common stock as of the Closing Date and, given the maximum and minimum price limitations to be used in determining the exchange ratio described above, you will not be able to calculate the number of shares of Avista common stock you will receive upon completion of the merger. Changes in the price of Avista common stock could result from a variety of factors, including general market and economic conditions, changes in Avista’s business, operations and prospects and regulatory considerations. See "Risks Relating to an Investment in Avista Common Stock” on page 19. While AERC will not be required to close the merger in the event that there have been any occurrences that, individually or in the aggregate, have had a material adverse effect on the business of Avista taken as a whole or the common stock of Avista, AERC is not otherwise permitted to terminate the Merger Agreement solely because of changes in the market price of Avista’s common stock.
In addition, the merger might not be completed until a significant period of time has passed after the AERC special meeting. Because the Merger Consideration (as adjusted) will not be further adjusted to reflect any changes in the value of AERC or its common stock, the Merger Consideration and the aggregate market value of the Avista common stock issued in connection with the merger may be lower than the value of AERC or its common stock as of earlier dates.
If AERC shareholders holding a significant amount of AERC stock dissent to the merger, the receipt of Avista common stock pursuant to the merger could be fully taxable to all AERC shareholders.
The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, completion of the merger is not conditioned upon the merger qualifying as a reorganization and, if AERC shareholders holding a significant amount of AERC stock were to dissent to the merger, the merger could be fully taxable to all AERC shareholders. See THE MERGER—“Material U.S. Federal Income Tax Considerations” on page 38.
Current AERC shareholders will have a reduced ownership and voting interest after the merger.
Assuming an aggregate adjusted Merger Consideration of approximately $145 million and the minimum Conversion Price of $21.48, the maximum number of shares that Avista anticipates it would issue or reserve for issuance to AERC shareholders in the merger is approximately 6.75 million shares. Based on the number of shares of common stock of Avista outstanding on December 31, 2013 upon the completion of the merger, former AERC shareholders would own at most approximately 10% of the common stock of Avista.
AERC shareholders currently have the right to vote for AERC directors and on other matters affecting AERC. When the merger occurs, each AERC shareholder who receives shares of Avista common stock will become a shareholder of Avista with a percentage ownership of the combined company that will be substantially smaller than the shareholder’s percentage ownership of AERC. As a result of this reduced ownership percentage, former AERC shareholders will have substantially less voting power in the combined company than they now have with respect to AERC.
The Merger Agreement contains no provisions that permit AERC to pursue alternatives to the merger.
The Merger Agreement does not permit AERC to enter into an alternative transaction in lieu of the merger, unless and until the Merger Agreement is terminated. This would prohibit AERC from entering into a transaction with a third party that might have an interest in acquiring all or a significant part of AERC, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the merger.

The issuance of shares of Avista common stock to AERC shareholders in the merger may have a negative impact on Avista’s earnings per share.
If the merger is completed, new shares of Avista common stock will be issued to AERC shareholders, increasing the total number of outstanding shares of Avista common stock. This initially will result in Avista’s earnings per share being lower than what it would have reported in the absence of the merger unless and until the effect of the inclusion of AERC’s consolidated results of operations in Avista’s consolidated results of operations is sufficient to offset the effect of the issuance of such additional shares. There can be no assurance, however, as to if or when the recovery of Avista’s earnings per share will occur.
The merger is subject to the receipt of consent or approval from governmental entities that could delay the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.
Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances, to the extent required, from the public utility commissions or similar entities in certain states in which the companies operate. The merger has already been reviewed by the United States Department of Justice Antitrust Division (the “DOJ”), and the Federal Trade Commission, (the “FTC”), under the HSR Act, and the parties received notice of the early termination of the waiting period required under the HSR Act effective December 6, 2013. The parties still need to obtain approval from certain state utilities commissions, including the RCA and the OPUC. Approval has been received from the IPUC and the UTC. The AERC special meeting at which the Merger Proposal will be considered may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. In this event, if the shareholder proposal required to complete the merger is approved, Avista and AERC may subsequently agree to conditions without further seeking shareholder approval, even if such conditions could have an adverse effect on Avista, AERC or the combined company.
Avista and AERC cannot provide assurance that they will obtain all required regulatory consents or approvals or that these consents or approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger. The Merger Agreement generally permits each party to terminate the Merger Agreement if the final terms of any of the required regulatory consents or approvals require a burdensome condition which is not normal and customary for regulatory approvals requested in connection with similar transactions or materially and adversely affects either the business of Avista, AERC, or certain subsidiaries and partners of theirs, or the ability of Avista to continue to operate AERC and its subsidiaries, taken as a whole, consistent with past practices. Any substantial delay in obtaining satisfactory approvals or the imposition of any terms or conditions in connection with such approvals could delay the completion of the merger or adversely impact the results of operations of the combined company.
There has been no public market for AERC common stock, and the lack of a public market makes it extremely difficult to determine the fair market value of AERC.
The outstanding capital stock of AERC is privately held and is not traded on any public market. The lack of a public market makes it extremely difficult to determine the fair market value of AERC. The value ascribed to AERC securities in privately negotiated transactions that have occurred from time to time or in other contexts may not be indicative of the price that AERC common stock may have traded at if it were traded on a public market. The number of shares of Avista common stock to be issued to AERC shareholders was determined based on negotiations between the parties, and likewise may not be indicative of the price at which AERC common stock may have traded if it were traded on a public market.
The acquisition of AERC by Avista could result in additional costs, some of which may not be recoverable.
Avista and AERC expect to incur a number of non-recurring transactional expenses associated with completing the merger. Avista may also incur additional unanticipated costs in the process of acquiring AERC, and may face other risks in connection with those acquisition efforts, including difficulties in coordinating cost assignment and other ratemaking issues among the regulatory commissions in Washington, Idaho and Oregon, which have jurisdiction over

Avista, and the RCA, which has jurisdiction over AEL&P; and difficulties in implementing internal controls over accounting and financial reporting consistent with Avista’s requirements under federal securities regulations. If Avista does encounter challenges to the acquisition process beyond those anticipated, those difficulties may adversely impact Avista’s financial condition and results of operations.
AERC will be subject to various uncertainties and contractual restrictions while the merger is pending that may cause disruption and could adversely affect their financial results.
Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on AERC. These uncertainties may impair the ability of AERC and its subsidiaries to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, as employees and prospective employees may experience uncertainty about their future roles with the combined company, and could cause customers, suppliers and others who deal with AERC or its subsidiaries to seek to change existing business relationships with AERC or its subsidiaries. The pursuit of the merger and the preparation for the merger may also place a burden on the management and internal resources of AERC and its subsidiaries. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and acquisition process could affect AERC’s financial results.
Avista will record goodwill that could become impaired and adversely affect its operating results.
If completed, the merger will be accounted for as an acquisition of AERC common stock by Avista and will follow the acquisition method of accounting for business combinations. The assets and liabilities of AERC will be included on the balance sheet of Avista and its consolidated subsidiaries. The excess of the purchase price over the fair values of AERC’s assets and liabilities will be recorded as goodwill.
The amount of goodwill, which is estimated to be approximately $48 million based on Merger Consideration of $170 million (before adjustments), will be allocated to the appropriate reporting units within AERC and its subsidiaries. Avista is required to assess goodwill for impairment at least annually by comparing the fair value of reporting units to the carrying value of those reporting units. To the extent the carrying value of any of those reporting units is greater than the fair value, a second step comparing the implied fair value of goodwill to the carrying amount would be required to determine if the goodwill is impaired. Such a potential impairment could result in a material charge that would have a material impact on Avista’s future operating results and consolidated balance sheet.
Directors and officers of AERC may have conflicts of interest that may have influenced them to support or approve the merger.
Although the AERC Board of Directors recommended to AERC shareholders that they approve the plan of merger contained in the Merger Agreement, AERC shareholders should be aware that certain members of the AERC Board of Directors and executive officers of AERC have interests in the merger that may be different from, or are in addition to, the general interests of AERC shareholders, as described in THE MERGER— “Interests of Certain Persons in the Merger” on page 36. AERC shareholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger.
The rights of AERC shareholders who become Avista shareholders in the merger will be governed by Washington law and by Avista’s articles of incorporation and bylaws.
AERC shareholders who receive shares of Avista common stock in the merger will become Avista shareholders. Avista currently is a corporation formed under the laws of Washington. As a result, AERC shareholders who become shareholders in Avista will be governed by the Washington Business Corporation Act and Avista’s articles of incorporation and Avista’s bylaws, rather than being governed by the Alaska Corporations Code and AERC’s articles of incorporation and AERC’s bylaws. There may be material differences between the current rights of AERC shareholders, as compared to the rights they will have as Avista shareholders. For more information, see DESCRIPTION OF COMMON STOCK – COMPARISON OF SHAREHOLDER RIGHTS on page 60.

Risks Relating to an Investment in Avista Common Stock
The market price of Avista’s common stock fluctuates continuously.
Avista’s common stock is listed on the NYSE and is traded on that exchange and elsewhere. The market price fluctuates continuously.
The fluctuation in the market price of Avista’s common stock is caused by a variety of factors, many of which are beyond Avista’s control. These factors include, but are not limited to:

•	any and all factors that affect the U.S. and global financial markets generally including, but not limited to, general U.S. and global economic conditions;

•	events or circumstances relating to Avista, particularly those related to the risk factors discussed in Avista’s periodic reports filed with the SEC;

•
periodic variations in Avista’s operating results, the perceived value of Avista’s assets or its business prospects, or the perceptions or expectations of investors or securities analysts as to such variations;

•
periodic developments in, or changes in the prospects for, the electric and natural gas utility industries, or the perceptions or expectations of investors or securities analysts as to such developments or changes;

•	Avista’s ability to continue to pay dividends or any change in the level of dividends, or the perceptions or expectations of investors or securities analysts as to dividends; and

•	future sales by Avista of equity and other securities.
Any reduction, interruption or elimination of the quarterly dividend on Avista’s common stock would likely have an adverse effect on the market price of its common stock.
The payment of dividends on Avista’s common stock is solely within the discretion of Avista’s Board of Directors. Avista’s Board of Directors considers the level of dividends on a regular basis, taking into account numerous factors including, without limitation:

•	Avista’s results of operation, cash flows and financial condition;

•	the success of Avista’s business strategies; and

•	general economic and competitive conditions.
Avista’s credit facilities have a financial covenant that limits the percentage of debt in relation to Avista’s overall capital structure. While Avista is currently in compliance with this provision, in the future, this could have the effect of restricting Avista’s ability to pay dividends. In addition, the terms of Avista’s preferred stock contained in its articles of incorporation prohibit the payment of dividends on Avista’s common stock unless all accumulated dividends on preferred stock have been paid. There are currently no shares of preferred stock of Avista outstanding. Avista may agree to similar, or more stringent, financial covenants or provisions in credit or other agreements in the future, and may issue preferred stock in the future. Avista’s hydroelectric licenses also incorporate provisions that could limit Avista’s ability to pay dividends.
The market price of Avista’s common stock could be adversely affected by future sales of its common stock.

Except for required regulatory approvals, Avista is not restricted from issuing additional shares of common stock, whether in this offering or in any future offering. Avista is also not restricted from issuing other securities that are convertible into, or exercisable for, or exchangeable for, shares of Avista’s common stock. The market price of Avista’s common stock could be adversely affected by sales of substantial amounts of its common stock or any such other securities, or the perception that these sales may occur.
The shares of Avista’s common stock are structurally junior to all its other securities.
If Avista were to be reorganized, liquidated or dissolved in a bankruptcy, insolvency or similar proceeding, holders of debt securities and other indebtedness, including trade payables, and holders of preferred stock would receive distributions of Avista’s available assets prior to holders of Avista’s common stock. It is possible that, after making such distributions, insufficient assets, or no assets at all, would remain available for distribution to holders of Avista common stock.
Avista and its existing subsidiaries are likely to incur additional indebtedness and may issue shares of preferred stock in the future. Furthermore, if the merger is completed, Avista intends to cause AERC and AEL&P to incur additional indebtedness so that, after the merger, the consolidated capital structure of AERC would more closely resemble the consolidated capital structure of Avista before the merger.
The market price of Avista’s common stock could be adversely affected by the incurrence of additional indebtedness or the issuance of preferred stock in substantial amounts by Avista and/or any of its existing or future subsidiaries.

Risks Relating to Avista’s Businesses and Operations
The risks and uncertainties associated with Avista’s businesses and operations include those discussed in Risk Factors, Forward Looking Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Avista’s annual and quarterly reports incorporated herein by reference. See WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA on page 69.

Risks Relating to AERC’s Businesses and Operations
Regulators may not grant rates that provide timely or sufficient recovery of AEL&P’s costs or allow a reasonable rate of return for our shareholders.
AEL&P’s ability to recover costs associated with its utility operations and capital expenditures therefor depends on the amount and timeliness of rate changes allowed by regulatory agencies. AEL&P expects to periodically file for rate increases with regulatory agencies to recover its costs and provide an opportunity to earn a reasonable rate of return for its shareholders. These proceedings typically involve multiple parties, including government bodies and officials, consumer advocacy groups and various consumers of energy, who have differing concerns, but who generally have the common objective of limiting rate increases while also requiring AEL&P to ensure system reliability. If regulators grant substantially lower rate increases than AEL&P’s requests in the future or if deferred costs are disallowed, it could have a negative effect on AERC’s consolidated financial results.
AEL&P is subject to operating uncertainties, including costs to maintain, repair and replace utility systems and occurrences of catastrophic events, which could adversely affect AERC’s consolidated financial results.

The operation of complex utility systems involves many operating uncertainties and events beyond AEL&P’s control. These uncertainties and potential events include the breakdown or failure of electricity generating equipment, transmission and distribution lines or other equipment or processes; unscheduled outages; strikes, lockouts or other labor-related actions; shortage of qualified labor; transmission and distribution system constraints, blackouts or disruptions; cyberattacks; terrorist attacks; fuel shortages or interruptions; unavailability of critical equipment, materials and supplies; low water flows and other weather-related impacts (for example, precipitation (consisting of snowpack, its water content and melting pattern plus rainfall) significantly affects hydroelectric generation capability); performance below expected levels of output, capacity or efficiency; operator error; third party excavation errors; design, construction or manufacturing defects; and catastrophic events such as severe storms, avalanches, floods, fires, earthquakes and explosions. A catastrophic event might result in injury or loss of life, extensive property damage, environmental damage or third party claims against AEL&P for property damage and/or personal injuries. Any of these events or other operational events could significantly reduce or eliminate AEL&P’s revenue or significantly increase its expenses, which increased expenses AEL&P may not be able to recover in part or in full from its customers. For example, certain of the AEL&P’s transmission lines are subject to avalanche risk and in 2008 and 2009 avalanches disrupted transmission from the Snettisham hydroelectric project for six and three weeks, respectively. Further, the cost to implement rapid repair to such facilities could be significant and such events could disrupt AEL&P’s ability to supply power from certain facilities. Current and future insurance coverage might not be sufficient to replace lost revenue or cover repair and replacement costs or other liabilities. The scope, cost and availability of AEL&P’s insurance coverage may change. In addition, AEL&P is subject to the risk that insurers and/or other parties would dispute or be unable to perform on their obligations to AEL&P. Any reduction of AEL&P’s revenue or increase in its expenses resulting from the risks described above, could adversely affect AERC’s consolidated financial results.
Temperatures have a significant effect on AEL&P’s results of operations, financial condition and cash flows.
Retail electricity demand varies directly with changes in temperatures. AEL&P normally has its highest retail energy sales during the winter heating season in the first and fourth quarters of the year. In general, warmer weather in the heating season will reduce AEL&P’s customers’ energy demand and retail operating revenues.
AEL&P is actively pursuing, developing and constructing new or expanded facilities, the completion and expected costs of which are subject to significant risk, and it has significant funding needs related to its planned capital expenditures.
AEL&P actively pursues, develops and constructs new or expanded facilities. It expects to incur substantial annual capital expenditures over the next several years. Such expenditures could include, among others, amounts for new electric generating facilities, electric transmission or distribution projects, and upgrades of existing assets.
Development and construction of major facilities are subject to substantial risks, including fluctuations in the price and availability of commodities, manufactured goods, equipment, labor, siting and permitting and changes in environmental and operational compliance matters, load forecasts and other items over a multi-year construction period, as well as counterparty risk and the economic viability of AEL&P’s suppliers, customers and contractors. These risks could result in the inability to timely complete a project or higher than expected costs to complete an asset and place it in service. Such costs might not be recoverable in the regulated rates or market or contract prices AEL&P is able to charge its customers. The inability to successfully and timely complete a project, avoid unexpected costs or to recover any such costs could adversely affect AERC’s consolidated financial results.
Furthermore, AEL&P depends upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If it were unable to obtain funding from external sources, it could need to postpone or cancel planned capital expenditures. Failure to construct these planned projects could limit opportunities for growth, increase operating costs and adversely affect the reliability of electricity service to its customers.
A significant sustained decrease in demand for electricity in the City and Borough of Juneau, Alaska would decrease its operating revenue and could adversely affect its consolidated financial results.

A significant sustained decrease in demand for electricity in the City and Borough of Juneau, Alaska would significantly reduce its operating revenue and adversely affect AERC’s consolidated financial results. Factors that could lead to a decrease in market demand include, among others:

•	sustained mild weather that reduces heating or cooling needs;

•	a depression, recession or other adverse economic condition that results in a lower level of economic activity or reduced spending by consumers on electricity;

•	an increase in the market price of electricity or a decrease in the price of competing sources of energy;

•	efforts by customers, legislators and regulators to reduce the consumption of energy through various conservation and energy efficiency measures and programs; and/or

•	a movement of the state capital from Juneau, Alaska.
AERC’s subsidiaries are subject to extensive federal, state and local legislation and regulation, including numerous environmental, health, safety and other laws and regulations that affect its operations and costs. These laws and regulations are complex, dynamic and subject to new interpretations or change. In addition, new laws and regulations are continually being proposed and enacted that create new or revised requirements or standards on AERC’s subsidiaries.
AERC’s subsidiaries are required to comply with numerous federal, state and local laws and regulations that have broad application to AERC’s subsidiaries and limit their ability to independently make and implement management decisions regarding the operation of their businesses. These laws and regulations are implemented and enforced by federal, state and local regulatory agencies, such as, among others, the FERC, the United States Environmental Protection Agency and the RCA.
Compliance with applicable laws and regulations generally requires AERC’s subsidiaries to obtain and comply with a wide variety of licenses, permits, inspections, audits and other approvals. Further, compliance with laws and regulations can require significant capital and operating expenditures, including expenditures for new equipment, inspection, cleanup costs, removal and remediation costs, damages arising out of contaminated properties and refunds, fines, penalties and injunctive measures affecting operating assets for failure to comply with environmental regulations. Compliance activities pursuant to laws and regulations could be prohibitively expensive or otherwise uneconomical. As a result, AERC and its subsidiaries could be required to shut down some facilities or alter their operations. Further, AERC’s subsidiaries may not be able to obtain or maintain all required environmental or other regulatory approvals and permits for its operating assets or development projects. Delays in or active opposition by third parties to obtaining any required environmental or regulatory authorizations, failure to comply with the terms and conditions of the authorizations or enhanced regulatory or environmental requirements may increase costs or prevent or delay AERC and its subsidiaries from operating facilities, developing or favorably locating new facilities or expanding existing facilities. If AERC and its subsidiaries fail to comply with any environmental or other regulatory requirements, they may be subject to penalties and fines or other sanctions, including changes to the way its electric generating facilities are operated that may adversely impact generation. The costs of complying with laws and regulations could adversely affect AERC’s consolidated financial results.
To the extent that AERC’s subsidiaries are not allowed by its regulators to recover or cannot otherwise recover the costs to comply with existing or future laws or regulations, the costs of compliance could have a material adverse effect on AERC’s consolidated financial results. Additionally, even if such costs are recoverable in rates, if they are substantial and result in rates increasing to levels that substantially reduce customer demand, this could have a material adverse effect on AERC’s consolidated financial results.
Disruptions in the financial markets could affect AERC and its subsidiaries’ ability to obtain debt financing, draw upon or renew its existing credit facility, and have other adverse effects on AERC and its subsidiaries.

Disruptions in the financial markets could affect AERC and its subsidiaries’ ability to obtain debt financing, draw upon or renew its existing credit facility, and have other adverse effects on AERC and its subsidiaries. Significant dislocations and liquidity disruptions in the United States and global credit markets, as occurred in 2008 and 2009, could materially impact liquidity in the bank and debt capital markets, making financing terms less attractive for borrowers that are able to find financing and, in other cases, could cause certain types of financing, or any financing, to be unavailable. Additionally, economic uncertainty in the United States or globally could adversely affect the United States' credit markets and could negatively affect the ability of AERC and its subsidiaries to access funds on favorable terms or at all. If AERC or its subsidiaries were unable to access the bank and debt capital markets to meet liquidity and capital expenditure needs, and could not meet such needs internally, this could adversely affect the timing and amount of AERC and its subsidiaries’ capital expenditures, their ability to make dividend payments and AERC’s consolidated financial condition.
The terms of AEL&P’s indebtedness could limit its ability to borrow additional funds or take certain actions.
AEL&P’s outstanding credit facility and debt related obligations contain various affirmative and negative covenants that are customary for comparable loan agreements and transactions. Such covenants could serve to reduce AEL&P’s ability to incur additional debt, to make certain distributions, to engage in certain transactions and to capitalize on business opportunities. In addition, should AEL&P fail to meet its obligations to repay amounts owed with respect thereto or otherwise default on its other covenants and obligations thereunder, it could be deemed to be in default under such agreements. Any such default could enable the counterparty to take actions which could have a material adverse effect on AERC’s consolidated financial results. Further, any subsequent refinancing of AEL&P’s current indebtedness or any new indebtedness could have similar or greater restrictions.
A majority of AEL&P’s hydroelectric power generation is provided by a single facility that is subject to a long-term power purchase agreement and operating and maintenance agreement in connection with which AEL&P is required to make certain payments.
While AEL&P operates several hydroelectric power generation facilities and has diesel generating capacity from multiple facilities to provide back-up service to firm customers when necessary, a single hydroelectric power generation facility, the Snettisham hydroelectric project, currently accounts for approximately two-thirds of AEL&P’s hydroelectric power generation. Such facility was constructed and operated by the federal government and subsequently purchased by the Alaska Industrial Development and Export Authority. AEL&P has a long-term power purchase agreement and operating and maintenance agreement with the Alaska Industrial Development and Export Authority to run and operate such facility. Such agreements and related documents require AEL&P to make certain related payments, including payments related to debt service obligations for bonds issued by the Alaska Industrial Development and Export Authority in connection with the Snettisham hydroelectric project, regardless of the amount of power actually received from such facility. Any issues that negatively affect the Snettisham hydroelectric project’s ability to generate or transmit power, any decrease in the demand for the power generated by Snettisham hydroelectric project or any loss by AERC and its subsidiaries of their contractual rights with respect thereto or other adverse effect thereon could negatively affect AERC’s consolidated financial results.
Sales to a limited number of customers represent a significant portion of AEL&P’s revenues and the loss of, or a significant reduction in sales to, any one of these customers could materially harm its business.
Sales to governmental and mining customers represent a significant portion of AEL&P’s overall revenues. AEL&P currently expects that sales to such customers will continue to represent a significant percentage of its revenues for the foreseeable future. Any one of such customers could, subject in certain cases to contractual restrictions, decide to discontinue, decrease or delay its purchase of power from AEL&P. The loss of any of such customers could significantly reduce AEL&P’s revenues and adversely affect its operating results. AEL&P’s ability to maintain or increase its revenues from such key customers depends on a variety of factors, many of which are beyond AEL&P’s control. The amount of such revenues may not reach or exceed historical levels in any future period. Because these customers account for a substantial portion of AEL&P’s revenues, the failure of any one of these customers to pay on a timely basis would negatively impact AEL&P’s cash flows.

AEL&P’s success depends on the availability of the services of a qualified workforce and its ability to maintain satisfactory collective bargaining agreements which cover a substantial number of employees.
Approximately one-half of AEL&P’s employees are covered by a collective bargaining agreement with one union. The terms of this agreement affect AEL&P’s labor costs. It is possible that labor disruptions could occur. In addition, it is possible that some of the remaining non-represented AEL&P employees could join a union in the future. Further, AEL&P relies on its executive officers and senior management to execute its existing business operations and identify and pursue new growth opportunities. It is possible that AEL&P could face challenges in attracting and retaining senior management talent. The loss of key employees could result in significant disruptions to AEL&P’s business, and the integration and training of replacement personnel could be time consuming, cause additional disruptions to its business and be unsuccessful. Any such occurrences could negatively impact AERC’s consolidated financial condition and results of operations.

FORWARD-LOOKING STATEMENTS
From time to time, Avista and AERC make forward-looking statements such as statements regarding projected or future financial performance, cash flows, capital expenditures, dividends, capital structure, other financial items, strategic goals and objectives, and plans for operations. These statements are based upon underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are made in press releases and reports and other communications delivered to shareholders and, in the case of Avista, in its reports filed under the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements except those of historical fact, including, without limitation, those that are identified by the use of words such as, but not limited to, “will”, “may”, “could”, “should”, “intends”, “plans”, “seeks”, “anticipates”, “estimates”, “expects”, “forecasts”, “projects”, “predicts”, and similar expressions.
Forward-looking statements are subject to a variety of risks and uncertainties and other factors. Most of these factors are beyond the parties’ control, and many of them could have a significant effect on the parties’ operations, results of operations, financial condition or cash flows, which could cause actual results to differ materially from those anticipated in the parties’ statements. Such risks, uncertainties and other factors include, among others, those listed or referred to under RISK FACTORS above.
The expectations, beliefs and projections of Avista and AERC are expressed in good faith. The parties believe they are reasonable based on, among other considerations, an examination of historical operating trends, data contained in the parties’ records and other data available from third parties. However, there can be no assurance that the parties’ expectations, beliefs or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. The parties undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New risks, uncertainties and other factors emerge from time to time, and it is not possible for the parties to predict all such factors, nor can the parties assess the effect of each such factor on their businesses or the extent that any such factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement.

THE COMPANIES
Avista Corporation
Overview
Avista, incorporated in the Territory of Washington in 1889, is an energy company engaged in the generation, transmission and distribution of electricity and the distribution of natural gas, as well as other energy-related businesses. As of December 31, 2013, Avista employed 1,643 people in its utility operations and 1,667 people in its subsidiary businesses. Avista’s corporate headquarters are in Spokane, Washington, the second-largest city in Washington. Spokane serves as the business, transportation, medical, industrial and cultural hub of the Inland Northwest region (eastern Washington and northern Idaho). Regional services include government and higher education, medical services, retail trade and finance. The Inland Northwest also coincides closely with Avista’s utility service area in Washington and Idaho. Avista’s gas utility operations also include separate service areas in northeastern and southwestern Oregon.
Avista has two reportable business segments as follows:

•
Avista Utilities – an operating division of Avista that comprises its regulated utility operations. Avista Utilities generates, transmits and distributes electricity and distributes natural gas, serving electric and gas customers in eastern Washington and northern Idaho and gas customers in parts of Oregon. The utility also engages in wholesale purchases and sales of electricity and natural gas.

•
Ecova – an indirect subsidiary of Avista (80.2 percent owned as of December 31, 2013) that provides energy efficiency and cost management programs and services for multi-site customers and utilities throughout North America. Ecova’s service lines include expense management services for utility and telecom needs as well as strategic energy management and efficiency services that include procurement, conservation, performance reporting, financial planning, facility optimization and continuous monitoring, and energy efficiency program management for commercial enterprises and utilities.

Avista has other businesses, including a sheet metal fabrication business, emerging technology venture fund investments and commercial real estate investments. These activities do not represent a reportable business segment and are conducted by various indirect subsidiaries of Avista.
Avista Utilities
General
Through Avista Utilities, Avista’s utility operating division, Avista generates, transmits and distributes electricity and distributes natural gas. Retail electric and natural gas customers include residential, commercial and industrial classifications. Avista also engages in wholesale purchases and sales of electricity and natural gas as an integral part of energy resource management and its load-serving obligation.
Avista Utilities provides electric distribution and transmission, as well as natural gas distribution, services in parts of eastern Washington and northern Idaho. Avista also provides natural gas distribution service in parts of northeastern and southwestern Oregon. At the end of 2013, Avista supplied retail electric service to approximately 366,000 customers and retail natural gas service to approximately 326,000 customers across its entire service territory. Avista’s service territory covers 30,000 square miles with a population of approximately [•] million. Certain of Avista’s generating facilities are located in Montana, and Avista supplies electricity to a small number of customers in Montana, most of whom are employees who operate one of such facilities.
Utility Regulation
As a public utility, Avista is subject to regulation by state utility commission for prices, accounting, the issuance of securities, mergers and other matters. The retail electric operations are subject to the jurisdiction of the UTC, the IPUC and the Public Service Commission of the State of Montana, and retail natural gas operations are subject to the jurisdiction of the Washington and Idaho Commissions and the OPUC. The Montana Public Service Commission generally does not have jurisdiction over Avista’s issuance of securities and has advised Avista that its approval is not required for this transaction. Avista is also subject to the jurisdiction of the Federal Energy Regulatory Commission (the “FERC”) for licensing of hydroelectric generation resources, and for electric transmission services and wholesale sales.

If the merger is approved and completed, Avista would be a “holding company” under the Public Utility Holding Company Act of 2005. As a result, Avista and all of its subsidiaries (whether or not engaged in any energy related business) would be required to maintain books, accounts and other records in accordance with the FERC regulations and to make them available to the FERC and the state utility commissions. In addition, upon the request of any state utility commission, or of Avista, the FERC would have the authority to review assignment of costs of non-power goods and administrative services among Avista and its subsidiaries. The FERC has the authority generally to require that rates subject to its jurisdiction be just and reasonable and in this context would continue to be able to, among other things, review transactions between Avista and any affiliated company, including AERC.
Following the Closing of the merger, Avista Utilities will continue to operate its utility business subject to regulation by the state utility commissions and the FERC, and AEL&P will continue to be subject to regulation by the Regulatory Commission of Alaska.

Alaska Energy and Resources Company
Overview
AERC is a privately-held corporation based in Juneau, Alaska. AERC was incorporated under the laws of the State of Alaska in 1905 and is primarily engaged in the regulated electric utility business in the City and Borough of Juneau, Alaska, the capital of the state of Alaska, through its wholly owned subsidiary, AEL&P, an Alaska corporation. AERC also owns all of the outstanding common stock of AJT, an Alaska corporation, and Snettisham Electric Company, an Alaska corporation (“Snettisham”).
AEL&P
AEL&P is the primary operating subsidiary of AERC. AEL&P is the sole utility providing electrical energy in the City and Borough of Juneau, Alaska. Juneau is a geographically isolated community with no electric interconnections with the transmission facilities of other utilities and no pipeline access to natural gas or other fuels. Juneau’s economy is primarily driven by government activities, tourism, commercial fishing, and mining, as well as activities as the commercial hub of southeast Alaska.

AEL&P owns and operates electric generation, transmission and distribution facilities located in the City and Borough of Juneau. AEL&P operates five hydroelectric generation facilities with 102.7 megawatts of renewable hydroelectric generation capacity as of December 31, 2013. AEL&P owns four of these generation facilities (totaling 24.7 megawatts of capacity) and has a power purchase commitment for the output of the Snettisham hydroelectric project (totaling 78 megawatts of capacity). The Snettisham hydroelectric project is AEL&P’s primary generation facility and the main power source for the City and Borough of Juneau, supplying approximately two-thirds of the area's electricity. The Snettisham hydroelectric project was constructed and operated by the federal government and subsequently purchased by the Alaska Industrial Development and Export Authority. AEL&P has a long-term power purchase agreement and operating and maintenance agreement with the Alaska Industrial Development and Export Authority to operate and maintain the facility. As of December 31, 2013, AEL&P also had 93.9 megawatts of diesel generating capacity from three facilities to provide back-up service to firm customers when necessary.

As of December 31, 2013, AEL&P served approximately 16,100 customers in the City and Borough of Juneau. AEL&P’s customer classes include residential, small commercial, large commercial, governmental and street lighting customer classes. Its primary customers include city, state and federal governmental entities located in the City and Borough of Juneau as well as a mine located in the Juneau area. Such primary customers accounted for approximately 34% of AEL&P’s electricity revenues in 2013, including approximately 11% from its largest customer, Hecla Mining Company, for service at the Greens Creek Mine. Most of AEL&P’s customers are served on a firm basis while certain of its customers, including its largest customer, are served on an interruptible sales basis. AEL&P maintains separate rate tariffs for each of its customer classes as well as separate seasonal rates.

AEL&P has experienced moderate load growth in recent years as a result of tourism, mining, growth of state, local and federal government activities and the City and Borough of Juneau’s status as a regional hub for southeast Alaska.

As of December 31, 2013, AEL&P had 60 full-time employees and employs approximately 15-18 temporary, seasonal employees each year. Approximately half of AEL&P’s full-time employees are members of the International Brotherhood of Electrical Workers and subject to a collective bargaining agreement. AEL&P is one of two members of Kwaan Electric Transmission Intertie Cooperative, Inc., an Alaska nonprofit cooperative.

AEL&P’s operations are subject to regulation by the RCA with respect to rates, standard of service, facilities, accounting and certain other matters. Rate adjustments for AEL&P’s customers require approval by the RCA pursuant to RCA regulations. AEL&P is also subject to the jurisdiction of FERC concerning the permits and licenses necessary to operate certain of its hydroelectric facilities; the Snettisham hydroelectric project is subject to regulation by the State of Alaska with respect to dam safety and certain aspects of its operations. In addition, AEL&P is subject to regulation with respect to air and water quality, land use and other environmental matters under both federal and state laws.

AJT
AJT owns currently inactive mining properties and other real estate in and around the area of the City and Borough of Juneau. Such real estate includes approximately 1,150 acres of patented mining claims and tidelands. AJT currently leases portions of its surface mining lands to tourist-related interests in order to partially defray the carrying costs (including property taxes and insurance) of the properties and has a unitization agreement with the City and Borough of Juneau with respect to prospective mining related activities, if any. Prior mining activities on certain of AJT’s properties by AJT’s predecessors have resulted in several such properties having been identified in the EPA’s CERCLIS data base, with resulting remediation activities having been implemented, including under the supervision of the Alaska Department of Environmental Conservation at one site. AJT is subject to regulation with respect to air and water quality, land use and other environmental matters under both federal and state laws. AJT also has certain long term access rights to certain mining records located at the State of Alaska Historic Library.
Snettisham
Snettisham is a subsidiary of AERC organized and maintained to hold an option to purchase the Snettisham hydroelectric project pursuant to an agreement entered into with the Alaska Industrial Development and Export Authority, the current owner of the Snettisham hydroelectric project.

Alaska Merger Sub, Inc.
Merger Sub is an Alaska corporation and a wholly-owned subsidiary of Avista. Merger Sub was incorporated on October 31, 2013, for the sole purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated in the Merger Agreement.

THE AERC SPECIAL MEETING
General
The AERC Board of Directors is using this document as an information statement regarding the merger and to solicit proxies from the holders of shares of AERC common stock for use at the AERC special meeting and any adjournments or postponements thereof. AERC is first mailing this document and accompanying proxy card to its shareholders on or about             , 2014.
Date, Time and Place of the AERC Special Meeting

The AERC special meeting will be held on             , 2014, at 10:00 a.m., Alaska Daylight Savings Time, at AERC’s executive offices, located at 5601 Tonsgard Court, Juneau, Alaska 99801.

Purpose of the AERC Special Meeting
At the AERC special meeting, AERC shareholders will consider and vote on:

(1)
a proposal to approve the plan of merger contained in the Merger Agreement, pursuant to which Alaska Merger Sub, Inc. will be merged with and into AERC and each outstanding share of common stock of AERC will be converted into the right to receive shares of common stock of Avista, with cash to be paid in lieu of any fractional shares (the “Merger Proposal”); and

(2)
a proposal to adjourn the AERC special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).

Recommendation of the AERC Board of Directors
The AERC Board of Directors has carefully considered the merger and the Merger Proposal and has determined that the merger is fair, advisable and in the best interests of AERC and its shareholders. The AERC Board of Directors unanimously recommends that the AERC shareholders vote “FOR” the Merger Proposal and the Adjournment Proposal. See THE MERGER—“AERC’s Reasons for the Merger” on page 34. For a discussion of interests of AERC’s directors and executive officers in the merger that may be different from, or in addition to, the interests of AERC’s shareholders generally, see THE MERGER— “Interests of Certain Persons in the Merger” on page 36.

AERC Record Date; Outstanding Shares; Shares Entitled to Vote
The AERC Board of Directors has fixed the close of business on             , 2014 as the record date for determination of shareholders entitled to notice of, and to vote at, the AERC special meeting. Only holders of record of shares of AERC common stock at the close of business on the record date are entitled to notice of, and to vote at, the AERC special meeting and any adjournments or postponements thereof.
On the record date, there were      shares of AERC common stock outstanding held by      holders of record, and no shares of AERC preferred stock outstanding.
Each shareholder is entitled to one vote at the AERC special meeting for each share of AERC common stock held by that shareholder at the close of business on the record date. AERC’s common stock is its only voting security for the AERC special meeting.
AERC will make a complete list of shareholders entitled to vote at the AERC special meeting, with the address and the number of shares held by each such shareholder, available for inspection by any AERC shareholder, at AERC’s registered office, 5601 Tonsgard Court, Juneau, Alaska 99801 during normal business hours at least 20 days before the special meeting as well as at the time and place of the AERC special meeting.

Quorum
In order to conduct the AERC special meeting, holders of a majority of the outstanding shares of AERC common stock entitled to vote must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly by proxy or attend the AERC special meeting so that your shares are counted toward the quorum. All shares of AERC common stock represented at the AERC special meeting, including abstentions, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Vote Required
Required Vote to Approve the Merger Proposal
The affirmative vote of the holders of record of at least two-thirds of the shares of AERC common stock outstanding on the record date for the AERC special meeting is required to approve the Merger Proposal. If you abstain from voting or fail to vote on the Merger Proposal, it will have the same effect as voting against this proposal.
Required Vote to Approve the Adjournment Proposal
The affirmative vote of the holders of a majority of the AERC common stock represented at the AERC special meeting in person or by proxy is required for the approval of the Adjournment Proposal. If you are present at the meeting and abstain from voting or fail to vote on the Adjournment Proposal, it will have the same effect as voting against this proposal.

Voting by AERC’s Directors and Executive Officers
As of December 31, 2013, the shares of AERC common stock beneficially owned by all of AERC’s directors and executive officers constituted approximately 57.1% of the outstanding shares of AERC common stock entitled to vote at the AERC special meeting. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AERC on page 59 for further information. In addition, as of such date, certain relatives of the foregoing beneficially owned, collectively, approximately 8.9% of the outstanding shares of AERC common stock. AERC currently expects that AERC’s directors and executive officers will vote their shares of AERC common stock in favor of the Merger Proposal and Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.

Voting of Proxies
Giving a proxy means that an AERC shareholder authorizes the persons named in the enclosed proxy card, the proxy holder, to vote its shares at the AERC special meeting in the manner that such shareholder directs. All shares represented by properly executed proxies received in time for the AERC special meeting will be voted in the manner specified by the shareholders giving those proxies.
The proxy holders named in the proxy will vote properly executed proxies that do not contain voting instructions “FOR” the approval of the Merger Proposal and “FOR” the Adjournment Proposal.
If the AERC special meeting is postponed or adjourned, a shareholder’s proxy may remain valid for up to eleven months and may be voted at the postponed or adjourned meeting. A shareholder will still be able to revoke the shareholder’s proxy until it is voted.

How to Vote
A shareholder may vote at the special meeting in person or by the shareholder’s authorized attorney-in-fact or by proxy executed in writing by the shareholder or by the shareholder’s authorized attorney-in-fact. A proxy executed by electronic transmission must: (1) be directed to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or similar agent that is authorized by the person who will be the holder of the proxy to receive the transmission; and (2) include information that demonstrates that the shareholder authorized the transmission. The named proxy holders will vote all shares at the meeting that have been properly granted and not revoked.
Only shares affirmatively voted for the approval of the proposals to be considered at the AERC special meeting or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals.

Revoking Your Proxy
A person may revoke a proxy at any time after such proxy has been given and before it is voted, in one of the following ways:
(1) by a writing delivered to AERC stating that the proxy is revoked,
(2) by a subsequent proxy executed by the person executing the prior proxy and delivered to AERC, or
(3) by attendance at the AERC special meeting and voting in person by the person executing the proxy.
The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which the proxies are mailed.

Proxy Solicitation
The AERC Board of Directors is soliciting proxies for the AERC special meeting from AERC shareholders. AERC will bear the entire cost of soliciting proxies from AERC shareholders, except that Avista and AERC will each bear their own expenses incurred in preparing and filing the registration statement of which this document is a part. In addition to this mailing, AERC’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by telephone or other means.
AERC will also request that banks, brokerage houses, trustees and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of AERC common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Assistance
If you need assistance in completing your proxy card or have questions regarding AERC’s special meeting, please contact either William A. Corbus, AERC’s Chairman of the Board and President, by phone at (907) 463-6312; by electronic correspondence at bill.corbus@aelp.com; or by mail at AERC’s headquarters, 5601 Tonsgard Court, Juneau, Alaska 99801 or Connie Hulbert, AEL&P’s Vice President, Treasurer and Secretary, by phone at (907) 463-6313; by electronic correspondence at connie.hulbert@aelp.com; or by mail at AERC’s headquarters, 5601 Tonsgard Court, Juneau, AK 99801.

PROPOSALS SUBMITTED TO AERC’S SHAREHOLDERS
The Merger Proposal
(Item 1 on AERC Proxy Card)

The AERC Board of Directors is asking its shareholders to consider and vote on a proposal to approve the plan of merger contemplated by the Merger Agreement and the terms and conditions of the Merger Agreement and thereby approve, among other things, the merger. Approval of the plan of merger contained in the Merger Agreement will also constitute consent to the appointment of William A. Corbus as the shareholders’ representative for purposes of taking certain actions and giving certain consents on behalf of AERC shareholders, as specified in the Merger Agreement. Holders of AERC common stock should read this document carefully in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the merger. In particular, holders of AERC common stock are directed to the Merger Agreement, a copy of which is attached as Annex B to this document.
The affirmative vote of the holders of record of at least two-thirds of the shares of AERC common stock outstanding on the record date for the AERC special meeting is required to approve the Merger Proposal. If you abstain from voting or fail to vote on the Merger Proposal, it will have the same effect as voting against this proposal.
The AERC Board of Directors recommends a vote “FOR” the Merger Proposal (Item 1). See THE AERC SPECIAL MEETING—“Recommendation of the AERC Board of Directors” on page 28 and THE MERGER—“AERC’s Reasons for the Merger” on page 34 for further information regarding the AERC Board of Directors’ reasons for such recommendation.

The AERC Adjournment Proposal
(Item 2 on AERC Proxy Card)
The AERC special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the Merger Proposal.
If, at the AERC special meeting, a quorum is present and the number of shares of AERC common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve such proposal, AERC intends to move to adjourn the AERC special meeting in order to solicit additional proxies for approval of the Merger Proposal.
In the Adjournment Proposal, the AERC Board of Directors is asking its shareholders to authorize the holder of any proxy solicited by the AERC Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the AERC special meeting to another time and place for the purpose of soliciting additional proxies. If the AERC shareholders approve the Adjournment Proposal, AERC could adjourn the AERC special meeting and any adjourned session of the AERC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from AERC shareholders who have previously voted against the Merger Proposal.
The affirmative vote of the holders of a majority of the AERC common stock represented at the AERC special meeting in person or by proxy is required for the approval of the Adjournment Proposal. If you are present at the meeting and abstain from voting or fail to vote on the Adjournment Proposal, it will have the same effect as voting against this proposal.
The AERC Board of Directors recommends a vote “FOR” the Adjournment Proposal (Item 2).

THE MERGER

The discussion in this document of the merger and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex B to this document and incorporated by reference herein.
General Description of the Merger
Upon completion of the merger, Merger Sub, a wholly-owned subsidiary of Avista formed for the sole purpose of effecting the merger, will merge with and into AERC. AERC will be the surviving company of the merger between it and Merger Sub and will thereby become a wholly-owned subsidiary of Avista.
In the merger, each outstanding share of AERC common stock will be converted at the Closing of the merger into the right to receive shares of Avista common stock, with cash to be paid in lieu of fractional shares. For an explanation and illustration of the exchange ratio to be used in determining the number of shares of Avista common stock to be issued for each share of AERC common stock, see THE MERGER AGREEMENT – “Merger Consideration; Conversion of Shares in the Merger” on page 48.
Upon completion of the merger, the current directors and officers of Avista will continue to serve in their respective roles, and the new directors and officers of AERC will be selected officers of Avista. Avista will maintain its current headquarters in Spokane, Washington, but has also agreed to maintain the current headquarters of AERC for a period of at least two years following the Closing. Until the merger has received all necessary approvals and the parties complete the merger, Avista and AERC will continue operating as separate entities. The companies are targeting the completion of the merger by July 1, 2014, subject to receipt of the necessary shareholder and regulatory approvals discussed in this document, although the parties cannot assure completion by any particular date.

Background of the Merger
The AERC Board of Directors has engaged in a regular strategic planning process, including evaluating potential strategic opportunities. On August 3, 2012, the AERC Board of Directors held a meeting with members of AERC and AEL&P management to analyze strategic alternatives for AERC. In light of the business, operations, financial condition, ownership structure, competitive position and prospects of AERC and the nature of the industry in which AERC participates, the AERC Board of Directors directed AERC’s management to evaluate the potential sale of the company.
On October 11, 2012, William A. Corbus, AERC’s Chairman of the Board and President, received a presentation from Stifel, Nicolaus & Company (“Stifel”) which he subsequently discussed with the AERC Board of Directors with respect to the environment for mergers and acquisitions in the utility market and for AERC.
On November 30, 2012 and December 7, 2012, the AERC Board of Directors held meetings with members of AERC and AEL&P management to further discuss the potential sale of AERC. Following such discussions, the AERC Board of Directors selected Stifel as its financial advisor for the proposed sale and, following the negotiation and execution of an engagement letter with Stifel on March 1, 2013, directed Stifel and AERC’s management to identify and contact potential acquirors for AERC.
In early May 2013, Stifel began contacting prospective buyers regarding a sale of AERC. As part of that process, on May 23, 2013, Parker Weil, Managing Director of Stifel, contacted Mark Thies, Senior Vice President and Chief Financial Officer of Avista, to inquire about Avista’s interest in an un-named regulated electric utility company located in a single Pacific Northwest state. After initial internal consideration of the potential opportunity, Kevin Christie, Senior Director of Finance of Avista, responded to Mr. Weil on May 23, 2013 requesting additional information and the proposed form of confidentiality agreement required in order to learn more about the potential opportunity.
In May and early June 2013, AERC negotiated and executed confidentiality agreements with Avista and thirteen other interested prospective acquirors and provided such prospective acquirors with certain preliminary due diligence information concerning AERC and its subsidiaries. As part of such process, Avista and AERC exchanged comments on a draft confidentiality agreement between May 23rd and May 28th, and on May 28, 2013, Avista and AERC executed a confidentiality agreement to govern the provisions of preliminary due diligence information on AERC. Between May 28th and June 14, 2013, AERC provided Avista with certain preliminary due diligence information concerning AERC and its subsidiaries.
In June 2013, AERC received confidential indications of interest from five prospective acquirors, including from Avista on June 14, 2013, outlining the principal terms and conditions by which such parties proposed to acquire AERC and its subsidiaries.
On June 21, 2013, the AERC Board of Directors held a meeting with members of AERC and AEL&P management and representatives from Stifel, Faulkner Banfield, P.C. (“Faulkner”), legal counsel to AERC, and Morrison & Foerster LLP (“Morrison”), legal counsel to AERC, to discuss the status of the sale process, evaluate the indications of interest received from prospective acquirors, analyze the characteristics of such prospective acquirors, discuss the AERC Board of Director’s fiduciary duties and determine future direction regarding the proposed sale process. Following such discussion, the AERC Board of Directors directed Stifel and AERC’s management to continue to negotiate with a number of prospective acquirors and request revised offers therefrom.
Between July 9, 2013 and July 16, 2013, Mr. Corbus, Timothy McLeod, AEL&P’s President, Constance Hulbert, AEL&P’s Vice President, Secretary and Treasurer, and Scott Willis, AEL&P’s Vice President and Generation Engineer, held a series of meetings in Seattle, Washington with representatives from three prospective acquirors, including Avista on July 16, 2013, to discuss AERC’s business performance, financial metrics and growth trends, and regulatory and operating environment, the feasibility of a business combination between AERC and any of such parties, and the strategic direction for a combined company.
On July 19, 2013, the AERC Board of Directors held a meeting with members of AERC and AEL&P management and representatives from Stifel, Morrison and Faulkner to discuss the status of discussions with prospective acquirors, the characteristics of such parties and management’s initial impressions thereof following the recently completed management presentations, material considerations for a transaction and the expected timeline for the sales process.
On July 31, 2013, John Cesarz, a director of Stifel, informed Mr. Christie that Avista’s indication of interest was sufficient to permit Avista to continue with second round activities, including a visit to certain AERC facilities, meetings with AERC personnel and access to additional due diligence materials. The transmittal also included a form of Merger Agreement for Avista’s review and comment.
Between July 31, 2013 and September 6, 2013, Avista undertook additional due diligence activities and engaged the services of selected outside advisers to assist Avista in its due diligence activities.
Between August 12, 2013 and August 16, 2013, Mr. Corbus, as well as other executives on AERC’s management team, held an additional series of meetings with representatives from three prospective acquirors, including Avista, in Juneau, Alaska, to provide such parties the opportunity to conduct additional in-person diligence. As part of such meetings and Avista’s due diligence activities, on August 13 and 14, 2013, Dennis P. Vermillion, Senior Vice President and President of Avista Utilities, Don F. Kopczynski, Vice President of Energy Delivery and Customer Service, Mr. Christie, together with several other representatives of Avista responsible for generation, transmission and environmental matters, made site visits to AEL&P’s generating stations and service areas and participated in meetings with their counterparts at AEL&P. Their AEL&P counterparts included Mr. Corbus, Mr. McLeod, Ms. Hulbert, Mr. Willis and Eric Eriksen, AEL&P’s Vice President and Transmission and Distribution Engineer.
On August 20, 2013, the AERC Board of Directors held a meeting with members of AERC and AEL&P management and representatives from Stifel, Morrison and Faulkner, to discuss the recently completed management presentations, the characteristics and management’s views of prospective acquirors, and material timing and strategic considerations for a transaction.

On September 6, 2013, three potential acquirors, including Avista, submitted confidential second round bids for the acquisition of AERC and its subsidiaries.
On September 11, 2013 and September 12, 2013, the AERC Board of Directors held meetings with members of AERC and AEL&P management and representatives from Stifel, Morrison and Faulkner to discuss the status of negotiations with prospective acquirors, evaluate the features of the revised offers received from such prospective acquirors and strategic considerations related thereto, and determine future direction regarding the proposed sale process. The AERC Board of Directors discussed, among other things, the AERC Board of Directors’ preferences among the prospective acquirors, the characteristics thereof, and preferred strategy with regards to each as well as the issues the AERC Board of Directors considered in determining such preferences and strategy, including without limitation, the economic, risk allocation and other terms offered, the impact of the transaction on various AERC stakeholders, certain risks related to the transaction and the certainty of completing a transaction with the various prospective acquirors. Based on the foregoing, the AERC Board of Directors viewed Avista’s offer as superior to competing offers and opportunities and directed Stifel and AERC’s management to negotiate primarily with Avista moving forward.
On September 16, 2013, Mr. Weil and Mr. Cesarz informed Mr. Christie that Avista had been selected as the party with which AERC wanted to pursue negotiations of a definitive merger agreement for the acquisition of AERC and its subsidiaries.
Between September 16, 2013 and November 4, 2013 Avista’s management, and legal and financial advisors, worked with AERC’s management, and legal and financial advisors, to finalize the terms and conditions of the Merger Agreement. Avista also continued its due diligence activities during this period.
On October 30, 2013, the Avista Board of Directors held a meeting, at which members of Avista’s management provided an update as to the potential acquisition of AERC, and summarized various operational and financial aspects of AERC. Members of Avista’s management also described the due diligence that had been conducted to date with respect to AERC, summarized their findings and described the transaction timeline and next steps. By resolutions adopted at that meeting, the Avista Board of Directors unanimously approved the merger and the Merger Agreement and authorized representatives of Avista’s management to execute the Merger Agreement.
On October 31, 2013, the AERC Board of Directors held a meeting, at which members of AERC’s management, Stifel and Morrison provided an update as to the potential acquisition of AERC by Avista. The AERC Board of Directors also discussed matters involving the interest of AERC and AEL&P management team in the potential transaction. The AERC Board of Directors discussed with representatives of Stifel and AERC’s management the potential financial and strategic benefits that AERC shareholders might receive in a combination with Avista, as well as the potential risks related thereto, and a comparison of those risks and benefits to competing offers and opportunities. The AERC Board of Directors discussed the key items to be addressed in evaluating a combination with Avista, including the combined company strategy and organizational structure to support that strategy, the financial and other key terms of the proposed transaction, the potential impact of the transactions on stakeholders of AERC and the parties’ regulatory approval strategy. The members of the AERC Board of Directors considered the information presented at the meeting and at prior meetings and, by unanimous vote, determined that the Merger Agreement and the merger were advisable and in the best interests of AERC and its shareholders, approved the plan of merger contained in the Merger Agreement, and authorized representatives of AERC’s management to execute the Merger Agreement.
On November 4, 2013, Avista and AERC executed the Merger Agreement. A joint press release announcing the merger was issued on November 4, 2013.

AERC’s Reasons for the Merger
In reaching its decision to approve the Merger Agreement and recommend its approval by the AERC shareholders, the AERC Board of Directors consulted with AERC’s management and its legal and financial advisors, and considered a variety of factors with respect to the merger, including those matters discussed in “THE MERGER—Background of the Merger” on page 32. The following discussion of the information and factors considered by the AERC Board of Directors is not exhaustive. In view of the wide variety of factors considered in connection with the merger, the AERC Board of Directors did not consider it practical, nor did it attempt, to quantify or otherwise assign relative weight to different factors it considered in reaching its decision. In addition, individual members of the AERC Board of Directors may have given different weight to different factors. The AERC Board of Directors considered this information as a whole, and overall considered it to be favorable to, and in support of, its determination and recommendations.
In addition to the interests of certain directors and executive officers of AERC (see THE MERGER— “Interests of Certain Persons in the Merger” on page 36), among the material information and factors considered by the AERC Board of Directors were the following:

•
Alternatives to the Merger. Following a careful review of the strategic alternatives to the merger, including alternative competing offers and continuing to operate as a stand-alone entity, and in light of the current business, operations, financial condition, competitive position and prospects of AERC, and the nature of the industry in which AERC participates, none of the alternatives available to AERC are, in the view of AERC’s Board of Directors, as or more favorable to AERC and its shareholders than the merger.

•
Consideration to be received under the terms of the Merger Agreement. The amount, type, timing, conditions, adjustments and contingencies of and with respect to the consideration to be received by the shareholders of AERC in connection with the merger (including, without limitation, the floor and ceiling prices related to the exchange ratio with respect thereto), as well as the other financial terms of the Merger Agreement, are, in the view of AERC’s Board of Directors, fair and reasonable to the shareholders of AERC and provide the shareholders of AERC with enhanced liquidity in a tax efficient manner.

•
Terms of the Merger Agreement. The additional terms of the Merger Agreement and other agreements referenced in the Merger Agreement, attached thereto or contemplated thereby, including, among others, the operation of the escrow and indemnification arrangements, restrictions on operations between signing and closing, and conditions to the parties’ obligations to consummate the merger, are, in the view of AERC’s Board of Directors, fair and reasonable to the shareholders of AERC.

•
Condition and Prospects of Avista and Combined Operations. The business, operations and financial condition of Avista following the merger, including the scale, scope and geographic diversification of Avista following the merger, were superior to those of AERC on a stand-alone basis.

•
Management Succession and Shareholder Liquidity. Avista’s experience in the utility industry, similar corporate culture and focus, and broad shareholder base and trading volume as a publicly traded NYSE listed company provided a compelling solution to the AERC Board of Directors’ desire to provide its long-term shareholder base additional liquidity and address AERC management succession plans and related issues which the AERC Board of Directors had been evaluating and considering.

•
Impact on Stakeholders. Due to Avista’s expertise and experience in managing regulated utilities, the cultural similarities between Avista and AERC, the common strategic visions for the future of AERC shared by AERC and Avista, and certain contractual assurances in the Merger Agreement increasing the likelihood of effective implementation of such strategic visions (including covenants with respect to (i) compensating, providing benefits to, and retaining the employees of AERC and its subsidiaries following the consummation of the merger (as of the date of this document, only AEL&P has employees), (ii) maintaining AERC’s existing corporate offices in Juneau, Alaska and (iii) continuing the charitable contribution practices and the community support practices of AERC and its subsidiaries), the merger is expected to continue AERC’s strategic focus on its stakeholders including the ratepayers, employees, shareholders and other business relationships of AERC and its subsidiaries.

•
Likelihood of Completion of the Merger. Each party’s experience in working closely with its respective state regulators is anticipated to enhance the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will timely receive all requisite regulatory approvals without imposition of unfavorable conditions or delay that could jeopardize the parties’ ability or desire to close the merger. Such profile helps mitigate the risks and costs to AERC relating to the announcement and pendency of the merger and if the closing of the merger is not timely, or if the merger does not close at all, the impact on AERC’s relationships with employees, customer, suppliers, regulators and other business relationships and the costs of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger.
The AERC Board of Directors believed that, overall, the potential benefits of the merger to AERC and AERC’s shareholders outweighed the risks considered by the AERC Board of Directors.
The AERC Board of Directors recognized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this discussion of the reasoning of the AERC Board of Directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors referred to under the heading FORWARD-LOOKING STATEMENTS on page 24.

Interests of Certain Persons in the Merger
Members of the AERC Board of Directors and executive officers and employees of AERC and its subsidiaries may have interests in the merger that are different from, or are in addition to, the interests of AERC shareholders generally. The AERC Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in determining to recommend to AERC shareholders to approve the Merger Proposal.
Continuing Service
The Merger Agreement provides that, for a period of two years following completion of the merger, employees of AERC and its subsidiaries (as of the date of this document, only AEL&P has employees) will receive compensation (including any annual incentive compensation opportunities and bonuses) and benefits (including pension and retiree medical benefits) that are each in the aggregate no less favorable than the compensation and benefits provided to such employees immediately prior to the completion of the merger. The Merger Agreement further provides that, during such time period, the employment of such employees may not be terminated absent cause (as determined by Avista in its reasonable discretion) and provides for certain other favorable provisions with respect to benefits for such individuals. Such covenants with respect to employment and benefit arrangements will apply to employees who are subject to a collective bargaining agreement only to the extent that such employment terms are not negotiated pursuant to such collective bargaining agreement or are negotiated pursuant to collective bargaining, but are intended to be equivalent to the employment terms, compensation and employee benefits of employees of AERC and its subsidiaries who are not subject to a collective bargaining agreement. Avista will honor the commitments of AERC and its subsidiaries under existing collective bargaining agreements.
Indemnification and Insurance
The Merger Agreement provides that, following the completion of the merger, AERC will (i) continue to fulfill and honor in all respects the obligations of AERC and any of its subsidiaries pursuant to any agreement of the foregoing providing for the indemnification of its officers or directors (which would include, without limitation, indemnification agreements entered into by the foregoing with AERC shortly prior to the signing of Merger Agreement), (ii) cause the articles of incorporation of AERC following the merger to contain the provisions with respect to exculpation from liability currently set forth in AERC’s articles of incorporation and not permit any such provisions, or any provisions of the organizational documents of any subsidiary of AERC, to be amended, repealed or otherwise modified after the Closing of the merger in any manner that could adversely affect the rights thereunder of such parties and (iii) continue to maintain the level and scope of the directors’ and officers’ liability insurance policies maintained by AERC as of the time of the Merger Agreement for six years following the consummation of the merger subject to certain limitations on the amount of premiums payable under such policies. See THE

MERGER AGREEMENT – “Certain Covenants Of Avista And AERC – Director And Officer Indemnification on page 54 for further information.
Other Interests
William A. Corbus, an officer, director and major shareholder of AERC, and certain of his relatives have substantial ownership interests in AERC. Mr. Corbus is the largest shareholder of AERC stock, owning approximately 42.2% of AERC’s outstanding shares as of December 31, 2013. Additionally, certain relatives of Mr. Corbus, including G. Barclay Corbus, William A. Corbus’ brother and a director of AERC, and relatives thereof, additionally owned approximately 15.2% of the outstanding shares of AERC as of December 31, 2013. Mr. Corbus will also serve as the shareholders’ representative under the Merger Agreement and be reimbursed for costs and expenses incurred in such capacity. Such expenses include overhead (including without limitation, reimbursement for continued rent payments for Mr. Corbus’ office) and legal expenses. Certain other directors, executive officers and/or employees of AERC and/or its subsidiaries, or the relatives or affiliates thereof, also hold ownership interests in the Company. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AERC on page 59 for further information regarding the beneficial ownership of the executive officers and directors of AERC. The merger transaction has been structured to limit the tax impact of the merger and to provide liquidity. While AERC believes that these attributes should benefit all AERC shareholders, they will be of particular value to the foregoing individuals given the magnitude of their shareholdings.

Avista’s Reasons for the Merger
In evaluating the merger and the Merger Agreement, the Avista Board of Directors consulted with Avista’s management and legal and financial advisors, and considered a variety of factors with respect to the merger, including those matters discussed below. In view of the wide variety of factors considered in connection with the merger, the Avista Board of Directors did not consider it practical, nor did it attempt, to quantify or otherwise assign relative weight to different factors it considered in reaching its decision. In addition, individual members of the Avista Board of Directors may have given different weight to different factors. The Avista Board of Directors considered this information as a whole, and overall determined that proceeding with the merger was in the best interests of Avista and its shareholders.
The Avista Board of Directors considered a number of factors pertaining to the rationale for the merger, including the following:

•
Increased Scale and Scope. Acquiring AERC, and specifically AEL&P, is consistent with Avista’s strategy of growing its utility operations in a manner that provides long-term and stable benefits to Avista’s customers, employees, shareholders and the communities it serves. Both Avista and AERC have vertically integrated electric utility operations with extensive experience in hydroelectric and thermal operations. The combined company will have more geographic diversity with the addition of Alaska electric utility operations.

•
Improved Business Risk Profile. The combined company would be expected to have an improved business risk profile due to the increased proportion of regulated earnings and cash flows following completion of the merger.

•
Cultural Fit. The assets, operations and culture of Avista and AERC and AEL&P are a good fit. Both companies have a similar focus on providing reliable service to customers with a high level of customer satisfaction and cost-effective pricing, providing opportunities for employees, earning a reasonable return for shareholders, and being involved in, and supportive of, the communities the companies serve.

Management Following the Merger

Neither the Avista Board of Directors nor the executive officers of Avista will change with the consummation of the merger. Information about Avista’s Board of Directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and Avista, can be found in Avista’s proxy statement for the 2013 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2012, both of which are filed with the SEC and incorporated by reference herein. For more details about how you can obtain copies of Avista’s proxy statement and Form 10-K, see WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA on page 69.

Indemnification and Insurance
The Merger Agreement provides that, following the completion of the merger, AERC as the surviving company will maintain the existing indemnification agreements of AERC or its subsidiaries providing for the indemnification of AERC officers or directors, maintain certain other indemnification rights and provide for a directors’ and officers’ liability insurance policy providing comparable coverage to the directors’ and officers’ liability insurance policy in place immediately prior to the execution of the Merger Agreement for all current and former directors and officers of AERC for a period of six years from the Closing Date. See THE MERGER AGREEMENT – “Certain Covenants Of Avista And AERC – Director And Officer Indemnification” on page 54.

Listing of Avista Common Stock
The Merger Agreement provides that the sales of Avista common stock to be issued to AERC shareholders in connection with the merger shall be approved for listing on the NYSE, subject to official notice of issuance.

Dividends
The parties agreed in the Merger Agreement that prior to the Closing, AERC will use its commercially reasonable efforts to pay one or more special dividends to its shareholders and/or prepay indebtedness in an aggregate amount of at least $8 million less aggregate out-of-pocket fees paid to brokers, financial advisors, accountants and legal advisors by AERC in connection with the merger. An initial dividend of an aggregate $4 million was paid to AERC shareholders on December 1, 2013, and AERC currently anticipates paying a second dividend in an amount to be determined shortly before the Closing in order to satisfy such contractual obligations under the Merger Agreement.
If the merger is completed, as holders of Avista common stock, former AERC shareholders will receive dividends when and as declared by the Avista Board of Directors and paid on all shares of Avista common stock. See RISK FACTORS— “Risks Related To An Investment In Avista Common Stock” on page 19 and MARKET INFORMATION AND DIVIDENDS on page 14.

Material U.S. Federal Income Tax Considerations
The following is a general summary of the material U.S. federal income tax consequences of the merger to AERC shareholders that are U.S. persons (as defined below) and that receive shares of Avista common stock in exchange for their shares of AERC stock in the merger. This discussion and the opinions of counsel referred to below are based on the Code, Treasury Regulations promulgated thereunder, administrative interpretations thereof and court decisions, all of which are subject to change, possibly with retroactive effect, as of the date of the registration statement on Form S-4 of which this information statement/prospectus is a part. Any such change could affect the accuracy of the statements below regarding the U.S. federal income tax consequences of the merger.
This discussion applies only to AERC shareholders that are U.S. persons (as defined below) that hold their shares of AERC stock, and will hold the shares of Avista common stock received in exchange therefor, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences of the merger that may be relevant to a particular AERC shareholder, including a shareholder that is subject to special tax rules. Some examples of shareholders that are subject to special tax rules are:

•	dealers in securities;

•	banks and other financial institutions;

•	insurance companies;

•	mutual funds, regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	shareholders whose shares are part of a position in a “straddle” or are part of a “hedging”, “conversion” or “constructive sale” transaction;

•	shareholders that have a “functional currency” other than the U.S. dollar;

•	shareholders that are not U.S. persons;

•	shareholders that own their shares indirectly through partnerships, S corporations, trusts or other entities that may be subject to special treatment; and

•	shareholders that acquired their shares of AERC stock through the exercise of stock options or otherwise as compensation, or through tax qualified retirement plans.
This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or U.S. federal taxes other than regular income taxes (for example, estate and gift taxes or the alternative minimum tax). This discussion also does not address the tax consequences of transactions undertaken prior to or in connection with the merger, including the receipt of any dividends from AERC, the exercise of options or the conversion of convertible stock or securities, any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or the tax consequences for any AERC shareholder that exercises dissenters’ rights in connection with the merger.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of AERC stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) that own AERC stock and partners of partnerships (and owners of other such entities) that hold AERC stock are urged to consult their own tax advisors about the tax consequences of the merger to them.
For purposes of this discussion, a “U.S. person” means:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust, the substantial decisions of which are controlled by one or more “United States persons” (as defined in the Code) and which is subject to the primary supervision of a U.S. court, or a trust that has elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
Holders of AERC stock that are not U.S. persons may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger to them under U.S. and non-U.S. tax laws.
AERC shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.
U.S. Federal Income Tax Consequences of the Merger
The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with this information statement/prospectus, Avista has received a tax opinion from Davis Wright Tremaine LLP and AERC has received a tax opinion from Morrison & Foerster LLP, each dated as of the date of this information statement/prospectus, to the effect that the merger will qualify as a reorganization (together, the “Tax Opinions”).
However, completion of the merger is not conditioned upon the delivery of any additional opinions from counsel dated as of the closing date of the merger, or any other determinations as of such date, that the merger will qualify as a reorganization. In addition, neither Avista nor AERC intends to obtain a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the merger, and the Tax Opinions will not bind the courts or preclude the Internal Revenue Service from adopting a position contrary to those expressed therein. Moreover, the Tax Opinions themselves are based on representation letters provided by Avista and AERC and on certain factual assumptions, including the assumption that, if any AERC shareholders dissent from the merger, the aggregate number of dissenting shares they hold and the aggregate amount of cash paid to them will not equal or exceed such number and amount as would cause the merger to fail to constitute a reorganization. If any of the representations or assumptions on which the Tax Opinions are based proves incorrect, either in whole or in part (and regardless of whether such inaccuracy has occurred or occurs as of the date of this information statement/prospectus or thereafter), the merger may not qualify as a reorganization.
Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the following are the anticipated material U.S. federal income tax consequences to AERC shareholders who exchange their shares of AERC stock for shares of Avista common stock pursuant to the merger:

•
An AERC shareholder generally will not recognize gain or loss on the receipt of Avista common stock upon the consummation of the merger. However, an AERC shareholder generally will recognize gain (but not loss) with respect to such shareholder’s pro rata share of the expense fund established for the Shareholders’ Representative (which pro rata share will be treated for U.S. federal income tax purposes as if it had been received by such AERC shareholder upon consummation of the merger). Expenditures on behalf of an AERC shareholder paid out of the expense fund will be treated as expenses incurred by such shareholder, and any subsequent release of unexpended funds to such shareholder will not result in additional income to such shareholder. Deductions for expenses related to the merger may be subject to limitations.

•
Cash received by an AERC shareholder in lieu of a fractional share of Avista common stock upon the consummation of the merger or from the escrow fund will be treated as received in exchange for that fractional share, and gain or loss generally will be recognized for U.S. federal income tax purposes on the receipt of such cash equal to the difference between the amount of cash received and the portion of the tax basis of such shareholder’s AERC stock allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if the AERC stock exchanged in the merger has been held for more than one year at the time of the merger.

•
An AERC shareholder generally should not recognize gain or loss on the receipt of Avista common stock released from the escrow fund and should recognize gain (but not loss) on the receipt of cash released from the escrow fund, except to the extent such amounts constitute cash received in lieu of a fractional share of Avista common stock (as discussed above) or interest income (as discussed below). Although unlikely, alternative characterizations of the escrow fund are possible for U.S. federal income tax purposes. In particular, the Internal Revenue Service could assert an AERC shareholder’s right to receive Avista common stock and cash representing dividends paid and interest accrued thereon, in itself, constitutes the taxable receipt by such shareholder of property other than Avista common stock, in which case such shareholder generally would recognize gain (but not loss) with respect to the receipt of such right upon the consummation of the merger. AERC shareholders are urged to consult their own tax advisors regarding the treatment of the escrow fund and amounts released from it. The remainder of this discussion assumes an AERC shareholder’s right to receive Avista common stock and cash from the escrow fund, in itself, will not be taxable upon the consummation of the merger.

•
Cash released to an AERC shareholder from the escrow fund will be reported to the Internal Revenue Service as interest to the extent it represents interest accrued on cash held in escrow during the escrow period. In addition, in the event Avista common stock and cash are released from escrow more than one year after the merger, a portion of such cash and, under certain limited circumstances, a portion of such Avista common stock, also will be reported as interest.

•
Each AERC shareholder’s aggregate tax basis in the Avista common stock received pursuant to the merger (including, for this purpose, such shareholder’s allocable share of Avista common stock placed in the escrow fund) generally will be the same as the aggregate tax basis in the AERC stock surrendered in exchange therefor, increased by the amount of any gain recognized in the merger, and decreased by (i) any cash received or treated as having been received for such AERC stock (other than cash received in lieu of a fractional share of Avista common stock) and (ii) the amount of any tax basis allocable to any fractional share of Avista common stock for which cash is received. If any shares of Avista common stock held in the escrow fund are released to Avista, each AERC shareholder will be required to recompute the tax basis of any remaining shares owned by such shareholder and, under certain circumstances, may be entitled to claim a capital loss if shares of Avista common stock were disposed of before such release. The holding period of Avista common stock received pursuant to the merger (including for this purpose, Avista common stock released from the escrow fund) generally will include the holding period of the AERC stock surrendered in exchange therefor. If an AERC shareholder has differing tax bases or holding periods in respect of such shareholder’s AERC stock, such shareholder should consult with a tax advisor in order to identify the tax bases and holding periods of the particular shares of Avista common stock that the shareholder receives.

If the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction. In that event, each AERC shareholder generally would recognize gain or loss for U.S. federal income tax purposes equal to the amount by which the sum of the fair market value of the Avista common stock and cash received (or treated as received) by such shareholder exceeded the aggregate tax basis in the AERC stock surrendered in exchange therefor. AERC shareholders are urged to consult their own tax advisors regarding the possibility of the merger failing to qualify as a reorganization and the tax consequences of such event. The remainder of this discussion assumes the merger will qualify as a reorganization.
Recordkeeping, Information Reporting, Backup Withholding and FIRPTA Withholding
An AERC shareholder will be required to retain records pertaining to the merger. Each AERC shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives shares of Avista common stock generally will be required to file a statement with such shareholder’s U.S. federal income tax return setting forth the names and employer identification numbers of Avista and AERC, the date of the merger, and such shareholder’s tax basis in, and the fair market value of, the AERC stock surrendered in the merger. A “significant holder” is a shareholder who, immediately before the merger, owned either (i) at least 1% (by vote or value) of the outstanding stock of AERC or (ii) securities of AERC with a tax basis of $1,000,000 or more and received Avista common stock in the merger.
Certain shareholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of Avista common stock, treated as received with respect to the Shareholders’ Representative expense fund or received in connection with the release of Avista common stock from the escrow fund. Shareholders who are subject to information reporting and who do not provide appropriate information on an IRS Form W-9 (or substitute Form W-9) when requested may also be subject to “backup withholding” currently at a rate of 28%, as well as penalties. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such shareholder’s U.S. federal income tax liability provided that the required information is properly furnished by the AERC shareholder in a timely manner to the Internal Revenue Service.
Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), the disposition of “United States real property interests” (“USRPIs”), including stock in certain U.S. corporations that own significant amounts of USRPIs (such corporations being referred to as “United States real property holding corporations” or “USRPHCs”), by an AERC shareholder who is not a “United States person” (within the meaning of the Code) is generally subject to withholding at a rate of 10% of the gross amount of consideration received in the disposition. Withholding is not required if appropriate certifications as to the shareholder’s non-foreign status are provided. Due to uncertainty regarding whether AERC may currently be, or at some point during the relevant period prior to the merger may have been, a USRPHC, AERC shareholders who do not provide the requested certification as to their status as United States persons will be subject to FIRPTA withholding in an amount equal to 10% of the gross proceeds that they otherwise would have been entitled to receive in the merger. Any amount withheld under the FIRPTA rules is not an additional tax, and in the case of a United States person, may be refunded or credited against such shareholder’s U.S. federal income tax liability, provided that the required information is properly furnished to the Internal Revenue Service by the AERC shareholder in a timely manner.
This discussion of material U.S. federal income tax consequences is for general information only and does not constitute tax advice. Holders of AERC stock are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift, alternative minimum and unearned Medicare contribution tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

Accounting Treatment
Avista will account for the merger as an acquisition of the business, which requires the assets and liabilities of AERC to be measured and recorded at their fair value. Such assets and liabilities, as so measured and recorded, will be included on the balance sheet of Avista and its consolidated subsidiaries. The results of operations of AERC will be included on the income statement of Avista and its consolidated subsidiaries from and after the effective time that control of AERC transfers to Avista, which will occur on the date of the merger. The business combination will be accounted for by applying what is referred to as the acquisition method, as described in Accounting Standards Codification Section 805-Business Combinations.

Dissenters’ Rights of AERC Shareholders
If the Merger Agreement is approved by the required vote of AERC shareholders and is not abandoned or terminated, holders of AERC common stock who did not approve the merger by voting their shares in favor of the Merger Proposal at the special shareholders meeting may, by complying with Section 574 and 576 of the Alaska Corporations Code, be entitled to dissenters’ rights as described therein and, if the merger is consummated, receive cash for the fair market value of their AERC common stock. The record holders of the shares of AERC common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the merger are referred to herein as “dissenting shareholders,” and the shares with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares.”

Please note that if you wish to receive your portion of the Merger Consideration set forth in the Merger Agreement and do not intend to exercise your dissenters’ rights, you do not need to take any action with respect to the information and materials set forth under this section, “Dissenters’ Rights of AERC Shareholders.”
The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Alaska Corporations Code and is qualified in its entirety by reference to Sections 574 through 582 of the Alaska Corporations Code, the full text of which are attached to this information statement/prospectus as Annex C and incorporated herein by reference. Annex C should be reviewed carefully by any AERC shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters’ rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that AERC shareholders exercise their dissenters’ rights.
ANY HOLDER OF AERC COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. TO PERFECT AND EXERCISE SUCH RIGHTS, DISSENTING SHAREHOLDERS MUST STRICTLY FOLLOW THE SPECIFIC PROCEDURES AND TIMELINES PRESCRIBED BY THE ALASKA CORPORATIONS CODE. FAILURE TO TIMELY FOLLOW THE STEPS REQUIRED FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF THESE RIGHTS.
In order to exercise the right to dissent, a shareholder must satisfy each of the following requirements under Alaska law:

•
the shares of AERC common stock must have been outstanding and held of record by the dissenting shareholder on         , 2014, the record date for the special meeting of shareholders at which the Merger Proposal is submitted to a vote;

•
the shareholder must file with AERC, before or at the special meeting of shareholders at which the Merger Proposal is submitted to a vote, a written objection to the Merger Proposal, including a notice of election to dissent, the shareholder's name and residence address, the number and classes of shares as to which the shareholder dissents, and a demand for payment of the fair value of the shares if the action is taken; and

•
at the time of filing the notice of election to dissent, or within thirty days thereafter, the shareholder must submit to AERC or its transfer agent stock certificates representing the shares for which dissenters’ rights are claimed, if certificates have been issued, and AERC or its transfer agent will note on the certificate that an election to dissent has been made with respect to such shares.

Unless a court, for good cause shown, otherwise directs, a dissenting shareholder who fails to comply with the requirement to return such dissenting shareholder’s stock certificate loses the right to dissent granted by Sections 574 through 582 of the Alaska Corporations Code, if the surviving company gives written notice that the dissenting shareholder’s right to dissent will be lost within forty-five days from the date that such dissenting shareholder filed the notice of election to dissent. Voting against the Merger Proposal or abstaining from voting for the Merger Proposal does not in and of itself constitute a demand for appraisal under Alaska law.
Pursuant to Section 576 of the Alaska Corporations Code, within ten days of the shareholder vote authorizing the transaction, AERC is required to give written notice of such shareholder approval to all shareholders who have filed an election to dissent and any shareholders who did not vote in favor of the Merger Proposal and was not given notice of the meeting. If a shareholder did not receive notice of the AERC special meeting in accordance with the Alaska Corporations Code, that shareholder is excused from filing an election to dissent at or before the special meeting of the shareholders, but instead must file a written election of dissent within twenty days of receiving such written notice from AERC of the shareholder vote authorizing the merger.

Upon completion of the merger, all shareholders who have made an election to dissent with regard to the merger will cease to have the rights of a shareholder and instead will have only the right to be paid the fair value for the shares of AERC common stock for which dissenter's rights are perfected under the Alaska Corporations Code.
A dissenting shareholder may withdraw its election to dissent within sixty days of the Closing Date, so long as such shareholder has not already accepted a settlement payment for the fair market value of the shares. In order to be effective, any such withdrawal must be accompanied by the return of any advance payment previously made by the surviving company to such dissenting shareholder. The period for withdrawal may be extended for sixty days from the date an offer is made to the dissenting shareholders for payment of the fair value. A shareholder may not withdraw its election to dissent following the expiration of such period without the consent of the surviving company.
Pursuant to Section 578 of the Alaska Corporations Code, within fifteen days after the Closing Date, or within fifteen days after the expiration of the period within which dissenting shareholders’ may file their notice of election to dissent, whichever is later, the surviving company is required to make a written offer to all dissenting shareholders to pay the amount the surviving company estimates to be the fair value of the shares of AERC common stock. The offer is to be made at the same price to all shareholders, and must be accompanied by:

•	the most recent balance sheet of AERC produced in the twelve months before such offer;

•	a profit and loss statement of AERC for at least the twelve months preceding the date of the balance sheet;

•	a statement of the total number of shares with respect to which notices of election to dissent have been received and the total number of dissenting shareholders;

•	a copy of Sections 578 and 580 of the Alaska Corporations Code; and

•
advance payment of the estimated fair value offered for the shares (or a notice of the amount of the advance payment if the dissenting shareholder has not yet submitted such shares), with a notice advising the dissenting shareholder that acceptance of such amount is not a waiver of dissenters rights under the Alaska Corporations Code.

If a dissenting shareholder does not object to the payment offered within thirty days after the advance payment is made to such dissenting shareholder, the dissenting shareholder will be deemed to have accepted the offered payment as fair value for the AERC common stock.
If the surviving company fails to make the offer of its estimated fair value for the shares or if the dissenting shareholder rejects the offer within the thirty day period described above, then within twenty days after the expiration of such thirty day period, the surviving company must file a petition in the Juneau Superior Court requesting that the fair value of the shares be determined. If the surviving company fails to file such a petition, a dissenting shareholder may file such a petition within thirty days after the expiration of the twenty day period in which the surviving company had an obligation to file such petition. All dissenting shareholders who have rejected the offer from the surviving company for payment of estimated fair value will be made a party to the action, and the court shall determine the fair value of the shares as of the close of business on the day before the vote was taken to approve the merger. Payment of the fair value as determined by the court must be made by the surviving company to those dissenting shareholders who were a party to such court action within sixty days after the final determination of the proceeding. The jurisdiction of the court shall be plenary and exclusive.
In determining the fair market value of the dissenting shares, the court may appoint one or more impartial appraisers to make the determination and grant them such power and authority as the court may specify in the order of appointment. The fair value determination will include a rate of interest deemed fair and equitable by the court from the date on which the vote was taken until the payment date, provided that the court is not required to provide for interest to be paid if the court believes the dissenting shareholder’s refusal to accept the offer of estimated fair value from the surviving company was arbitrary, vexatious or otherwise in bad faith.

Each party must bear its own costs and expenses relating to the appraisal action. However, the court may require the dissenting shareholders to pay all or part of the costs and fees of the surviving company if the court determines that the refusal to accept the surviving company’s offer of fair value was arbitrary, vexatious or otherwise in bad faith. Likewise, if the court determines the fair value offered was materially less than the fair value for the shares determined by the court, if the surviving company failed to make an offer or a required advance payment to the dissenting shareholders or timely institute certain special proceedings, or if the action of the surviving company in complying with its obligations as provided in Sections 574 through 582 of the Alaska Corporations Code was arbitrary, vexatious, or otherwise in bad faith, the court may require the surviving company to pay part or all of the costs and fees of the dissenting shareholders.
AERC shareholders considering whether to exercise dissenters’ rights should consider that the fair value of their AERC common stock determined under Section 578 or Section 580 of the Alaska Corporations Code could be more than, the same as or less than the value of Merger Consideration to be paid in connection with the merger, as set forth in the Merger Agreement. In fixing the fair value of the shares, the court will consider the nature of the transaction giving rise to the right to dissent, its effects on the surviving company and the AERC shareholders, the concepts and methods customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and other relevant factors. Also, AERC reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of AERC common stock is less than the value of the Merger Consideration to be issued and paid in connection with the merger, as set forth in the Merger Agreement.
Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. AERC shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with the dissenters’ rights provisions of the Alaska Corporations Code. Any AERC shareholder who fails to comply with the requirements of the dissenters’ rights provisions of the Alaska Corporations Code, attached as Annex C to this information statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the Merger Consideration to be issued and paid in connection with the merger, as set forth in the Merger Agreement.

Capital Structure Following the Merger
If the merger is completed, Avista intends to cause AERC and AEL&P to incur additional indebtedness so that, after the merger, the consolidated capital structure of AERC would more closely resemble the consolidated capital structure of Avista before the merger.

Principal Corporate Offices
Following the merger, Avista will maintain its current headquarters in Spokane, Washington, but has also agreed to maintain the current headquarters of AERC for a period of at least two years following the Closing.

Resale of Avista Common Stock
Shares of Avista common stock received in the merger by any AERC shareholder who becomes an “affiliate” of Avista upon or after completion of the merger (such as AERC officers who become officers of Avista after the merger) may be subject to restrictions on transfer arising under the Securities Act following completion of the merger. This document does not cover resales of shares of Avista common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

REGULATORY MATTERS

To complete the merger, Avista and AERC must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility and antitrust authorities. The material United States federal and state approvals, consents and filings are described below. Avista and AERC are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, Avista and AERC contemplate seeking or making such consents, approvals and filings.
Avista and AERC will seek to complete the merger by July 1, 2014. Although Avista and AERC believe that they will receive the required consents and approvals described below to complete the merger, the parties cannot give any assurance as to the timing of these consents and approvals or as to Avista’s and AERC’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that the parties will obtain such consents or approvals on terms and subject to conditions satisfactory to Avista and AERC.

Hart-Scott-Rodino Antitrust Improvement Act
The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the “FTC”) and until certain waiting periods have been terminated or have expired. Avista and AERC provided the required information to the Department of Justice and the FTC on November 26, 2013 and received notice of early termination of the waiting period on December 6, 2013. The early termination of the waiting period does not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the merger. Neither Avista nor AERC believes that the merger will violate federal antitrust laws, but the parties cannot guarantee that the Antitrust Division or the FTC will not take a different position. If the parties do not complete the merger within 12 months after the termination of the HSR Act waiting period, Avista and AERC will need to submit new information to the Antitrust Division and the FTC and wait for the expiration or early termination of a new HSR Act waiting period before the parties could complete the merger.

State Regulatory Approval
Avista is currently subject to regulation by the utility commissions of Washington, Idaho, Oregon and Montana. AEL&P is currently subject to regulation by the utility commission of Alaska. State utility commission approval of the issuance of securities in the merger is required by the UTC, the IPUC and the OPUC, and approval of the merger is required by the RCA. The Montana Public Service Commission has advised Avista that its approval is not required. The following subheadings contain a brief description of the required state regulatory commission approvals for the completion of the merger.
Washington Utilities and Transportation Commission
Under Washington law, in order to have the authority to issue additional shares of common stock in the merger and to provide management and other services to AERC and AEL&P after the merger, Avista is required to demonstrate to the UTC that such issuance would be in compliance with the requirements of state law and that Avista has complied with regulatory requirements with respect to the provision of such services. On December 4, 2013, Avista filed an application with the UTC demonstrating such compliance and seeking an order confirming such compliance. The application provides a description of the proposed transaction, including the expected recapitalization of AERC and AEL&P after the merger. On December 12, 2013, the UTC issued an order that confirms such compliance and evidences all necessary authority under Washington law.
Idaho Public Utilities Commission
Under Idaho law, in order to have the authority to issue additional shares of common stock in the merger, Avista is required to seek and receive from the IPUC an order approving such issuance. On December 4, 2013, Avista filed an application with the IPUC seeking such an order. The application provides a description of the proposed transaction, including the expected recapitalization of AERC and AEL&P after the merger. On March 3, 2014, the IPUC issued such an order.
Public Utility Commission of Oregon
Under Oregon law, in order to have authority to issue additional shares of common stock in the merger and to provide management and other services to AERC and AEL&P after the merger, Avista is required to seek and receive from the OPUC an order approving such issuance and the provision of such services. On December 4, 2013, Avista filed an application with the OPUC seeking such an order. The application provides a description of the proposed transaction, including the expected recapitalization of AERC and AEL&P after the merger. Avista expects the OPUC to act on its application on or before July 1, 2014.
Regulatory Commission of Alaska
Under Alaska law, authority granted by the RCA is required for a controlling interest in AEL&P, as a subsidiary of AERC, to be acquired by Avista. On December 4, 2013, Avista and AERC jointly filed an application with the RCA seeking an order granting such authority. The application provides background on each of the companies, a description of the proposed transaction, including the expected recapitalization of AERC and AEL&P after the merger, and Avista’s intended oversight of the operations of AEL&P following the merger, a discussion of the expected impact of the proposed transactions on the respective customers of Avista and AEL&P, and a statement regarding the fitness, willingness and ability of Avista to satisfy AEL&P’s public service obligations such that the acquisition is in the public interest. By law, the RCA must act on this application within six months of its submission.

THE MERGER AGREEMENT
Below is a summary of the Merger Agreement, which is attached to this information statement/prospectus as Annex B and is incorporated by reference into this document. You should read the Merger Agreement in addition to this Summary.
Cautionary Statement Concerning Representations and Warranties Contained in the Merger Agreement
The Merger Agreement, this summary of its terms and disclosures about and regarding other agreements included or incorporated by reference in this information statement/prospectus are included to provide investors and shareholders with information regarding the terms of the Merger Agreement and such other agreements, and are not intended to modify any other factual disclosures about Avista, AERC or the other parties to the agreements made in filings with the SEC. The Merger Agreement contains representations and warranties made by each of the parties and other agreements likewise may contain representations and warranties made by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement, and not for the purpose of providing information to be relied upon by shareholders of Avista or AERC. Accordingly, in reviewing the representations and warranties in the Merger Agreement or such other agreements and the descriptions of them included or incorporated by reference in this information statement/prospectus, it is important to bear in mind that the representations and warranties: should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; may apply standards of materiality in a way that is different from what may be material to investors; were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and will not be revised notwithstanding more recent developments; and may not describe the actual state of affairs as of the date they were made or at any other time. Information about Avista can be found elsewhere in this information statement/prospectus and in other public filings Avista makes with the SEC. Information about AERC can also be found elsewhere in this information statement/prospectus.

General
The Boards of Directors of both Avista and AERC have unanimously approved the Merger Agreement, which provides for the acquisition by Avista of AERC through the merger. The merger will result in Merger Sub, an Alaska corporation and wholly-owned subsidiary of Avista, merging with and into AERC, so that AERC, as the surviving entity, will become a wholly-owned subsidiary of Avista. The merger will become effective upon the filing of the agreement of merger and other appropriate documents with the Division of Corporations, Business & Professional Licensing of the Department of Commerce, Community and Economic Development of the State of Alaska, as referenced in the Merger Agreement. In exchange for their shares of AERC common stock, AERC shareholders will receive shares of Avista common stock. AERC shareholders will not have any direct equity ownership interest in the surviving company.

Merger Consideration; Conversion of Shares in the Merger
The Merger Consideration is equal to $170 million, (a) increased by the amount of cash and cash equivalents of AERC and any AERC subsidiary as of immediately prior to the Closing (prior to the payment of any transaction expenses by AERC), (b) decreased by the amount of outstanding indebtedness immediately prior to the Closing under certain loans outstanding to AERC, but not including (i) inter-company indebtedness among AERC and any subsidiary of AERC or (ii) amounts owing by AERC or any subsidiary of AERC pursuant to certain agreements related to the Snettisham hydroelectric project, (c) decreased by the amount of certain transaction expenses payable by AERC, (d) decreased by the $500,000 cash deposit to an account for reimbursement of expenses to the Shareholders’ Representative, (e) if the estimated net working capital of AERC at the Closing exceeds the target net working capital agreed to by the parties in the Merger Agreement, increased by the amount of such excess, and (f) if target net working capital agreed to by the parties in the Merger Agreement exceeds the estimated net working capital at the Closing, decreased by the amount of such excess. Based on current estimates of the adjustments referred to in clauses (a) through (f) above, the Merger Consideration (as adjusted) is estimated to be approximately $145 million. The Merger Consideration of $170 million (before adjustments) includes goodwill of approximately $48 million.
After the Closing of the merger, the parties will determine AERC’s actual net working capital as of the Closing, and, (a) if such amount exceeds the estimated net working capital at the Closing, Avista will issue to the AERC shareholders the amount of such excess in the form of additional shares of Avista common stock valued at the Conversion Price and (b) if the estimated net working capital at the Closing exceeds such amount, such amount shall be released to Avista from the escrow fund in the form of additional shares of Avista common stock valued at the Conversion Price.
AERC had 114,504 shares of common stock outstanding at December 31, 2013. Assuming no change in this number of shares at the Closing Date of the merger, the Merger Consideration, as estimated above, for each share of AERC common stock (the “AERC Per Share Amount”) would be approximately $1,266.33, payable in shares of Avista common stock. For this purpose, except as noted below, shares of Avista common stock will be valued at the Avista Average Closing Price, which is the average closing price of Avista common stock as reported on the composite tape for the ten trading days immediately preceding but not including the trading day prior to the Closing Date.
Each share of AERC common stock will be converted into a number of shares of Avista common stock equal to the actual AERC Per Share Amount divided by the Conversion Price, which is (i) $21.48, if the Avista Average Closing Price is less than or equal to $21.48, (ii) the Avista Average Closing Price, if the Avista Average Closing Price is greater than $21.48 and less than $34.30 or (iii) $34.30, if the Avista Average Closing Price is greater than or equal to $34.30.
For example, if the AERC Per Share Amount were $1,266.33 per share and the Avista Average Closing Price were $27.50, each share of AERC common stock would be converted into 46.05 shares of Avista common stock. As described further below, approximately 90% of such amount would be payable in connection with the Closing and approximately 10% of such amount would be deposited into an escrow fund. See THE MERGER AGREEMENT— “Escrow Fund” on page 49.

As noted above, the Merger Consideration is subject to the adjustments referred to in clauses (a) through (f) in the first paragraph of this subsection, as well as the post-Closing net working capital adjustments referred to in the second paragraph of this subsection, and cannot be determined with any degree of certainty at this time. In addition, the number of AERC shares outstanding may change, although any such change is not expected at this time to be material. Finally, the market price of Avista common stock cannot be predicted. See FORWARD-LOOKING STATEMENTS on page 24, RISK FACTORS – “Risks Relating to an Investment in Avista Common Stock” on page 19 and MARKET INFORMATION AND DIVIDENDS on page 14.

Fractional Shares
No fractional shares of Avista common stock will be issued in connection with the merger and no dividends or other distributions with respect to the Avista common stock will be payable on or with respect to any fractional share. Specifically, no fractional shares of Avista common stock will be issued to former AERC shareholders at the Closing of the merger, and no fractional shares of Avista common stock will be deposited in or released from the escrow fund. In lieu of the issuance of any such fractional share, Avista will pay to each former AERC shareholder who otherwise would be entitled to receive a fractional share of Avista common stock, or deposit in the escrow fund, an amount in cash (without interest) determined by multiplying (a) the fraction of a share of Avista common stock which such holder would otherwise be entitled to receive (aggregating all fractional shares such holder would otherwise be entitled to receive at such time) by (b) the Conversion Price.

Escrow Fund
At the Closing, Avista will deduct from the Merger Consideration payable to AERC shareholders and deposit with Computershare Trust Company, as escrow agent, shares of Avista common stock (valued at the Conversion Price) in an amount equal to 10% of the sum of (a) the Merger Consideration (as adjusted) and (b) $500,000 (the amount deposited into the Shareholders’ Representative expense fund). The escrowed shares will not be voted while such shares are being held in escrow. For more on the shares held in escrow, see the section entitled THE MERGER AGREEMENT— “Survival; Indemnification” on page 52.
From time to time after the completion of the merger, Avista may deposit additional shares of Avista common stock to the escrow fund upon the occurrence of any of the following events between the Closing Date and the expiration of the escrow period:

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for each holder of dissenting shares that withdraws his, her or its rights as a dissenting shareholder between the Closing Date and the release of the escrow fund, Avista will deposit with the exchange agent a number of shares of Avista common stock equal to (a) the number of shares of Avista common stock that such holder of dissenting shares is entitled to pursuant to the terms of the Merger Agreement multiplied by (b) 10% (subject to adjustment as provided in the Merger Agreement), on behalf of such dissenting shares as if it, he or she were a shareholder as of the Closing Date; and

•
any additional shares of Avista common stock as may be issued after the Closing Date of the merger with respect to the shares constituting the escrow fund upon any stock split, stock dividend or recapitalization effected by Avista after the merger.

Upon a successful claim by Avista for indemnification, a number of shares of Avista common stock held in escrow equal to the recoverable damages underlying such claim (together with any dividends paid in respect of such shares) will be returned to Avista and such shares and related dividends will not be paid out to former AERC shareholders upon expiration of the escrow period. Further, shares may be distributed to Avista from the Escrow Fund as a result of certain post-Closing net working capital adjustments. See the section entitled THE MERGER AGREEMENT— “Merger Consideration; Conversion of Shares in the Merger” on page 48. For the purposes of determining the number of shares of Avista common stock to be delivered to Avista out of the escrow fund, a share of Avista common stock will be valued at the Conversion Price.
Pursuant to the Merger Agreement, on or about March 4, 2015, the escrow agent will be instructed to release from escrow all Avista shares (together with any dividends or other distributions paid in respect of such shares) other than that number of shares with a value, calculated at a per share price equal to the Conversion Price, equal to the value of any pending indemnification claims. Such released shares and related dividends and other distributions will be distributed to former AERC shareholders in accordance with their respective contributions. Escrowed shares remaining in the escrow fund after settlement of all claims (together with any dividends or other distributions paid in respect of such escrowed shares) will be distributed to former AERC shareholders in accordance with their respective contributions. See the section entitled THE MERGER AGREEMENT— “Survival; Indemnification” on page 52.

Shareholders’ Representative
Pursuant to the Merger Agreement, AERC shareholders will appoint a representative for purposes of taking certain actions and giving certain consents on behalf of AERC shareholders, as specified in the Merger Agreement. Approval of the merger and adoption and approval of the plan of merger contained in the Merger Agreement also constitutes consent to the appointment of William A. Corbus as the Shareholders’ Representative.

Shareholders’ Representative Expense Fund
Upon completion of the merger, Avista will deduct from the Merger Consideration payable to AERC shareholders and deposit into an expense fund (the “Representative Reimbursement Fund”) a cash payment of $500,000. The Representative Reimbursement Fund shall be available to reimburse the Shareholders’ Representative for expenses incurred in performing his duties as the Shareholders’ Representative (including overhead expenses, legal fees and related expenses). The Shareholders’ Representative shall have the authority to distribute any amounts held in the Representative Reimbursement Fund to either the Shareholders’ Representative personally, or at his instruction, to any third party providing services in connection with the obligations of the Shareholders’ Representative. Any amount of the Representative Reimbursement Fund remaining will be distributed to the former AERC shareholders at such time, on or after March 4, 2015, as the Shareholders’ Representative reasonably believes that all of his obligations as the Shareholders’ Representative have been satisfied pursuant to the terms of the Merger Agreement and the Escrow Agreement.

Closing and Effectiveness of the Merger
The Closing is expected to take place on the second business day following the satisfaction or, to the extent permitted under the Merger Agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the Merger Agreement and described below (other than such conditions as may, by their terms, only be satisfied at the Closing, subject to such satisfaction or waiver thereof) (see THE MERGER AGREEMENT— “Conditions To The Completion Of The Merger” on page 56), or on such other date as Avista and AERC mutually agree. At the Closing, Avista and AERC shall cause articles of merger, a plan of merger and other appropriate documents to be executed and filed with the Division of Corporations, Business & Professional Licensing of the Department of Commerce, Community and Economic Development of the State of Alaska.

Exchange Fund
The Merger Agreement provides that Avista will deposit with the exchange agent the shares of Avista common stock issuable to AERC shareholders, less the shares deposited into the escrow fund, and any dividends or distributions and any cash in lieu of fractional shares to which holders of such shares are entitled. The exchange agent will be Computershare Inc. and Computershare Trust Company, acting together.

Exchange of AERC Stock Certificates for the Merger Consideration
The Merger Agreement provides that Avista will cause the exchange agent to mail, at least twenty business days prior to the Closing Date, to each record holder of AERC common stock, a letter of transmittal and instructions for surrendering and exchanging the record holder’s AERC share certificates. Upon surrender of an AERC share certificate for exchange to the exchange agent, together with a duly completed and validly executed letter of transmittal, and such other documents as the exchange agent may reasonably require, the record holder of the AERC certificate will be entitled to receive the following promptly following the Closing of the merger:

•	the shares of Avista common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement (which will be in uncertificated book-entry form);

•	dividends or other distributions, if any, to which such holder is entitled under the terms of the Merger Agreement; and

•	any cash in lieu of fractional shares of Avista common stock to which such holder is entitled under the terms of the Merger Agreement.
If any AERC share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Avista or the exchange agent, the execution of an indemnity by such person against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate shares of Avista common stock and any dividends or other distributions payable on such shares, and any cash in lieu of fractional shares of Avista common stock payable in respect thereof.

Dissenters’ Rights
Any shares of AERC common stock that are issued and outstanding immediately prior to the Closing of the merger and that have not been voted in favor of the Merger Proposal at the AERC special meeting (or with respect to which the holder has not otherwise effectively waived its rights under Sections 574 to 582 of the Alaska Corporations Code), and with respect to which an election to dissent has been properly made at or before the AERC special meeting in accordance with Section 576 of the Alaska Corporations Code, will not be converted into the right to receive the Merger Consideration otherwise payable with respect to such shares of AERC common stock, except as set forth below. See THE MERGER—“Dissenters’ Rights of AERC Shareholders” on page 42. Following the Closing, if a holder of dissenting shares withdraws his, her or its demand for such payment and appraisal, Avista will deposit the holder’s pro rata share of Avista common stock into the escrow fund as described below. See the section entitled THE MERGER AGREEMENT— “Escrow Fund” on page 49 for additional information.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of AERC with respect to, among other things: organization; enforceability and authority; subsidiaries; capitalization; financial statements; undisclosed liabilities; legal proceedings and orders; intellectual property; indebtedness with affiliates; absence of certain changes; corporate documents; property; receivables; contracts; compliance with laws; permits; taxes; employee and labor matters; employee benefit plans; environmental matters; insurance; regulatory compliance; financial advisors; consent requirements; and required filings. The Merger Agreement also contains customary representations and warranties of Avista and Merger Sub, including among other things: organization; enforceability and authority; consent required and required filings; no prior operation of Merger Sub; capitalization; Avista common stock matters; SEC reports; adequacy of funds; access to information about AERC; reliance on certain information; litigation; no vote required of Avista shareholders; brokers and finders; and tax matters.

In addition, AERC, Avista and Merger Sub have made customary representations as to factual matters related to the requirements for qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
The representations, warranties and covenants made by AERC in the Merger Agreement are qualified by information contained in a disclosure schedule delivered to Avista and Merger Sub in connection with the execution of the Merger Agreement. Certain representations and warranties were made as of a specific date, and certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to Avista and AERC shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Avista and AERC shareholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Avista or AERC or any of their respective affiliates.

Survival; Indemnification
Survival of Representations and Warranties and Covenants
The representations and warranties of AERC, Avista and Merger Sub contained in the Merger Agreement survive until March 4, 2015. If a valid notice of an indemnification claim is delivered to an indemnifying party prior to March 4, 2015, the specific claim will survive until resolved. All covenants of Avista, AERC and Merger Sub will terminate at the Closing unless such covenant is to be performed after the Closing, in which case it will survive until the term of its performance is complete.
Indemnification of Avista
Pursuant to the terms of the Merger Agreement, if the merger is completed Avista will be entitled to indemnification against any out-of-pocket losses or damages actually incurred (and specifically excluding any special, indirect, consequential, exemplary or punitive damages) as a result of:

•	any inaccuracies in the representations or warranties made by AERC in Article 3 of the Merger Agreement;

•	any breach of any covenant by AERC contained in the Merger Agreement;

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any amounts required to be paid to holders of dissenting shares, including any interest required to be paid thereon, that are in excess of what such shareholder would have received hereunder had such shareholder not been a holder of dissenting shares; or

•
any liabilities for taxes of AERC incurred prior to the Closing (other than transfer taxes and taxes attributable to any transaction entered into by Avista after the Closing that is outside of the ordinary course of business).

Other Limitations
Avista may not recover any loss as a result of breaches of any representation, warranty or covenants until the aggregate amount of loss equals or exceeds $850,000, in which case the indemnifying party shall be liable only for the losses in excess of such amount, except with respect to any damages awarded in a common law fraud claim, which will not count towards or be subject to any indemnification deductible. The maximum aggregate amount of loss which may be recovered by Avista arising out of or relating to breach of representations or warranties made by AERC, other than a breach arising out of fraud, will be equal to, and consist solely of, the value of the shares of Avista common stock in the escrow fund.
The maximum aggregate amount of loss which may be recovered by Avista as a result of fraud shall not be subject to any limitation.

Avista will be responsible for taking commercially reasonable steps to mitigate the amount of any indemnifiable damages, and all indemnification claims are to be valued net of any third-party insurance proceeds paid to Avista and any federal or state tax savings realized in connection with such indemnified damages actually recognized in the taxable year in which such damages are paid.

Certain Covenants of Avista and AERC
Covenants Relating to the Conduct of AERC’s Business
AERC has agreed that prior to the Closing Date, it will use commercially reasonable efforts to (a) conduct its business and the business of its subsidiaries in the ordinary course of business; (b) preserve substantially intact the business organization and assets of it and its subsidiaries, (c) maintain existing goodwill with governmental authorities, customers, suppliers and regulators; (d) maintain in effect all material governmental permits, franchises and authorizations; and (e) retain the services of the current officers and key employees. AERC has also agreed that neither it nor its subsidiaries will take certain other actions during the period between the execution of the Merger Agreement and the Closing Date, subject to certain limited exceptions as set forth in the Merger Agreement, without the prior written consent of Avista, including the following:

•	issue, sell, or deliver any shares of capital stock of AERC or any of its subsidiaries, or any warrants, options, securities convertible into or other rights to acquire any such shares;

•	redeem, or purchase or otherwise acquire any outstanding shares of AERC common stock;

•	split, combine, subdivide or reclassify any shares of AERC common stock;

•	sell, transfer or encumber any of its assets that, individually or in the aggregate, are material to AERC’s business as currently conducted (excluding sales made in the ordinary course);

•	prematurely terminate, materially amend or knowingly waive any material right under any significant contract;

•	make any capital expenditure, except in the ordinary course of business or, if outside the ordinary course of business, in an amount that is not in excess of $5,000,000 in the aggregate;

•	make any acquisition of any material business or entity;

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increase in any material manner, individually or in the aggregate, the compensation to any of AERC’s directors or employees or enter into, establish or amend any employment, bonus, incentive compensation, pension, retirement, severance, deferred compensation or other compensation or benefit plan for the benefit of any director or officer of AERC (other than as required by applicable law or governmental regulation or the terms of contracts in effect on the date the Merger Agreement was executed) except for increases in salaries, wages and benefits effected in the ordinary course;

•
commence any lawsuit or similar legal proceedings except (a) for the routine collection of bills, (b) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a material right or asset of AERC, or (c) in connection with an alleged breach of the Merger Agreement or any related agreement or document;

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make or change any material tax election, file or amend any income tax return, fail to provide a copy to Avista of each other filed and amended tax return within fifteen days after such filing or amendment, settle any material tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment or enter into any tax sharing agreement;

•
make any material change in financial or tax accounting methods, principles or practices, or change an annual accounting period, except as required by GAAP or any applicable law or government regulation;

•	amend AERC’s articles of incorporation or bylaws;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	without Avista’s consent, make any material regulatory filing with the RCA or otherwise resolve any action before the RCA, the resolution of which could result in a Company Material Adverse Effect; or

•	enter into any contract requiring that AERC do any of the foregoing.
Covenants Relating to Regulatory Matters and Further Assurances
Avista and AERC have agreed to use commercially reasonable efforts to effect the merger, including cooperating to obtain required statutory approvals of the merger; prevent or lift any restraint, injunction or other legal bar to the merger; defending or challenging any lawsuit or legal proceeding that seeks to challenge or affect the merger or to prohibit or delay the consummation of the merger or rescind, vacate or otherwise challenge any regulatory approval granted by any governmental entity; determine what filings, consents, permits, approvals or waivers may be necessary to complete the merger and make all filings required to seek such consents, permits, approvals or waivers.
Notwithstanding such agreement, Avista will not be required to consent to any regulatory condition or other requirement under any required statutory approval other than conditions or requirements that are normal and customary for regulatory approvals requested in connection with similar transactions and that do not materially and adversely affect either (a) the business of Avista, AERC, AEL&P or Snettisham, each considered separately, or the surviving company and Merger Sub taken as a whole, or (b) the ability of Avista to continue to operate the business of AERC and its subsidiaries, taken as a whole, consistent with past practices.
As used in this summary of the Merger Agreement, “required statutory approvals” means:

•	compliance with and filings with the U.S. Federal Trade Commission and the U.S. Department of Justice under the HSR Act; and

•	to the extent required, notice to and the approval of state regulatory agencies, including:

•	the RCA;

•	the UTC;

•	the IPUC; and

•	the OPUC.
Director and Officer Indemnification
Avista will cause the surviving company to fulfill and honor in all respects the indemnification obligations of AERC under any existing indemnification agreements for the benefit of AERC’s current and former officers and directors and agreements. In addition, Avista will cause the articles of incorporation of the surviving company to provide the same provisions on exculpation of liability as are contained in the articles of incorporation of AERC immediately prior to the Closing and will not permit such provision to be amended, repealed or otherwise modified thereafter in any manner that could adversely affect the rights of any individual entitled protection under such provision.
For a period of six years after the Closing Date, Avista will also cause AERC, as the surviving company, to provide a directors’ and officers’ liability insurance policy with the same coverage level and scope as AERC’s existing directors’ and officers’ insurance policy. In the event the cost of such policy exceeds 250% of the current annual policy premiums payable for such policy, the obligations of Avista and AERC as the surviving company will only require provision of a policy with as much coverage as is available at a cost of 250% of the current annual premiums.
In the event that Avista or AERC as the surviving company in the merger is subsequently sold pursuant to a merger or consolidation where Avista or AERC is not the surviving entity, or pursuant to a sale of all or substantially all assets, Avista will make provision in such transaction for the assumption of the indemnification rights provided for in the Merger Agreement.
Employment and Benefits Arrangements
For a period of two years after the Closing Date, Avista has agreed to provide or to cause its subsidiaries to provide, aggregate compensation and aggregate benefits to employees of AERC and its subsidiaries immediately prior to the Closing Date (the “AERC Employees”) that are no less favorable than the compensation and benefits such employees were receiving prior to the Closing Date (although the specific benefit plans or employment policies adopted by Avista or its subsidiaries do not have to match the plans and policies in place at AERC). In addition, Avista and its subsidiaries will not terminate any AERC Employee during that period unless such termination is for cause.
In addition, during such two year period, Avista and its subsidiaries will provide former employees of AERC and its subsidiaries who were receiving retiree medical benefits or long-term disability benefits at the time of the Closing with retiree benefits or long-term disability benefits of a comparable level.
Avista and its subsidiaries will also recognize each AERC Employee’s term of service with AERC for purposes of eligibility to participate and qualification for a certain level benefits in any benefit plan of Avista or its subsidiary that is available to such AERC Employee, including vacation, paid time-off and severance plans, so long as such recognition does not result in a duplication of benefits. In addition, during the calendar year in which the merger closes, Avista and its subsidiaries will waive or cause to be waived for any AERC Employee any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plans of Avista or its subsidiaries in which such AERC Employee has the right to participate so long as such pre-existing condition limitation, exclusion or actively-at-work requirement would have been satisfied or waived under a comparable benefit plan of AERC or its subsidiaries.
The covenants with respect to employment and benefit arrangements will only apply to employees who are subject to a collective bargaining agreement to the extent that such employment terms are not negotiated pursuant to such collective bargaining agreement or are negotiated pursuant to collective bargaining, but are intended to be equivalent to the employment terms, compensation and employee benefits of AERC Employees who are not subject to a collective bargaining agreement. Avista will honor the commitments of AERC and its subsidiaries under existing collective bargaining agreements.
Juneau Offices, Charitable Giving and Community Involvement of AERC
For a period of at least two years from the Closing, Avista will maintain AERC’s existing corporate offices in Juneau, Alaska. In addition, Avista will continue the charitable contribution practices and community support practices of AERC and its subsidiaries for at least two years following the Closing.
Tax Matters
The parties have agreed to customary covenants regarding preparation of tax returns before and after the Closing Date; payment of taxes for any tax period that straddles the Closing Date; the parties’ rights and obligations with respect to any audit, litigation or other proceeding relating to taxes; restrictions on making changes to tax elections and previously filed tax returns; certain tax elections and other similar matters. The covenants also require the parties to cooperate, to the extent reasonably requested by the other, in any audit, litigation or other proceeding with respect to the taxes of AERC or any of its subsidiaries.

In addition, AERC and Avista have agreed to report the merger for income tax purposes in a manner consistent with its characterization as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable law (as determined by a “Big Four” accounting firm in an opinion concluding that it is not more likely than not that the merger qualifies as a reorganization) or a “determination” within the meaning of Section 1313 of the Code (for example, a final decision by a court).
AERC Dividend Matters
Prior to the Closing, AERC is required to use its commercially reasonable efforts to declare one or more dividends to AERC shareholders and/or prepay indebtedness in an aggregate amount of not less than $8 million minus the aggregate out-of-pocket fees and expenses paid by AERC to brokers, financial advisors, accountants and legal advisors in connection with the merger.
Company Indebtedness
AERC and its subsidiaries will not have any indebtedness for borrowed money at the Closing other than the indebtedness under certain loans that is deducted from the Merger Consideration and inter-company indebtedness among AERC and its subsidiaries.

Conditions to the Completion of the Merger
Conditions to Each Party’s Obligations to Effect the Merger
The obligations of each of the parties to effect the merger are subject to the satisfaction, at or prior to the Closing, of various mutual conditions (which may, to the extent permitted by applicable law, be waived in writing by any party in its sole discretion, with such waiver only effective as to the conditions for the benefit of such party), which include the following:

•	the merger shall have been approved by AERC shareholders;

•	the required statutory approvals shall have been obtained;

•	there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the merger;

•	the waiting period under the HSR Act shall have expired or been terminated; and

•
no injunction or other order preventing merger shall have been issued since the date of the Merger Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the merger illegal shall have been enacted since the date of the Merger Agreement and shall remain in effect.

Conditions to AERC’s Obligation to Effect the Merger
The obligation of AERC to effect the merger is subject to the satisfaction of several additional conditions (any of which may be waived in writing by AERC), including:

•
the representations and warranties of Avista and Merger Sub contained in the Merger Agreement shall be accurate in all respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this closing condition if such inaccuracies (considered collectively)

do not have a material adverse effect on the economic benefits to be derived by AERC Shareholders from the merger, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;

•
Avista and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;

•	Avista shall have provided AERC with satisfactory evidence that the payments required to be made at the Closing Date by Avista pursuant to the Merger Agreement will be made at the Closing Date;

•	no required statutory consent shall have imposed a Burdensome Condition (as defined below) not otherwise agreed to or approved by AERC;

•
Avista and the Escrow Agent shall have executed the Escrow Agreement and Avista shall have deposited all amounts required by the Merger Agreement to be contributed to the Escrow Fund with the Escrow Agent;

•
The Registration Statement on form S-4 registering the shares of Avista common stock to be issued in the merger shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	The Avista common stock to be issued in the merger shall have been approved for listing on the NYSE, subject to customary conditions and official notice of issuance; and

•
since the date of the Merger Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a material adverse effect on the business of Avista taken as a whole or the Avista common stock.

Conditions to Avista’s Obligation to Effect the Merger
The obligation of Avista and the Merger Sub to effect the merger is subject to the satisfaction of several additional conditions (any of which may be waived in writing by Avista), including:

•
the representations and warranties of AERC contained in the Merger Agreement shall be accurate in all respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this closing condition if such inaccuracies (considered collectively) do not have a Company Material Adverse Effect as of the Closing Date, provided that for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;

•
AERC shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;

•	no required statutory consent shall have imposed a Burdensome Condition (as defined below) not otherwise agreed to or approved by Avista;

•	the Shareholders’ Representative and the Escrow Agent shall have executed the Escrow Agreement; and

•	since the date of the Merger Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect.

Definition of “Company Material Adverse Effect”
For the purposes of this summary, “Company Material Adverse Effect” means any material adverse effect on the business of AERC and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the negotiation, execution, delivery, public announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement; (ii) conditions affecting the industry in which AERC operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where AERC has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on AERC relative to other persons principally engaged in the same industry as AERC; (iii) compliance with the terms of, or the taking of any action required by, the Merger Agreement, or otherwise taken with the consent of Avista; (iv) any breach by Avista or Merger Sub of the Merger Agreement or the Confidentiality Agreement between Avista and AERC; (v) the taking of any action by Avista or any of its affiliates; (vi) any change in generally accepted accounting principles in the United States (“GAAP”); (vii) any change in applicable laws, except to the extent any such condition has a substantially disproportionate effect on AERC relative to other persons principally engaged in the same industry as AERC, (viii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a substantially disproportionate effect on AERC relative to other persons principally engaged in the same industry as AERC; (ix) any action required to be taken under applicable laws; or (x) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by AERC to meet any projections or forecasts for any period.

Definition of “Burdensome Condition”
For the purposes of this summary, “Burdensome Condition” means a condition and requirement that is (i) not normal and customary for regulatory approvals requested in connection with similar transactions or (ii) materially and adversely affects either (1) the business of Avista, AERC, AEL&P or Snettisham, each considered separately, or the surviving company and Merger Sub taken as a whole (including, but not limited to, the reasonable opportunity to recover prudently incurred costs and earn the authorized rate of return, as applicable) or (2) the ability of Avista to continue to operate the business of AERC and its subsidiaries, taken as a whole, consistent with past practices.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the Closing:

•	by mutual written consent of Avista and AERC;

•	by either Avista or AERC if:

•
the merger has not closed by December 31, 2014. However, neither Avista nor AERC may terminate the Merger Agreement on this basis if the failure of the party so requesting termination to perform any obligation under the Merger Agreement was the cause of the failure of the merger to be consummated on or prior to such date; or

•
any injunction or other order by any governmental authority having the effect of seeking to restrain, prohibit or enjoin the consummation of the merger. However, this right to terminate is not available to a party if the imposition of such injunction or other order was caused by a failure of such party or its affiliate to perform any of its obligations under the Merger Agreement.

•
by AERC if Avista has breached its obligation to pay any part of the Merger Consideration or any other payments due from Avista pursuant to Article 2 of the Merger Agreement, or Avista or Merger Sub breaches or fails to perform in any material respect any other representation, warranty or covenant contained in the Merger Agreement and such breach or failure to perform has not been cured within thirty days following delivery of written notice of such breach or failure to perform, provided that if at the end of such thirty-day period, Avista is endeavoring in good faith, and proceeding diligently, to cure such breach, Avista will have another 30 days to effect such cure.

•
by Avista if AERC has breached any of its representations, warranties, covenants or obligations contained in the Merger Agreement and such breach would result in any of (a) a Company Material Adverse Effect, (b) a material adverse effect on the business of Avista as a whole, (c) a material adverse effect on the ability of Avista to continue to operate the business of AERC and its subsidiaries, taken as a whole and consistent with past practices, or (d) a material adverse effect on the ability of the parties to consummate the merger as contemplated by the Merger Agreement, and further provided that such breach cannot be or has not been cured within thirty days following delivery of written notice of such breach or failure to perform, provided that if at the end of such thirty-day period, AERC is endeavoring in good faith, and proceeding diligently, to cure such breach, AERC will have another 30 days to effect such cure.

Effect of Termination
If the Merger Agreement is terminated as described in THE MERGER AGREEMENT —“Termination of the Merger Agreement” above, the Merger Agreement will be null and void, except for certain designated provisions of the Merger Agreement, including with respect to fees and expenses, notices, third-party beneficiaries, governing law and submission to jurisdiction, and nothing will relieve either party from liability for any breach of the Merger Agreement prior to termination.

Fees and Expenses
All fees and expenses incurred in connection with or related to the Merger Agreement and the operative documents and the related transactions will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. However, if the merger is consummated, all of AERC’s transaction expenses will be paid as provided in the Merger Agreement. In the event of termination of the Merger Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the Merger Agreement by the other.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AERC
The following table sets forth information as of December 31, 2013, regarding beneficial ownership of the capital stock of AERC by (i) the persons known by AERC to beneficially own 5% or more of its shares; (ii) AERC’s named executive officers and AERC’s directors; and (iii) AERC’s executive officers and directors as a group. As of December 31, 2013 there were 114,504 shares of AERC common stock issued and outstanding and no shares of AERC preferred stock issued and outstanding. To AERC’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of AERC stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Unless otherwise indicated, the address of each of the individuals named below is: c/o Alaska Energy and Resources Company, 5601 Tonsgard Court, Juneau, Alaska 99801.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned (1)
5% Shareholders
Stanford University (2)	13,713	12.0%
National Financial Services (3)	7,610	6.6%

Named Executive Officers and Directors:
William A. Corbus	48,375	42.2%
G. Barclay Corbus	8,729	7.6%
E. Neil MacKinnon (4)	1,806	1.6%
Thomas R. Quinlan (5)	576	*
Malcolm A. Menzies	2,882	2.5%
James S. Webb	895	*
Timothy McLeod (6)	560	*
Constance S. Hulbert (7)	795	*

Executive Officers and Directors as a group (13 persons)	65,348	57.1%

*	Amount represents less than 1% of outstanding shares of AERC capital stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. There are no options or other contractual rights for the purchase of AERC capital stock currently exercisable, or exercisable within 60 days after December 31, 2013.

(2)	Address: 635 Knight Way, Stanford, CA 94305-7297.

(3)	Address: 499 Washington Blvd Fl 5, Jersey City, NJ 07310-2010.

(4)	Includes 1,786 shares held by E. Neil MacKinnon directly and 20 shares held in the name of Charity A. MacKinnon, E. Neil MacKinnon’s spouse.

(5)	Includes 576 shares held in name of Thomas or Ann Quinlan, Trustees of the Quinlan Trust. Thomas Quinlan and Ann Quinlan are co-trustees and have shared dispositive power under the Quinlan Trust.

(6)
Includes 560 shares held in name of Timothy McLeod & Gerianne McLeod, TTEEs, Tim and Geri McLeod LV TR DT 2/5/2002. Timothy McLeod and Gerianne McLeod are co-trustees and have shared dispositive power under the Tim and Geri McLeod LV TR DT 2/5/2002.

(7)	Includes 795 shares held in name of Constance S. Hulbert and Erik L. Hulbert, JTWROS. Constance S. Hulbert and Erik L. Hulbert have shared dispositive power with respect to such shares.

DESCRIPTION OF COMMON STOCK –
COMPARISON OF SHAREHOLDER RIGHTS
General
Avista
The authorized capital stock of Avista, as set forth in the Avista articles of incorporation (the “Avista articles”) consists of 10,000,000 shares of preferred stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of common stock without nominal or par value. At the date of this information statement/prospectus, no shares of Avista preferred stock and [•] shares of Avista common stock are outstanding.
The terms of the Avista common stock include those stated in the Avista articles and the Avista bylaws and those made applicable thereto by the Washington Business Corporation Act (the “WBCA”). The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the

Avista articles, the Avista bylaws and the WBCA. Avista has filed the articles and the bylaws as exhibits to the registration statement of which this prospectus forms a part. Whenever particular provisions of the articles or the bylaws are referred to, those provisions are incorporated as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.
AERC
The authorized capital stock of AERC, as set forth in the AERC articles of incorporation (the “AERC articles”) consists of 200,000 shares of voting preferred stock, of no par value, 200,000 shares of non-voting preferred stock, of no par value, and 600,000 shares of common stock, of no par value. The voting preferred stock and the non-voting preferred stock are sometimes, together, referred to as the “preferred stock”. At the date of this information statement/prospectus, no shares of AERC preferred stock and 114,504 shares of AERC common stock are outstanding.
The terms of the AERC common stock include those stated in the AERC articles and the AERC bylaws and those made applicable thereto by the Alaska Corporations Code (the “ACC”). The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the AERC articles, the AERC bylaws and the ACC.

Dividend Rights; Rights upon Liquidation; No Pre-Emptive Rights
Avista
After full provision for all Avista preferred stock dividends declared or in arrears, the holders of Avista common stock are entitled to receive such dividends as may be lawfully declared from time to time by Avista’s Board of Directors.
In the event of any liquidation or dissolution of Avista, after satisfaction of the preferential liquidation rights of the Avista preferred stock (including accumulated dividends), the holders of Avista common stock would be entitled to share ratably in all assets of Avista available for distribution to shareholders.
No holder of Avista common stock has any pre-emptive rights.
AERC
After all cumulative dividends on the AERC preferred stock for all past quarterly periods and the then current quarterly period have been paid in full or declared and set aside for payment, the AERC Board of Directors may declare, and AERC may pay, dividends on the AERC common stock.
Upon any liquidation, dissolution or winding up of AERC, after payment of the full preferential amounts fixed for each series of AERC preferred stock (including accrued and unpaid dividends), the holders of AERC common stock would be entitled to share ratably in the remaining assets of AERC.
No holder of AERC common stock has any pre-emptive rights.

Voting Rights
Avista
General; Quorum
The holders of the Avista common stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Avista common stock is entitled to one vote per share.

Under the WBCA, a majority of the votes entitled to be cast on a corporate action by a voting group constitutes a quorum of that group for that corporate action. If a quorum exists, a corporate action, other than the election of directors, is approved by the voting group if the votes cast within the voting group favoring the corporate action exceed the votes cast within the voting group opposing the corporate action.
Election of Directors
In an uncontested election of directors, each vote may be cast “for” or “against” one or more candidates, or a shareholder may “abstain” with respect to one or more candidates. A candidate is elected to the Avista Board of Directors only if the number of votes “for” such candidate exceeds the number of votes “against” such candidate. Shares otherwise present at the meeting but for which there is an “abstention” or as to which no authority or direction is given or specified with respect to a candidate are not counted as votes “for” or “against”. If an incumbent director does not receive a majority of votes cast, he or she would continue to serve a term that would terminate on the date that is the earliest of (a) the date of the commencement of the term of a new director selected by the Board of Directors to fill the office held by such director, (b) the effective date of the resignation of such director and (c) the later of (i) the last day of the sixth calendar month commencing after the election and (ii) December 31 of the calendar year in which the election occurred. In a contested election — that is, an election in which the number of candidates exceeds the total number of directors to be elected — shareholders would be allowed to vote “for” one or more candidates (not to exceed the number of directors to be elected) or “withhold” votes with respect to one or more candidates. The candidates elected would be those receiving the largest number of votes (up to the number of directors to be elected). Shareholders are not allowed to cumulate their votes in any election of directors (whether or not contested).
Senior Class of Stock; Major Corporate Transaction
Under the Avista articles, the approval of the holders of the majority of the outstanding shares of Avista common stock is required to create a new class of stock, including, for example, preference stock or any other class of stock senior to the common stock. In addition, in any circumstance in which Washington law would require the approval of shareholders to authorize (1) the merger of Avista with or into another entity or a statutory share exchange with another entity, (2) a sale, lease, exchange or other disposition of property of Avista or (3) the dissolution of Avista, the requisite shareholder approval (in addition to any required approval by the holders of Avista preferred stock) shall be the affirmative vote of the holders of a majority of the outstanding shares of Avista common stock, unless Washington law shall require a higher standard.
Voting Rights of Preferred Stock
Under the Avista articles, whenever and as often as, at any date, dividends payable on any shares of Avista preferred stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Avista preferred stock over the eighteen (18) month period ended on such date, the holders of the Avista preferred stock, voting separately and as a single class, are entitled to elect a majority of the Avista Board of Directors, and the holders of the Avista common stock, voting separately and as a single class, will be entitled to elect the remaining directors. Such voting rights of the holders of the Avista preferred stock cease when all defaults in the payment of dividends on the Avista preferred stock have been cured.
In addition, the consent of various proportions of the Avista preferred stock at the time outstanding is required to adopt any amendment to the Avista articles which would authorize any new class of stock ranking prior to or on a parity with the Avista preferred stock as to certain matters, to increase the authorized number of shares of the Avista preferred stock, to change any of the rights or preferences of outstanding Avista preferred stock or to issue additional shares of Avista preferred stock unless an earnings test is satisfied.
Under the WBCA, the approval of the holders of a majority of the outstanding shares of Avista preferred stock is required in connection with certain changes in the capital structure of Avista or in certain rights and preferences of the Avista preferred stock, including certain of the changes referred to in the preceding paragraph. In addition, the WBCA requires approval of certain mergers, share exchanges and other major corporate transactions by the holders of two-thirds of the outstanding Avista preferred stock.

AERC
General; Quorum
Except as noted below, the holders of AERC voting preferred stock are entitled to one vote per share on all matters on which the holders of AERC common stock are entitled to vote and, except as required by law, vote together with the holders of AERC common stock and not as a separate class. The holders of the AERC non-voting preferred stock have no voting rights, except as otherwise provided in the AERC articles or bylaws or as required by law. Each holder of AERC common stock is entitled to one vote per share.
A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on the subject matter is the act of the shareholders, unless the vote of a greater number or voting by classes is required by the AERC articles or bylaws or as required by law.
Election of Directors
At an election for directors, each holder of AERC common stock may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or cumulate votes by giving one of the candidates votes equal to the number of directors multiplied by the number of shares so owned, or distribute votes on the same principle among any number of candidates.
Amendments to Articles; Major Corporate Transactions
Under the ACC, the approval of the holders of a majority of the outstanding shares entitled to vote is required for amendments to the AERC articles, with certain exceptions; provided, however, that any amendment to the AERC articles that would change the authorized number of shares of a class, change the preferences or relative rights of the shares of a class or create a new class of shares having rights and preferences prior or superior to those of such class, or make similar changes, would require the affirmative vote of the holders of a majority of the shares of such class. In addition, the approval of the holders of two-thirds of the outstanding shares of AERC of all classes, voting together, and the approval of the holders of two-thirds of the outstanding shares of each class entitled to vote as a class, are required, with certain exceptions, to approve mergers, consolidations and statutory share exchanges and the sale of all or substantially all the assets other than in the ordinary course of business.
Voting Rights of Preferred Stock
Under the AERC articles, whenever dividends on the outstanding AERC preferred stock, or any series thereof, shall be in arrears in an amount equal to six full quarterly dividends on all shares of any series of the AERC preferred stock then outstanding, then, until all dividends in arrears have been paid, or declared and set aside for payment, the holders of the AERC preferred stock (both voting and non-voting), voting together as one class, are entitled to elect the smallest number of directors necessary to constitute a majority of the full AERC Board of Directors, and the holders of the AERC common stock, voting separately as a class, are entitled to elect the remaining members of the AERC Board of Directors.
In addition, under the AERC articles the approval of the holders of at least two-thirds of the outstanding shares of AERC preferred stock is required to change the express terms or provisions of the AERC preferred stock in any manner prejudicial to the holders thereof (except that if such change is prejudicial of one or more, but not all series of the AERC preferred stock, the consent of the holders of two-thirds of the outstanding shares of the series so affected is required) or to increase the authorized number of shares of AERC preferred stock or authorize a class of shares senior to or on a parity with the AERC preferred stock with respect to dividends or the distribution of assets.

Advance Notice of Shareholder Nominations for Director and Proposals of Other Business

Avista
Under the Avista bylaws, at an annual meeting of shareholders only such nominations of individuals for election to the Avista Board of Directors shall be made as shall have been properly made and only such other business shall be transacted as shall be properly brought before the meeting, in accordance with the timing and information requirements set forth in the bylaws. In general, a shareholder’s notice of intention to nominate a candidate for director or bring other business before the meeting must be delivered in writing not less than 90 nor more than 180 days prior to the first anniversary date of the preceding year’s annual meeting, and the information contained in or accompanying such notice shall be updated periodically up to the time of the meeting. Only shareholders of record (as of the date of the notice and the date of the meeting) who have complied with the procedures set forth in the bylaws and appear at the meeting in person or by qualified representative are eligible to nominate a candidate for director or bring other business before the meeting.
A shareholder notice must contain information regarding the proponent, the nominee (if any) and their respective shareholdings and derivative transactions and, in addition, information as to:

•	Persons associated, affiliated or acting in concert with, the shareholder and the nominee (if any);

•	purchases and sales by the shareholder of the Avista’s stock during the 24 month period preceding the shareholder notice;

•	agreements, arrangements or understandings between or among the shareholder, any shareholder associated person or any other person that relates to the proposed business or proposal; and

•
additional information about a shareholder’s nominee, including (i) the nominee’s occupation, and (ii) any related person transactions between the nominating shareholder and shareholder associated persons, and the nominee and nominee associated persons.

A shareholder proposing to nominate an individual for election as a director must submit a questionnaire (similar to Avista’s directors’ and officers’ questionnaire) completed and signed by the nominee, which also includes representations by the nominee concerning (i) the absence of certain voting commitments and compensation or indemnification arrangements and (ii) the nominee’s compliance with applicable law and Avista’s policies.
Proposed business will not be transacted and proposed nominations will not be made if the shareholder (or qualified representative) does not appear at the meeting and satisfy the other requirements of the bylaws.
These procedures and information requirements apply to any nomination to be made at, or other business to be brought before, a shareholder meeting, including any proposal that is to be included in Avista’s Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
AERC
The AERC articles and bylaws contain no provision requiring advance notice by a shareholder of his or her intention to nominate a candidate for director or bring other business before a shareholder meeting.

Special Meetings of Shareholders
Avista
Under the WBCA, a special meeting of shareholders of a corporation may be called by the board of directors, by persons authorized to do so in the articles or bylaws or by the holders of 10% of the votes entitled to be cast on any issue to be considered at the proposed special meeting; provided, however, that the right of shareholders to call a special meeting may be limited or denied in the articles.

The Avista articles provide that a special meeting of shareholders may be called by certain corporate officers and shall be called by the President at the request of the holders of two-thirds of the outstanding shares of Avista common stock.
AERC
Under the ACC and the AERC bylaws, a special meeting of shareholders may be called by certain corporate officers, the AERC Board of Directors or by the holders of one-tenth of the outstanding shares entitled to vote at the meeting.

Board of Directors
Avista
The Avista articles provide that the number of directors of Avista will be that number, not to exceed eleven, as the Avista Board of Directors specifies from time to time in the Avista bylaws, subject to the rights of holders of the Avista preferred stock to elect directors in certain circumstances. Both the Avista articles and the Avista bylaws provide that all directors will be elected at each annual meeting for a term that will expire at the next succeeding annual meeting. Vacancies occurring in the Avista Board of Directors may be filled by the Avista Board of Directors. Directors may be removed only for cause and only if the number of votes cast by holders of Avista common stock for the removal of a director exceeds the number of votes cast against such removal.
The Avista articles and the Avista bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Avista common stock to alter, amend or repeal the provisions relating to the Avista Board of Directors and the filling of vacancies on, and the removal of members from, the Avista Board of Directors.
AERC
The AERC bylaws provide that there will be six directors and that all directors will hold office until the next annual meeting of shareholders, except as otherwise provided in the circumstance in which holders of the AERC preferred stock have the right to elect a majority of the AERC Board of Directors. Under the ACC, vacancies occurring in the AERC Board of Directors may be filled by the remaining directors, provided, however, that a vacancy occurring by reason of the removal of a director may be filled only by approval of the shareholders. Under the ACC, a director may be removed by the board if declared of unsound mind by a court order or by court order for fraudulent or dishonest acts, gross neglect of duty or gross abuse of authority; and a director may be removed without reason by shareholders, provided, however, that, unless the entire board is removed, a director may not be so removed if the votes cast against removal would be sufficient to elect a director if voted cumulatively at an election at which the same number of votes were cast.

Indemnification of Directors and Officers; Elimination of Liability
Avista
The WBCA permits a Washington corporation to indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (a) the individual acted in good faith and (b) the individual reasonably believed (i) in the case of conduct in such individual’s official capacity, that such conduct was in the corporation’s best interests and (ii) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests and (c) in the case of criminal proceeding, such individual had no reasonable cause to believe that the individual’s conduct was unlawful. Further, unless limited by the articles, a corporation is required to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any such proceeding.

The Avista articles and bylaws provide that Avista shall, to the maximum extent permitted by applicable law, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of Avista against judgments, penalties, fines, settlements and reasonable expenses actually incurred.
Avista has also entered into agreements with each director reflecting the indemnification provided in the articles and bylaws and has purchased and maintains directors’ and officers’ liability insurance.
The WBCA permits the articles of a Washington corporation to contain provisions that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director; provided, however, that such provisions may not eliminate or limit liability for intentional misconduct or knowing violation of law, unlawful distributions, or for any transaction from which such director will personally receive a benefit in money, property or services to which such director is not legally entitled.
The Avista articles eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for his or her conduct as a director, except to the extent that such liability may not be eliminated or limited under Washington law.
AERC
The ACC permits an Alaska corporation to indemnify any person who was, is or is threatened to be made a party to any action or proceeding, civil or criminal, including a proceeding by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful.
The AERC bylaws provide that directors and officers shall be indemnified against any and all claims and liabilities to which he or she shall become subject by reason of having served as such director or officer, or by reason of any action taken or omitted by him as such director or officer (except claims by or in the right of the corporation); provided, however, that no such person is indemnified against any claim or liability arising out of the person’s own willful misconduct or gross negligence.
AERC has also entered into agreements with each of its directors and officers providing for indemnification to the fullest extent permitted by law; provided, that no indemnitee will be entitled to indemnification pursuant to such agreement (i) in connection with a proceeding initiated by such indemnitee against AERC or any of its subsidiaries or any director or officer of the foregoing unless AERC or such subsidiary has joined in or consented to the initiation of such proceeding, (ii) on account of any judgment rendered against such indemnitee pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, (iii) with respect to any criminal proceeding if such indemnitee had reasonable cause to believe that the conduct was unlawful, (iv) for conduct violating Section 10.06.480 of the ACC (relating to unlawful distributions to shareholders or loans of corporate assets) or (v) for any transaction from which the indemnitee will personally receive a benefit to which such indemnitee is not legally entitled, but, is otherwise entitled to indemnification under the agreement, only to the extent of such benefit.
The ACC permits the articles of an Alaska corporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty; provided, however, that the articles may not eliminate or limit liability for (a) breach of the duty of loyalty, (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) willful or negligent payment of dividends or repurchase of shares from other than lawfully available funds or (d) a transaction from which such director derives an improper personal benefit.
The AERC articles eliminate the personal liability of a director to the corporation or its shareholders for the breach of fiduciary duty to the fullest extent permitted by law.

“Fair Price” Provision

Avista
The Avista articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Avista common stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving Avista and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Avista common stock (an “Interested Shareholder”) unless

•	such business combination has been approved by a majority of the directors unaffiliated with the Interested Shareholder, or

•
certain minimum price and procedural requirements are met. The Avista articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Avista common stock.

AERC
There is no similar provision in the AERC articles.

Statutory Limitation on “Significant Business Transactions”
Avista
General
The WBCA contains provisions that limit Avista’s ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. Avista has no right to waive the applicability of these provisions.
Significant Business Transactions Within Five Years of Share Acquisition Time
Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, Avista may not engage in any “significant business transaction” with such “acquiring person” unless:

•	before such “share acquisition time”, a majority of the Avista Board of Directors approves either:

•	such “significant business transaction”; or

•	the purchase of shares made by such “acquiring person”; or

•	at or subsequent to such “share acquisition time”, such “significant business transaction” has been approved by:

•	a majority of the Avista Board of Directors; and

•	the holders of 2/3 of the outstanding shares of Avista common stock (except shares beneficially owned by or under the voting control of the “acquiring person”).
Significant Business Transactions More Than Five Years After Share Acquisition Time
Avista may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

•	the transaction complies with certain “fair price” provisions specified in the statute; or

•
no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).

Definitions
As used in this section:
“Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

•	a merger, share exchange, or consolidation of Avista or any of its subsidiaries with an “acquiring person” or its affiliate;

•
a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of assets of Avista or any of its subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all the outstanding shares of Avista, or representing 5% or more of its earning power or net income determined on a consolidated basis;

•
termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of the employees of Avista as a result of the “acquiring person’s” acquisition of 10% or more of the shares of Avista; and

•
the issuance or redemption by Avista or any of its subsidiaries of shares (or of options, warrants, or rights to acquire shares) of Avista or any of its subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

“Acquiring person” means, with certain exceptions, a person (or group of persons) other than Avista or its subsidiaries who beneficially owns 10% or more of the outstanding Avista common stock.
“Share acquisition time” means the time at which a person first becomes an “acquiring person” of Avista.
AERC
There is no similar provision in Alaska statutory law.

Anti-Takeover Effect
Certain provisions of the Avista articles and the Avista bylaws described above under “Board of Directors” and the provisions of the Avista articles described above under “‘Fair Price’ Provision”, together with the provisions of the WBCA described above under “Statutory Limitations on ‘Significant Business Transactions’”, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by Avista’s Board of Directors but which individual Avista shareholders might deem to be in their best interests or in which Avista shareholders would receive a premium for their shares over current market prices. As a result, Avista shareholders who might desire to participate in such a transaction might not have an opportunity to do so.

Miscellaneous
The presently outstanding shares of Avista common stock are fully paid and nonassessable. Upon issuance as contemplated by this prospectus, additional shares of Avista common stock will be fully paid and nonassessable. The holders of shares of Avista common stock are not and will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.
The outstanding shares of Avista common stock are listed on the NYSE. The new shares of Avista common stock issued to AERC shareholders will also be listed on that exchange subject to official notice of issuance.
The Transfer Agent and Registrar for the Avista common stock is Computershare Shareowner Services LLC, 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310.

WHERE YOU CAN FIND MORE INFORMATION ABOUT AVISTA
General
Avista is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Avista files annual, quarterly and current reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials Avista files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Other than those documents or portions of documents incorporated by reference into this prospectus, information on this website does not constitute a part of this prospectus.

Incorporation of Documents by Reference
The SEC allows Avista to incorporate by reference the information that Avista files with the SEC. This allows Avista to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. Avista is incorporating into this prospectus by reference:

•	the Annual Report on Form 10-K for the year ended December 31, 2013;

•	the Current Reports on Form 8-K filed February 7, February 12 and February 14, 2014; and

•
all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the AERC special meeting of shareholders;

and all of those documents are deemed to be a part of this prospectus from the date of filing such documents; it being understood that documents, or parts of documents, that are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. The documents incorporated into this prospectus by reference are referred to as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus (if such Incorporated Document was filed prior to the date of this prospectus) in any prospectus supplement or in any subsequently filed Incorporated Document.

You may request copies of any of these filings, at no cost, by contacting Avista at the address or telephone number provided on page iv of this information statement/prospectus. Avista maintains an Internet site at http://www.avistacorp.com which contains information concerning Avista and its affiliates. The information at or accessible through Avista’s Internet site is not incorporated in this information statement/prospectus by reference and you should not consider it a part of this information statement/prospectus.

LEGAL MATTERS
The validity of the Avista common stock to be issued in the merger will be passed upon for Avista by Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of Avista, and Pillsbury Winthrop Shaw Pittman LLP, counsel to Avista. In giving its opinion, Pillsbury Winthrop Shaw Pittman LLP may rely as to matters of Washington law upon the opinion of Marian M. Durkin, Esq. Certain matters of U.S. federal income taxation relating to the merger will be passed upon for Avista by Davis Wright Tremaine LLP and for AERC by Morrison & Foerster LLP.

EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Avista’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Avista’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ANNEX A
GLOSSARY OF CERTAIN DEFINED TERMS
The following terms used in this information statement/prospectus are defined therein with the meanings set forth below.
“ACC” means the Alaska Corporations Code.
“AEL&P” means Alaska Electric Light and Power Company, a wholly-owned subsidiary of AERC.
“AERC” means Alaska Energy and Resources Company.
“AJT” means AJT Mining Properties, Inc., a wholly-owned subsidiary of AERC.
“Avista” means Avista Corporation.
“Avista Average Closing Price” means the average closing price of Avista common stock as reported on the composite tape for the ten trading days immediately proceeding but not including the trading day prior to the Closing Date.
“Closing” means the consummation of the transactions contemplated by the Merger Agreement.
“Closing Date” means the date on which the Closing actually takes place, which shall occur no later than the second business day following the satisfaction or, to the extent permitted under the Merger Agreement and applicable law, waiver of all conditions to the obligations of the parties set forth in the Merger Agreement (other than such conditions as may, by their terms, only be satisfied at the Closing), or on such other date as Avista and AERC mutually agree.
“Conversion Price” means (i) $21.48, if the Avista Average Closing Price is less than or equal to $21.48, (ii) the Avista Average Closing Price, if the Avista Average Closing Price is greater than $21.48 and less than $34.30 or (iii) $34.30, if the Avista Closing Price is greater than or equal to $34.30.
“Escrow Agreement” means the escrow agreement to be entered into by and among Avista, the Shareholders’ Representative and the escrow agent for the merger.
“FERC” means the Federal Energy Regulatory Commission.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IPUC” means the Idaho Public Utilities Commission.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 4, 2013, by and among Avista, Merger Sub, AERC and William A. Corbus, solely as the Shareholders’ Representative. The Merger Agreement provides for the merger of Merger Sub with and into AERC, with AERC surviving, as a result of which AERC will become a wholly-owned subsidiary of Avista.
“Merger Consideration” means $170 million (a) increased by the amount of cash and cash equivalents of AERC and any AERC subsidiary as of immediately prior to the Closing (prior to the payment of any transaction expenses by AERC), (b) decreased by the amount of outstanding indebtedness immediately prior to the closing under certain loans outstanding to AERC, but not including (i) inter-company indebtedness among AERC and any subsidiary of AERC or (ii) amounts owing by AERC or any subsidiary of AERC pursuant to certain agreements related to the Snettisham hydroelectric project, (c) decreased by the amount of certain transaction expenses payable by AERC, (d) decreased by the $500,000 cash deposit to an account for reimbursement of expenses to the Shareholders’ Representative, (e) if the estimated net working capital of AERC at the Closing exceeds the target net working capital agreed to by the

A-1

parties in the Merger Agreement, increased by the amount of such excess, and (f) if target net working capital agreed to by the parties in the Merger Agreement exceeds the estimated net working capital at the Closing, decreased by the amount of such excess.
“Merger Sub” means Alaska Merger Sub, Inc., a wholly-owned subsidiary of Avista.
“NYSE” means the New York Stock Exchange.
“OPUC” means the Public Utility Commission of Oregon.
“RCA” means the Regulatory Commission of Alaska.
“SEC” means the Securities and Exchange Commission.
“Shareholders’ Representative” means William A. Corbus, as AERC shareholders’ representative under the Merger Agreement.
“Snettisham” means Snettisham Electric Company, a wholly-owned subsidiary of AERC.
“UTC” means the Washington Utilities and Transportation Commission.
“WBCA” means the Washington Business Corporation Act.

A-2

ANNEX B

AGREEMENT AND PLAN OF MERGER
among:
AVISTA CORPORATION,
a Washington corporation;
ALASKA MERGER SUB, INC.,
an Alaska corporation;
ALASKA ENERGY AND RESOURCES COMPANY,
an Alaska corporation;
and
William A. Corbus,
as the Shareholders’ Representative
___________________________
Dated as of November 4, 2013

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 4, 2013, by and among: Avista Corporation, a Washington corporation (“Parent”); Alaska Merger Sub, Inc., an Alaska corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Alaska Energy and Resources Company, an Alaska corporation (the “Company”); and, solely with respect to Article 8 and Section 9.1, William A. Corbus as the Shareholders’ Representative.
WHEREAS, upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the ACC, Parent and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved this Agreement and the transactions contemplated by this Agreement, and (ii) has unanimously recommended the approval of the principal terms of the Merger by the Company Shareholders in accordance with the ACC;
WHEREAS, (i) the Boards of Directors of Parent and Merger Sub have determined that the Merger is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders and have approved this Agreement and the transactions contemplated by this Agreement, and (ii) Parent, as the sole shareholder of Merger Sub, has approved the principal terms of the Merger in accordance with the ACC;
WHEREAS, at the Closing, Parent, the Shareholders’ Representative and an escrow agent mutually agreed upon by the parties (the “Escrow Agent”), shall execute an Escrow Agreement in a form mutually agreed upon by Parent and the Company, subject to any changes proposed by the Escrow Agent that are reasonably acceptable to Parent and the Company (the “Escrow Agreement”);
WHEREAS, the parties intend, for U.S. federal income Tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Code, and that the execution of this Agreement constitute the adoption of a “plan of reorganization” within the meaning of Section 354(a)(1) of the Code and Treasury Regulations Section 1.368-2(g); and
WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of Company Common Stock shall be converted into the right to receive consideration as set forth in Article 2.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article 1.

DEFINITIONS
Section 1.1    Definitions. (1) The following terms, as used herein, have the following meanings:
“ACC” means the Alaska Corporations Code – AS 10.06.005 – AS 10.06.995.
“Action” means any action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Laws” means the HSR Act and the rules and regulations promulgated thereunder, and any other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Burdensome Condition” shall mean a condition and requirement that is (i) not normal and customary for regulatory approvals requested in connection with similar transactions or (ii) materially and adversely affects either (1) the business of Parent, the Company, Alaska Electric Light and Power Company or Snettisham Electric Company, each considered separately, or the Surviving Corporation and Merger Sub taken as a whole (including, but not limited to, the reasonable opportunity to recover prudently incurred costs and earn the authorized rate of return, as applicable) or (2) the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in Juneau, Alaska or in New York, New York.
“Cash and Cash Equivalents” means cash, cash equivalents, short-term investments, marketable securities, deposits, checks received that have not been posted, and deposits in transit.
“Closing Indebtedness” means indebtedness for borrowed money of the Company and any Company Subsidiary outstanding as of immediately prior to the Closing solely with respect to (i) CoBank, ACB pursuant to that certain Master Loan Agreement, dated as of August 6, 2009, by and between Alaska Electric Light and Power Company and CoBank, ACB, (ii) the Alaska Industrial Development and Export Authority pursuant to that certain Unsecured Loan Agreement, dated as of May 18, 2006, by and between Alaska Electric Light and Power Company and the Alaska Industrial Development and Export Authority and (iii) Wells Fargo Bank, National Association

pursuant to that certain Business Loan Agreement, dated as of January 1, 2012, by and between Alaska Electric Light and Power Company and Wells Fargo Bank, National Association. For purposes of clarity, Closing Indebtedness shall not include any (1) inter-company indebtedness among the Company and any Company Subsidiary or (2) amounts owing by the Company or any Company Subsidiary pursuant to the Snettisham Agreements (as defined in the Disclosure Schedules).
“Closing Net Working Capital” means (i) the aggregate dollar amount of all current assets of the Company set forth on Schedule 2.9 as of immediately prior to the Closing, minus (ii) the aggregate dollar amount of all current liabilities of the Company set forth on Schedule 2.9 as of immediately prior to the Closing, in each case prepared in accordance with the Company’s historical accounting practices and consistent with GAAP and calculated in the same manner as set forth on Schedule 2.9.
“Closing Stock Consideration” means the aggregate Stock Consideration (valued at the Parent Closing Price) payable to Company Shareholders at Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock, no par value, of the Company.
“Company Material Adverse Effect” means any material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the negotiation, execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein; (ii) conditions affecting the industry in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Parent or any of Parent’s Affiliates; (vi) any change in GAAP; (vii) any change in applicable laws, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company, (viii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (ix) any action required to be taken under applicable laws; or (x) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period.
“Company Shareholders” means the holders of Company Common Stock.

“Company Subsidiary” means a Subsidiary of the Company.
“Disclosure Schedule” means the Disclosure Schedule that has been delivered by the Company to Parent on the date of this Agreement and as may be updated and amended pursuant to Section 9.11 through the Closing Date.
“Dissenting Shares” means shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of approval of the principal terms of the Merger and who is entitled to demand and properly demands dissenters’ rights for such Company Shares in accordance with the ACC.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.
“Escrow Participants” means those Persons who hold shares of Company Common Stock (other than Dissenting Shares) immediately prior to the Effective Time.
“Escrow Participation Percentage” means, with respect to an Escrow Participant, the percentage corresponding to the fraction: (i) having a numerator equal to the sum of the aggregate amount of Stock Consideration (valued at the Parent Closing Price) distributable to such Escrow Participant pursuant to Section 2.3 (prior to deducting any sums contributed to the Escrow Fund therefrom on behalf of such Escrow Participant); and (ii) having a denominator equal to the sum of the aggregate amount of Stock Consideration (valued at the Parent Closing Price) described in clause (i) above with respect to all Escrow Participants.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the ratio obtained by dividing the Per Share Amount by (i) $21.48 if the Parent Closing Price is less than or equal to $21.48, (ii) the Parent Closing Price, if the Parent Closing Price is greater than $21.48 and less than $34.30 or (iii) $34.30 if the Parent Closing Price is greater than or equal to $34.30.
“Fully Diluted Share Number” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
“GAAP” means generally accepted accounting principles in the United States.
“Indemnified Taxes” means all liabilities for Taxes (or the nonpayment thereof) of the Company or any Company Subsidiary for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in the manner provided by Section 5.11(c)) to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Statement (rather than in any notes thereto) and taken into account in the determination of Final Closing Net Working Capital; provided, however, Indemnified Taxes shall not include (i) Transfer Taxes and (ii) any Taxes attributable to any transaction engaged in by Parent or any Affiliate thereof on the

Closing Date after the Closing that is not specifically contemplated by this Agreement or that is not in the ordinary course of business.
“IPUC” means the Idaho Public Utilities Commission.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company and its Subsidiaries, the actual knowledge after due inquiry of any executive officer of the Company and (ii) with respect to Parent and its Subsidiaries, including the Merger Sub or the Surviving Corporation, the actual knowledge after due inquiry of any executive officer of Parent.
“Merger Consideration” means $170,000,000, (i) increased by the amount of Cash and Cash Equivalents of the Company and any Company Subsidiary as of immediately prior to the Closing (prior to the payment of any Transaction Expenses), (ii) decreased by the amount of Closing Indebtedness, (iii) decreased by the amount of Transaction Expenses, (iv) decreased by the Representative Reimbursement Amount, (v) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, increased by the amount of such excess, and (vi) if the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, decreased by the amount of such excess.
“MPSC” means the Public Service Commission of the State of Montana.
“OPUC” means the Public Utility Commission of Oregon.
“Parent Closing Price” means the arithmetic average of the 4:00 p.m. Eastern Time closing sale prices of Parent Common Stock reported on the New York Stock Exchange composite tape for the ten (10) consecutive trading days immediately preceding but not including the trading day prior to the Closing Date, as adjusted for any Parent Adjustment Event.
“Parent Common Stock” means Parent’s common stock, no par value.
“Paying Agent” mean the Person authorized to receive Letters of Transmittal and to act as paying agent under this Agreement, which Person shall be designated by the Parent and reasonably acceptable to the Company pursuant to an agreement entered into at least twenty five (25) Business Days prior to Closing between the Paying Agent and Parent in a form reasonably acceptable to the Company (the “Paying Agent Agreement”).
“Per Share Amount” means the amount determined by dividing (a) the Merger Consideration by (b) the Fully Diluted Share Number.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Tax Period” means any taxable period ending at the end of or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Principal Documents” means (i) this Agreement, (ii) the Escrow Agreement, (iii) each agreement, instrument or document attached as an exhibit to this Agreement and (iv) each other agreement, certificate, document and instrument to be executed by any of the parties at or prior to the Closing pursuant to this Agreement.
“Regulatory Laws” means any law or any binding agreement issued or entered by or with any governmental entity relating to the regulation of Parent, the Company, their respective Subsidiaries, or the transactions contemplated by this Agreement.
“Requisite Shareholders” means Company Shareholders holding at least two-thirds of all shares of outstanding Company Common Stock.
“SEC” means the Securities and Exchange Commission.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which an entity (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Target Net Working Capital” means $1,500,000.
“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar levy, fee, impost duty or charge of whatever kind (including any interest, penalty or addition to the tax imposed in connection therewith or with respect thereto).
“Tax Return” means any return, report, information statement or other documentation, including any schedule or attachment thereto and any amendment thereof, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund, payment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by any governmental Tax authority.
“Total Consideration” means the sum of the Merger Consideration plus the Representative Reimbursement Amount.
“Transaction Expenses” means all out-of-pocket fees and expenses payable by the Company as of the Closing to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but only to the extent that any such fees and expenses remain unpaid as of immediately prior to the Closing.
“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.
“WUTC” means the Washington Utilities and Transportation Commission.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Distribution Amount	Section 8.8(e)
Aggregate Escrow Balance	Section 8.8(e)
Aggregate Pending Claim Amount	Section 8.8(e)
Agreement	Preamble
Articles of Merger	Section 2.2(a)
Audit Firm	Section 2.8(d)
Benefit Plans	Section 3.19(f)
Claimed Amount	Section 8.8(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Statement	Section 2.8(b)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Employees	Section 3.19(c)
Company Financial Statements	Section 3.5
Company IP Rights	Section 3.8(a)
Company Plans and Arrangements	Section 5.9(a)
Company Required Governmental Approvals	Section 3.24
Company Returns	Section 3.18(a)
Company Stock Certificates	Section 2.4(a)
Confidentiality Agreement	Section 5.2
Contested Amount	Section 8.8(b)
Continuation Period	Section 5.9(a)
Damages	Section 8.2
Deferred Compensation Plan	Section 3.19(i)
Dispute Notice	Section 2.8(d)
Dissenting Holders	Section 2.8(e)
DOJ	Section 5.5(a)

Term	Section
Effective Time	Section 2.2
Environment	Section 3.20(b)
Environmental Law	Section 3.20(b)
Escrow Agreement	Recitals
Escrow Amount	Section 2.5
Estimated Closing Net Working Capital	Section 2.8(a)
Exchange Fund	Section 2.4(d)
Expiration Date	Section 8.1
FERC	Section 5.5(a)
Final Closing Net Working Capital	Section 2.8(b)
FTC	Section 5.5(a)
Hazardous Materials	Section 3.20(b)
HSR Act	Section 3.24
Indemnification Claim	Section 8.8(a)
Indemnified Parties	Section 5.8(a)
Information Statement	Section 5.7(a)
Letter of Transmittal	Section 2.4(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Indemnification Claim	Section 8.8(a)
Parent	Preamble
Parent Adjustment Event	Section 2.6
Parent Required Governmental Approvals	Section 4.3
Parent SEC Documents	Section 4.7
Parent Stock Certificate	Section 2.4(g)
Paying Agent Agreement	Section 1.1(a)
Pre-Closing Distributions	Section 5.12
Pre-Closing Period	Section 5.1
Pre-Closing Tax Contest	Section 5.11(b)
Pre-Closing Tax Return	Section 5.11(a)
RCA	Section 3.24
Registration Statement	Section 5.7(a)
Representative Reimbursement Amount	Section 9.1(b)
Representative Reimbursement Fund	Section 9.1(b)
Response Notice	Section 8.8(b)
Securities Act	Section 4.7
Shareholder Distributions	Section 2.4(g)
Shareholder Meeting	Section 5.2
Shareholders’ Representative	Section 9.1(a)
Significant Contract	Section 3.15(a)
Stock Consideration	Section 2.3

Term	Section
Surviving Corporation	Section 2.1(a)
Tax Contest	Section 5.11(b)
Tax Sharing Agreement	Section 3.18(e)
Third-Party Claim	Section 8.5
Trademarks	Section 3.8(a)
Union	Section 3.19(c)
Unresolved Escrow Claim	Section 8.8(e)
WARN	Section 3.19(d)

ARTICLE 2.

THE MERGER
Section 2.1    Merger of Merger Sub into the Company.
(a)    Upon the terms and subject to the provisions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
(b)    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ACC. The Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were directors and officers of Merger Sub immediately prior to the Effective Time.
Section 2.2    Closing; Effective Time.
(a)    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in Article 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing. The Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Articles of Merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”) will be duly prepared and executed by the parties, and thereafter delivered to the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations for filing, as provided in the ACC, as soon as practicable on the Closing Date. The Merger will become effective upon the later of the acceptance for filing of the Articles of Merger by the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations or at such later time as is provided in the Articles of Merger (the “Effective Time”). The Merger will, from and after the Effective Time, have all the effects provided by the ACC and other applicable law.
(b)    At the Closing, subject to the satisfaction or waiver by the Company of the conditions set forth in Section 6.2, the Company shall deliver or cause to be delivered to Parent the following documents:
(i)    executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii)    a certificate of an officer of the Company certifying that the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been satisfied;
(iii)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the other Principal Documents to which the Company is a party or signatory and the consummation of the transactions contemplated by this Agreement;
(iv)    a good standing certificate for the Company from the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations dated as of a date not earlier than five Business Days prior to the Closing Date; and
(v)    a schedule of Escrow Participants that sets forth their respective Escrow Participation Percentages.
(c)    At the Closing, subject to the satisfaction or waiver by Parent of the conditions set forth in Section 6.1:
(i)    each of Parent and Merger Sub shall cause to be delivered to the Company executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii)    Parent shall cause to be delivered to the Company a certificate of an officer of Parent certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and
(iii)    each of Parent and Merger Sub shall cause to be delivered to the Company true and complete copies, certified by the Secretary or an Assistant Secretary of each of Parent and Merger Sub, respectively, of the resolutions duly and validly adopted by the Boards of Directors of Parent and Merger Sub, respectively, evidencing their respective authorizations of the execution and delivery of this Agreement and the other Principal Documents to which Parent and Merger Sub are parties or signatories and the consummation of the transactions contemplated by this Agreement.

Section 2.3    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Shareholders’ Representative, the Paying Agent or any Company Shareholder:
(a)    each share of Company Common Stock (other than Dissenting Shares) shall be canceled and converted into the right to receive (i) the number of shares of Parent Common Stock equal to one share of Company Common Stock multiplied by the Exchange Ratio (“Stock Consideration”) and (ii) a portion of the Representative Reimbursement Amount in accordance with Section 9.1(b); and
(b)    each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
Notwithstanding the foregoing, (i) a portion of the Merger Consideration payable to each Company Shareholder pursuant to this Section 2.3 shall be withheld and placed in the Escrow Fund pursuant to the provisions of Section 2.5 in an amount equal to the product of (1) such Company Shareholder’s Escrow Participation Percentage multiplied by (2) the Escrow Amount, and in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to such Company Shareholder at the Closing and (ii) such Company Shareholder’s portion of the Representative Reimbursement Amount shall be withheld and placed in the Representative Reimbursement Fund in accordance with Section 9.1(b) in an amount equal to the product of (1) such Company Shareholder’s Escrow Participation Percentage multiplied by (2) the Representative Reimbursement Amount. For Tax purposes, each Company Shareholder’s portion of the Representative Reimbursement Amount shall be treated as having been received and voluntarily set aside by such Company Shareholder.
Section 2.4    Exchange Procedures.
(a)    At least twenty (20) Business Days prior to the Closing Date, Parent shall cause the Paying Agent to mail to each Company Shareholder: (i) a letter of transmittal, the form of which shall be finalized prior to the Closing and shall be substantially in such form and have such other provisions as shall reasonably be determined by Parent and reasonably acceptable to Company (the “Letter of Transmittal”) and (ii) instructions for surrendering the certificates of the shares of Company Common Stock (the “Company Stock Certificates”) in exchange for the payments in accordance herewith. The Letter of Transmittal shall include, without limitation, a form of certificate, to be completed and signed under penalties of perjury by the Company Shareholder, if applicable, stating that the Company Shareholder is not a “foreign person,” dated as of the Closing Date and in form and substance as required under Treasury Regulations Section 1.1445-2(b)(2) and as set out in Exhibit C.
(b)    Upon surrender to the Paying Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Company Shareholder will be entitled to receive promptly after the Effective Time the payments in respect of the shares of Company Common Stock represented by its Company Stock Certificate(s) in accordance with, and subject to the terms and conditions of, this Article 2. Until so surrendered, each such Company Stock

Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration, the Representative Reimbursement Amount, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(h), and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(g).
(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Paying Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Paying Agent that such Taxes are not payable.  If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Paying Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Parent Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Paying Agent determines is necessary based on the information supplied by the registered holder.
(d)    After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration and a portion of the Representative Reimbursement Amount in accordance with the procedures set forth in this Article 2.
(e)    At any time following the twelve-month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any remaining portion of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of applicable Company Stock Certificates, not distributed to Company Shareholders that was deposited with the Paying Agent at or after the Effective Time in accordance with Section 2.4(g), Section 2.4(h) or Section 2.10(d) (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Paying Agent, as directed by Parent), and Company Shareholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Exchange Fund, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Company Shareholder for any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
(f)    In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the execution of an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), Parent shall cause the Paying Agent to issue the

Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.
(g)    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(h) below, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock payable in connection with Closing Stock Consideration shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with Section 2.4(h) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate there shall be paid to any such Company Shareholder receiving a certificate for Parent Common Stock (a “Parent Stock Certificate”) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such Company Shareholder is entitled pursuant to Section 2.4(h) below at Closing, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Paying Agent cash for these purposes, if necessary. Dividends or other distributions with respect to Parent Common Stock held in the Escrow Fund with a record date after the Effective Time (“Shareholder Distributions”) shall be (x) deposited by Parent into the Escrow Fund when paid and (y) released to the applicable party to which the corresponding shares of Parent Common Stock are released from the Escrow Account in accordance with Section 8.8(e) simultaneously with the release of such shares.
(h)    No Parent Stock Certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Parent shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each Company Shareholder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest (after aggregating all fractional shares of Parent Stock to be received by such Company Shareholder) in exchange for such Company Stock Certificate shall receive from the Paying Agent, Parent or Escrow Agent, as applicable, an amount in cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) the fractional share interest to which such Company Shareholder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (ii) the Parent Closing Price. Parent shall make available to the applicable party cash for these purposes, if necessary. For U.S. federal income tax purposes, the amount of any cash consideration paid pursuant to this Section 2.4(h) in lieu of issuing fractional shares of Parent Common Stock shall be treated as though such fractional share interests were first delivered to affected Company Shareholders and then redeemed.

(i)    At or prior to the Effective Time, Parent will deposit with the Paying Agent, and instruct the Paying Agent to timely pay and distribute, sufficient (i) shares of Parent Common Stock to permit prompt payment of the Closing Stock Consideration and (ii) cash to permit prompt payment of the cash in lieu of fractional shares of Parent Common Stock payable in connection with the Closing Stock Consideration.
Section 2.5    Escrow. An amount equal to 10% of the Total Consideration (the “Escrow Amount”), all of which shall be in the form of Parent Common Stock valued at the Parent Closing Price, shall be deposited by Parent with the Escrow Agent into the Escrow Fund on or prior to the Effective Time, and shall be subject to the terms of the Escrow Agreement and this Agreement.
Section 2.6    Certain Adjustments. If the outstanding shares of Parent Common Stock as of the date of this Agreement changes into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event (any such action, a “Parent Adjustment Event”), the Exchange Ratio for any payment or issuance occurring simultaneously with or after such Parent Adjustment Event and the floor and ceiling prices utilized in determining the Exchange Ratio shall be proportionately adjusted to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such Parent Adjustment Event.
Section 2.7    Rights of Dissenting Shareholders.
(a)    Notwithstanding anything in this Agreement to the contrary and to the extent available under the ACC, all Dissenting Shares shall not be converted into, or represent the right to receive, the Merger Consideration or any portion of the Representative Reimbursement Amount. Such shareholders shall be entitled to receive payment of the fair value of Dissenting Shares held by them in accordance with the provisions of AS 10.06.580 of the ACC, except that all Dissenting Shares held by Company Shareholders who have failed to perfect or who effectively have withdrawn or lost their rights under AS 10.06.574 of the ACC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration and the applicable portion of the Representative Reimbursement Amount, without any interest thereon, upon surrender, in the manner provided in Section 2.3, Section 2.4 and Section 9.1(b).
(b)    Company shall give Parent (i) prompt notice of any demands for fair value received by Company, withdrawals of such demands and any other similar instruments served pursuant to the ACC and received by Company and (ii) the opportunity, in consultation with Company, to direct all negotiations and proceedings with respect to demands for fair value under the ACC. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value or offer to settle or settle any such demands or waive any failure to timely deliver a demand, subject to Company’s legal duties and obligations under the ACC.

Section 2.8    Closing Balance Sheet.
(a)    At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent an estimated unaudited balance sheet of the Company as of immediately prior to the Closing, which shall be prepared in accordance with the Company’s historical accounting practices and consistent with GAAP, together with a statement setting forth in reasonable detail the Company’s calculation of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).
(b)    As soon as reasonably practicable after the Closing, but in any event no later than sixty (60) days thereafter, Parent shall cause to be prepared and delivered to the Shareholders’ Representative its unaudited balance sheet of the Company as of immediately prior to the Closing, which shall be prepared in accordance with the Company’s historical accounting practices and consistent with GAAP, together with a statement (the “Closing Date Statement”) setting forth in reasonable detail its calculation of the Closing Net Working Capital (the “Final Closing Net Working Capital”).
(c)    Parent shall, and shall cause Parent’s Affiliates and its and their accountants to, make such information, books, records, properties, schedules, analyses, work papers, personnel and resources available to the Shareholders’ Representative as may be reasonably necessary to enable the Shareholders’ Representative to review the Closing Date Statement and related underlying calculations.
(d)    In the event that the Shareholders’ Representative disputes the calculation of the Final Closing Net Working Capital set forth in the Closing Date Statement, the Shareholders’ Representative shall notify Parent in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within forty-five (45) days after delivery of the Closing Date Statement. In the event of such a dispute, Parent and the Shareholders’ Representative shall first use good faith efforts to resolve such dispute among themselves. If Parent and the Shareholders’ Representative are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to a “Big Four” accounting firm jointly chosen by Parent and the Shareholders’ Representative (the “Audit Firm”). If such disagreement and the determination of the Final Closing Net Working Capital is submitted to the Audit Firm for resolution, then (i) the Shareholders’ Representative and Parent shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.8(d), (ii) Parent shall promptly furnish or cause to be furnished to the Audit Firm such work papers and other documents and information relating to the computation of the Final Closing Net Working Capital as the Audit Firm may reasonably request and are available to Parent or any of its Affiliates, (iii) each Party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other Party, any other written material relating to the computation of the Final Closing Net Working Capital, (iv) the Audit Firm shall review only those items that are in dispute, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party, and (vi) the Shareholders’ Representative, on the one hand, and Parent, on the other hand, shall each bear fifty percent (50%) of the fees and costs of the Audit Firm for such determination. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Final Closing Net Working Capital (as determined in such dispute resolution) shall be determined final.
(e)    Immediately upon the expiration of the forty-five (45) day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Shareholders’ Representative to Parent that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.8, Parent’s calculations set forth in the Closing Date Statement or Audit Firm’s calculations, as applicable, shall be final and binding on the parties hereto and shall not be subject to dispute or review. In the event that the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, such amount shall be repaid on a dollar-for-dollar basis by the Shareholders’ Representative to Parent out of the Escrow Fund by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent. In the event that the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, such amount shall be paid on a dollar-for-dollar basis by Parent to the Company Shareholders (other than Dissenting Shareholders) in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing.
Section 2.9    Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder or former holder of Company Common Stock or any other recipient of any payment under this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent reasonably determines are required to be deducted and withheld from such payment under the Code or other applicable Tax law. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall notify the Shareholders’ Representative of any intent to withhold any amount from any payment hereunder prior to withholding any such amounts therefrom and the parties shall work together in good faith to take such commercially reasonable actions as may be necessary or advisable to avoid or otherwise mitigate any such withholding. If Parent, the Surviving Corporation or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or other recipient of payments in respect of which Parent, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding. Parent, the Surviving Corporation and the Paying Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate governmental Tax authority.
Section 2.10    Payment of Merger Consideration. At the Effective Time, Parent shall:
(a)    Deposit the Escrow Amount with the Escrow Agent in accordance with Section 2.5, to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.
(b)    Deposit the Representative Reimbursement Amount by wire transfer of immediately available funds with the Shareholders’ Representative, in accordance with Section 9.1(b), to be disbursed in accordance with the terms of this Agreement.

(c)    Pay, on behalf of the Company, all Transaction Expenses by wire transfer of immediately available funds, which amounts shall be set forth on a schedule that the Company shall deliver to Parent and the Shareholders’ Representative not less than two (2) Business Days prior to the Closing Date.
(d)    Deposit shares of Parent Common Stock and cash (by wire transfer of immediately available funds) with the Paying Agent in accordance with Section 2.4(i) sufficient to pay (i) the Merger Consideration (less the Escrow Amount) and (ii) cash in lieu of fractional shares of Parent Common Stock payable in connection with the Closing Stock Consideration, to be disbursed in accordance with the terms of this Agreement and the Paying Agent Agreement.
Section 2.11    Further Action. If, at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take, and shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take, such action.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the Disclosure Schedule:
Section 3.1    Due Organization; Organizational Documents. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Parent copies of the current organizational documents of the Company, including all amendments thereto.
Section 3.2    Authority; Binding Nature of Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will: (i) result in a violation by the Company of any provision of the Articles of Incorporation and bylaws of the Company, each as amended; (ii) other than the consents or approvals set forth on Section 3.2 of the Disclosure Schedule (the “Company Consents”) result in a material violation by the Company or any Company

Subsidiary of any material provision of any Significant Contract or the termination of any Significant Contract; or (iii) result in a violation by the Company or any Company Subsidiary of any law or governmental regulation applicable to the Company, except in each case where such violation or termination would not have a Company Material Adverse Effect.
Section 3.3    Subsidiaries. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company does not directly or indirectly own, or hold any rights to acquire, any shares of capital stock or any other securities or interests in any other Person. Each Company Subsidiary has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization or formation, has the corporate power and authority to own its assets and to conduct its business as presently being conducted. Each Company Subsidiary is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.
Section 3.4    Capitalization, Etc.
(a)    The authorized capital stock of the Company consists of 600,000 shares of Company Common Stock, 200,000 shares of Voting Preferred Stock, no par value, and 200,000 shares of Preferred Stock, no par value. As of the date of this Agreement, 114,504 shares of Company Common Stock, no shares of the Company’s Voting Preferred Stock and no shares of the Company’s Preferred Stock are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The shareholder register provided to Parent by the Company accurately reflects the registered holders of the Company Common Stock and the number of shares of Company Common Stock registered in the name of each such holder as of October 25, 2013.
(b)    As of the date of this Agreement, there are no (i) outstanding options, warrants, stock options or rights to acquire from the Company any shares of the capital stock or other equity securities of the Company; or (ii) outstanding securities of the Company that are convertible into any shares of capital stock or other equity securities of the Company.
(c)    All of the issued and outstanding capital stock of each Company Subsidiary has been duly authorized and validly issued, are fully paid and non-assessable. The Company owns directly all of the issued and outstanding capital stock of each Company Subsidiary. As of the date of this Agreement, there are no (i) outstanding options, warrants, stock options or rights to acquire from any Company Subsidiary any shares of the capital stock or other equity securities of such Company Subsidiary; or (ii) outstanding securities of any Company Subsidiary that are convertible into any shares of capital stock or other equity securities of such Company Subsidiary.
Section 3.5    Financial Statements. The Company has made available to Parent or Parent’s legal or financial advisor: (i) the consolidated audited balance sheet of the Company as of December 31, 2012 and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for the year then ended; and (ii) the consolidated unaudited balance sheet of the Company as of September 30, 2013 (the “Company Balance Sheet”) and the related consolidated unaudited statements of operations of the Company for the nine months then ended (the financial statements referred to in clauses (i) and (ii) of this sentence, the “Company Financial Statements”). Except as set forth on Section 3.5 of the Disclosure Schedule, the Company Financial Statements fairly present, in all material respects and in accordance with GAAP, the financial condition of the Company as of the dates indicated therein and the results of operations of the Company for the periods indicated therein, except that the Company Financial Statements referenced in clause (ii) of the preceding sentence are subject to normal year-end audit adjustments and do not contain footnotes.
Section 3.6    Undisclosed Liabilities. Except as set forth on Section 3.6 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the Company, except for (i) liabilities shown on the Company Balance Sheet; (ii) liabilities that have arisen in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet; or (iii) fees and expenses to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and constituting either Transaction Expenses or Pre-Closing Distributions).
Section 3.7    Legal Proceedings; Orders. As of the date of this Agreement, (i) there is no lawsuit or other legal proceeding pending (or, to the Knowledge of the Company, being overtly threatened in writing) against the Company or any Company Subsidiary before any court of competent jurisdiction or arbitrator, and (ii) there are no orders, judgments or decrees of, or before, any governmental entity with respect to the Company or any Company Subsidiary.
Section 3.8    Intellectual Property.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth all of the following that are owned by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Company IP Rights”): (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (ii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, websites and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing; (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) and (v) software and firmware that has been internally developed by the Company or any Company Subsidiary, including source code, object code, application programming interfaces, architecture, and other related specifications and documentation. Each of the Company IP Rights is owned solely by the Company or a Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communications challenging, or, to the Company’s Knowledge, threatening to challenge the right, title or interest of the Company or any Company Subsidiary in or to the Company IP Rights. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any material limitation on the Company’s or any Company Subsidiary’s right, title or interest in or to any Company IP Rights.
(b)    To the Knowledge of the Company, as of the date of this Agreement, no Company IP Rights are being materially infringed or misappropriated by any third party.
(c)    To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any Company Subsidiary has misappropriated the trade secrets of any other Person in the course of the employment of such employee with the Company or any Company Subsidiary.
Section 3.9    Indebtedness with Affiliates. As of the date of this Agreement, except as set forth on Section 3.9 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted to any director, officer or employee of the Company or of any Company Subsidiary (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer or employee is indebted to the Company or any Company Subsidiary.
Section 3.10    Absence of Changes. Between the date of the Company Balance Sheet and the date of this Agreement: (a) no event has occurred that has had a Company Material Adverse Effect; (b) the Company has not declared or paid any dividend in respect of any shares of its capital stock; (c) the Company has not issued any shares of its capital stock or any warrants, rights or options to acquire any shares of its capital stock; (d) neither the Company nor any Company Subsidiary has incurred, outside the ordinary course of business, any material liability of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for fees and expenses to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and constituting either Transaction Expenses or Pre-Closing Distributions); (e) neither the Company nor any Company Subsidiary has acquired or sold any material assets, except in the ordinary course of business; (f) there has been no material increase in or material modification of the compensation or benefits payable by the Company or any Company Subsidiary to any of their respective current employees; and (g) neither the Company nor any Company Subsidiary has entered into any material transaction or series of related transactions outside the ordinary course of business.
Section 3.11    Corporate Documents. The Articles of Incorporation and bylaws of the Company and all amendments of each as of the date of this Agreement are in the form made available to Parent or Parent’s legal or financial advisor. Except as set forth on Section 3.11 of the Disclosure Schedule, the copy of the minute books of the Company made available to Parent or Parent’s legal or financial advisor contains minutes of all meetings of the directors and shareholders of the Company and all actions by written consent without a meeting of the directors and the shareholders of the Company since January 1, 2009.

Section 3.12    Tangible Personal Property. The Company or its applicable Company Subsidiary has good title to all of the items of tangible personal property reflected on the Company Balance Sheet as owned by the Company or such Company Subsidiary, except for assets disposed of since the date of the Company Balance Sheet in the ordinary course of business, and all tangible personal property owned by the Company or any Company Subsidiary is owned free and clear of all liens, except for: (a) liens set forth on Section 3.12 of the Disclosure Schedule, (b) liens, other than any liens created pursuant to a security agreement or similar agreement entered into by the Company, which do not individually or in the aggregate materially detract from the value, or materially interfere with the present use, of the Company’s or any Company Subsidiary’s tangible personal property considered as a whole; and (c) liens for taxes not yet due and payable. The tangible personal property of the Company and any Company Subsidiary is in good repair and working order, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.13    Real Property; Lease Agreements. Except as set forth in Section 3.13 of the Disclosure Schedule the Company or its applicable Company Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by the Company or any Company Subsidiary, subject to any liens or exceptions (other than liens arising pursuant to any mortgages, deeds of trust or similar instruments granted by the Company, which shall be set forth in Section 3.13 of the Disclosure Schedule) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the applicable Company Subsidiary has received written notice of any material condemnation, rezoning or taking actions pending, or to the Knowledge of the Company, threatened, with respect to any material parcel of owned real property.
Section 3.14    Receivables. All accounts, notes receivable and other receivables arising out of or relating to the business of the Company or any Company Subsidiary as of the Company Balance Sheet Date have been included in the Company Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP.
Section 3.15    Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule identifies each Significant Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Significant Contract” means a legally binding, executory contract to which the Company or a Company Subsidiary is a party: (i) for the future purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services; (ii) dealing with interconnection matters; (iii) that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, including energy, capacity or any ancillary services; (iv) pursuant to which the Company or any Company Subsidiary has an ownership interest in a partnership, joint venture or limited liability company; (v) pursuant to which the Company leases any real property; (vi) under which future expenditures required to be made by the Company or a Company Subsidiary between the date of this Agreement and the first anniversary of such date (other than pursuant to contracts with or for the benefit of Company Employees that can be terminated by the Company or any Company Subsidiary on notice of 60 days or less without penalty or liability for severance or notice pay) exceed $100,000; (vii) pursuant to which the Company or a Company Subsidiary has licensed to or from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than pursuant to any nonexclusive license that is available to the public generally; (viii) evidencing indebtedness of the Company or any Company Subsidiary for, or a guarantee by the Company or a Company Subsidiary of indebtedness for, borrowed money in the amount of $100,000 or more; (ix) containing covenants materially limiting the development, production or distribution of the Company’s or any Company Subsidiary’s products or services; or (x) constituting a collective bargaining contract or a written employment, management, severance or change in control contract with any director or officer of the Company, other than offer letters in the Company’s or any Company Subsidiary’s standard form. The Company has made available to Parent or Parent’s legal or financial advisor a copy of each Significant Contract identified in Section 3.15(a) of the Disclosure Schedule.
(b)    Each Significant Contract identified in Section 3.15(a) of the Disclosure Schedule is valid and in full force and effect as of the date of this Agreement. To the Knowledge of the Company, no party is in material breach or in material default under any such Significant Contract as of the date of this Agreement.
Section 3.16    Compliance with Laws. The Company and each Company Subsidiary is in compliance with all applicable laws and governmental regulations with which compliance is necessary for the operation of the business of the Company or such Company Subsidiary, as applicable, as currently conducted, except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.17    Permits. The Company and each Company Subsidiary holds all material permits, approvals, licenses and registrations from U.S. federal, state and local governmental authorities that are necessary for the conduct of its business as currently conducted, including, without limitation, each of the foregoing from such governmental authorities exercising regulatory jurisdiction over the Company and its subsidiary as a public utility. All such permits, approvals, licenses and registrations are valid and in full force and effect, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.18    Tax Matters.
(a)    Each of the Company and the Company Subsidiaries has filed all Tax Returns it was required to file with respect to any taxable period ending after January 1, 2009 and such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with applicable law (the “Company Returns”). All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Company Return) have been paid. All Taxes that the Company or any Company Subsidiary has been required to collect or withhold have been duly and timely collected or withheld and, if and when required under applicable law, timely paid to the proper governmental Tax authority, and the Company and the Company Subsidiaries have complied in all material respects with all information reporting and other Tax laws relating to such withholding requirements.

(b)    No audit or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has been notified in writing by any governmental Tax authority that any such audit or proceeding is contemplated or pending, and since January 1, 2009 no notice of deficiency or proposed adjustment for any amount of Tax has been received by the Company or any Company Subsidiary. No waiver or agreement by or with respect to the Company or any Company Subsidiary is in force as of the date of this Agreement for the waiver of any statute of limitations on, or extension of time for the collection or assessment of, any Tax. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been received by the Company or any Company Subsidiary from any governmental Tax authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary. Section 3.18(b) of the Disclosure Schedule lists all income Tax Returns filed with respect to the Company or the Company Subsidiaries for taxable periods ending after January 1, 2009 and indicates those Tax Returns that have been audited. The Company has delivered to Parent correct and complete copies of all income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, the Company or any Company Subsidiary filed or received since January 1, 2009.
(c)    Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) without regard to Subsection (b)(4) thereof. There is no written or unwritten agreement, arrangement or other contract by which the Company or any Company Subsidiary is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.
(d)    There is no application pending as of the date of this Agreement with any governmental Tax authority requesting permission for any change in any accounting method of the Company or any Company Subsidiary, and the IRS has not issued in writing any proposal pending as of the date of this Agreement regarding any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made by the Company or any Company Subsidiary; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) entered into by the Company or any Company Subsidiary; (iii) excess loss account with respect to any Company Subsidiary described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition entered into by the Company or any Company Subsidiary; (v) prepaid amounts received by the Company or any Company Subsidiary, other than prepaid amounts received in the ordinary course of business; or (vi) election under Section 108(i) of the Code made by the Company or any Company Subsidiary.

(e)    As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes other than (i) commercially reasonable contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or a Company Subsidiary and (ii) commercially reasonable contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business (such Tax sharing or allocation agreement, a “Tax Sharing Agreement”).
(f)    Except with respect to the group of which the Company is the common parent, neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (including within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign Tax law) or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or pursuant to any law, rule or regulation. Since January 1, 2009, neither the Company nor any Company Subsidiary has been or is a member of an entity treated as a partnership for income Tax purposes.
(g)    Since the date of the most recent balance sheet, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(h)    Neither the Company nor any Company Subsidiary has “participated” in any transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).
(i)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)    To the Knowledge of the Company, none of the Company or any Affiliate thereof has taken, proposed to take, or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Neither the Company nor any Company Subsidiary is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.
(l)    The Company has not engaged in any one or more transactions that would cause the Surviving Corporation to fail to hold “substantially all” of the Company’s properties after the Merger within the meaning of Section 368(a)(2)(E) of the Code.

Section 3.19    Employee and Labor Matters; Benefit Plans.
(a)    The Company has made available to Parent or Parent’s legal or financial advisor copies of all material employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of the Company Employees.
(b)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for the Company or such Company Subsidiary and (ii) as of the date of this Agreement, there are no material employee grievances, complaints or charges pending against the Company or any Company Subsidiary under any employee dispute resolution procedure.
(c)    As of the date of this Agreement and except as set forth in Section 3.19(c) of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any Company Subsidiary (“Company Employees”), (ii) none of the Company Employees is represented by a Union with respect to his or her employment with the Company or any Company Subsidiary, (iii) to the Company’s Knowledge, within the past three years, no Union has attempted to organize employees at the Company or any Company Subsidiary or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv) within the past three years, there have been no actual or, to the Company’s Knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Company Employees, causing significant disruption to the operations of a facility of the Company or any Company Subsidiary, or (C) other form of Union disruption at the Company or any Company Subsidiary, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice, labor dispute, or other arbitration proceeding pending or, to the Knowledge of the Company, threatened with respect to Company Employees.
(d)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal, and local laws respecting labor and employment, including all laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notifications of employees, and employee termination and (ii) neither the Company nor any Company Subsidiary has any liabilities under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local laws requiring notice with respect to such layoffs or terminations.

(e)    In the past three years and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no governmental entity has threatened (to the Knowledge of the Company) or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings, or other proceeding(s) or investigation(s) with respect to the Company or any Company Subsidiary arising out of, in connection with, or otherwise relating to any Company Employees or any laws governing labor or employment, and (ii) no governmental entity has issued or, to the Company’s Knowledge, threatened to issue any significant citation, order, judgment, fine or decree against the Company or any Company Subsidiary with respect to any Company Employees or any laws governing labor or employment.
(f)    All material employee benefit plans maintained by the Company or any Company Subsidiary for their employees as of the date of this Agreement are listed in Section 3.19(f) of the Disclosure Schedule (the “Benefit Plans”). Copies of all Benefit Plans, or if no plan document is available, a written description of each Benefit Plan, and with respect to each Benefit Plan the three most recent annual reports on Form 5500 filed with the IRS (if any such report was required), the most recent summary plan description, if required, and each trust agreement and group annuity contract relating to any such Benefit Plan, have been made available to Parent or Parent’s legal or financial advisor. Except as set forth in Section 3.19(f) of the Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    No Benefit Plan, no trustee or administrator thereof, and no other fiduciary with respect thereto has engaged in any material breach of fiduciary responsibility or any material “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Benefit Plan or trustee or administrator thereof to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;
(ii)    neither the Company nor any ERISA Affiliate sponsors or has within the last six years sponsored a Benefit Plan that has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. “ERISA Affiliate” means any person as defined in Section 3(9) of ERISA that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code with the Company within the last six years;
(iii)    with respect to the Benefit Plans, each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all respects in accordance with its governing instruments and all applicable laws including ERISA and the Code and all required contributions have been made timely and properly accrued on the Company’s financial statements;
(iv)    neither the Company nor any Company Subsidiary has any liability under any Benefit Plan to provide medical, dental or vision benefits with respect to Company Employees beyond their termination of employment (other than coverage mandated by law or governmental regulation);

(v)    other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the Benefit Plans or any fiduciary of any of the Employee Benefit Plans or against the assets of any of the Benefit Plans.;
(vi)    except as may be required by applicable law, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Employee Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder; and
(vii)    all required reports and descriptions of each Benefit Plan (including IRS Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the Department of Labor or other governmental body and have been distributed as required.
(a)    Except as set forth on Section 3.19(g) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(b)    Copies of the most recent IRS determination or opinion letter issued with respect to each Benefit Plan maintained by the Company or any Company Subsidiary for Company Employees as of the date of this Agreement have been made available to Parent or Parent’s legal or financial advisor, and, if such plan is subject to Section 401(a) of the Code, to the Knowledge of the Company, nothing has occurred since the issuance of such letter that would reasonably be expected to cause the loss of the tax-qualified status of such Benefit Plan.
(c)    No Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Benefit Plan, a “Deferred Compensation Plan”). Each Deferred Compensation Plan satisfies the requirements of Section 409A(d)(1) of the Code to avoid the consequences set forth in Section 409A(a)(1) of the Code. At all times while subject to Section 409A of the Code, the written terms of each Deferred Compensation Plan have been in compliance with, and each Deferred Compensation Plan has been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder.
Section 3.20    Environmental Matters.
(a)    Except as set forth in Section 3.20(a) of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    there are no pending or, to the Knowledge of the Company, threatened, claims, lawsuits, or administrative proceedings against the Company or any Company Subsidiary, under or pursuant to any Environmental Law as of the date of this Agreement, and neither the Company nor any Company Subsidiary has received written notice as of the date of this Agreement from any person, including any governmental entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise alleging that the Company or any Company Subsidiary may be liable under any applicable Environmental Law, which violation or liability remains pending or is unresolved or is the source of ongoing obligations or requirements as of the date of this Agreement;
(ii)    the Company and the Company Subsidiaries are and, since January 1, 2009, have been in compliance with all applicable Environmental Laws;
(iii)    the Company and the Company Subsidiaries have and are in compliance with all material permits, licenses and approvals (each of which is disclosed in Section 3.20(a) of the Disclosure Schedule) required under any applicable Environmental Laws for the operation of the businesses and the ownership, lease, operation, or use of their facilities or assets, all such permits, licenses and approvals are in effect, and, to the Knowledge of the Company, there is no actual or alleged proceeding as of the date of this Agreement to revoke, modify or terminate such permits, licenses and approvals;
(iv)    to the Knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary as of the date of this Agreement in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Laws; or (B) would require reporting, investigation, remediation, or other corrective or response action by the Company or any Company Subsidiary, under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by the Company or any Company Subsidiary;
(v)    neither the Company nor any Company Subsidiary is party as of the date of this Agreement to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the Knowledge of the Company, has not, either expressly or by operation of law, undertaken any such obligations as of the date of this Agreement, including any obligation for corrective or remedial action, of any other person; and
(vi)    the Company has made available to Parent any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, which are in the possession or control of the Company or any Company Subsidiary, with respect to the business or assets of the Company or any Company Subsidiary or any currently owned, operated or leased real property.
(b)    As used in this Agreement:
(i)    “Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.
(ii)    “Environmental Law’ means any law or any binding agreement issued or entered by or with any governmental entity relating to: (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling or any Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure , product or fixture.
(iii)    “Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or byproduct thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
(c)    The representations and warranties set forth herein are the Company’s sole representations and warranties relating to Environmental Law, the Environment and Hazardous Materials.
Section 3.21    Insurance. Section 3.21 of the Disclosure Schedule is a list of all material policies of insurance or fidelity bonds maintained by the Company or any Company Subsidiary as of the date of this Agreement. Such policies are in full force and effect as of the date of this Agreement and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any such policies.
Section 3.22    Regulatory Compliance.
(a)    As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened enforcement action against the Company or any Company Subsidiary by any other governmental authority which has jurisdiction over the operations of the Company or such Company Subsidiary, neither the Company nor any Company Subsidiary has received written notice of any claim against the Company or any Company Subsidiary, and the Company has no Knowledge that any governmental authority is threatening such action.
(b)    There is no arrangement relating to the Company or any Company Subsidiary as of the date of this Agreement providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals.
(c)    Neither the Company, any Company Subsidiary, nor any individual who is an officer or director of the foregoing, nor, to the Knowledge of the Company, any other employee or agent of the Company or any Company Subsidiary has as of the date of this Agreement been convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any order or stipulation of, or criminal or civil fine or penalty imposed by, any governmental authority relating to the foregoing.

(d)    Except as set forth on Section 3.22(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiaries, all or part of whose rates or services are regulated by a governmental authority (i) is a party to any rate proceeding before a governmental authority with respect to rates charged by the Company or any Company Subsidiaries other than in the ordinary course consistent with past practice, (ii) has rates that have been or are being collected subjected to refund, pending final resolution of any rate proceeding pending before a governmental authority or on appeal to a court, except in the case of clauses (i) and (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.23    Financial Advisor. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
Section 3.24    No Consent; Required Filings. Except as set forth on Section 3.24 of the Disclosure Schedule or as may be required under or in relation to (a) the ACC, (b) the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) any other Antitrust Laws and (d) the Regulatory Commission of Alaska (the “RCA”) (the approvals described in clauses (b), (c) and (d), referred to herein as the “Company Required Governmental Approvals”), no consent, approval, authorization order, filing, registration or qualification of or with any governmental authority or any other Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1    Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Each of Parent and Merger Sub is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect. Each of Parent and Merger Sub has made available to the Company or the Company’s legal or financial advisor copies of the organizational documents of such entity, including all amendments thereto.
Section 4.2    Authority; Binding Nature of Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as the sole shareholder of Merger Sub, has approved the principal terms of the Merger. This Agreement, assuming it constitutes the valid and binding obligation of the Company and the Shareholders’ Representative, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will: (i) result in a violation by Parent or Merger Sub of any provision of the Articles of Incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, any material provision of any material contract by which Parent or Merger Sub is bound or any law or governmental regulation applicable to Parent or Merger Sub, except in each case where such violation would not have a material adverse effect on Parent’s or Merger Sub’s ability to fulfill its obligations under this Agreement; or (ii) render Parent insolvent or unable to pay its debts as they become due.
Section 4.3    No Consent. Except as may be required under or in relation to (a) the ACC, (b) the HSR Act, (c) any other Antitrust Laws, (d) the RCA and (e) WUTC, IPUC, OPUC and MPSC (collectively, the “Parent Required Governmental Approvals”), no consent, approval, authorization order, filing, registration or qualification of or with any governmental authority or any other Person is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to fulfill its obligations under this Agreement.
Section 4.4    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.
Section 4.5    Capitalization.
(a)    As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 common shares and 10,000,000 preferred shares. Except as set forth in the Parent SEC Documents, there are no (i) outstanding options, warrants, stock options or rights to acquire from Parent any shares of the capital stock or other equity securities of Parent; or (ii) outstanding securities of Parent that are convertible into any shares of capital stock or other equity securities of Parent.
(b)    As of the date hereof, the authorized capital stock of Merger Sub consists of 100 common shares, no par value. Parent is the sole shareholder of Merger Sub and is the legal and beneficial owner of all 100 issued and outstanding shares, free and clear of all liens. All such shares were duly authorized, validly issued, fully paid and nonassessable. There are no (i) outstanding options, warrants, stock options or rights to acquire from Merger Sub any shares of the capital stock or other equity securities of Merger Sub; or (ii) outstanding securities of Merger Sub that are convertible into any shares of capital stock or other equity securities of Merger Sub. Merger Sub does not have any Subsidiaries.

Section 4.6    Parent Stock Matters. All shares of capital stock of Parent that may be issued as contemplated or permitted by this Agreement, are or will be when issued, (a) duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, rights of repurchase or forfeiture, right of participation, right of maintenance, any similar right or any encumbrances of any kind (other than as set forth in this Agreement), (b) issued and granted in material compliance with (i) all applicable securities laws, all other applicable laws, and the rules and regulations of the securities exchange applicable to such capital stock and (ii) all requirements set forth in any applicable agreements, (c) ranking pari passu in all respects with the other issued shares of capital stock of Parent, (d) registered on the New York Stock Exchange and (e) freely tradable, salable and transferrable.
Section 4.7    SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC during the period of time between January 1, 2009 and the date hereof (the “Parent SEC Documents”). Parent has made available to the Company Shareholders all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirement of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing as of the date of the last such amendment or superseding filing prior to the date hereof), contain any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents are the subject of any unresolved, pending comment letters or proceeding of the SEC.
Section 4.8    Adequacy of Funds. Parent has, and at the Closing will have, adequate financial resources to satisfy its monetary and other obligations under this Agreement without requiring the prior consent, approval or other discretionary action of any third-party, except for necessary regulatory consents required by the authorities identified in Section 4.3. Parent and Merger Sub expressly acknowledge that Parent’s and Merger Sub’s ability to obtain financing is not a condition to any obligations of Parent and Merger Sub hereunder which may arise in the future.
Section 4.9    Access. Parent and its representatives have been given full access to the assets, books, records, contracts and employees of the Company, and have been given the opportunity to meet with officers and other representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Neither Parent nor any of its representatives has had unauthorized access to, or has used, any confidential information of the Company regarding the process undertaken by the Company in connection with the Company’s solicitation of potential takeover offers or the terms of any such other offers.

Section 4.10    Reliance. Except for the representations in Article 3, neither the Company, any Company Subsidiary or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any Company Subsidiary. In connection with the investigation by Parent of the Company, Parent has received from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and the accuracy of all estimates, projections and other forecasts and plans so furnished to them. Accordingly, Parent and the Merger Sub acknowledge that neither the Company nor any Company Subsidiary makes any representation or warranty with respect to such estimates, projects, or projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
Section 4.11    Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending before any court of competent jurisdiction (or, to the Knowledge of Parent or Merger Sub, being overtly threatened) against Parent or Merger Sub challenging the Merger.
Section 4.12    No Parent Vote Required. No vote or other action of the shareholders of Parent is required by applicable law, the articles of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.
Section 4.13    No Brokers. Except for UBS Investment Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any affiliated Person.
Section 4.14    Tax Matters.
(a)    To the Knowledge of Parent, none of Parent, Merger Sub nor any Affiliate thereof has taken, proposed to take or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)    Except for amounts of Parent stock that may be acquired by Parent on the open market as part of Parent’s existing or future general market stock repurchase programs, and not pursuant to any negotiations or understandings between Parent and either the Company or the Company Shareholders, Parent has no plan or intention to redeem Parent Common Stock issued to Company Shareholders pursuant to the Merger, and no Person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has a plan or intention to purchase Parent Common Stock issued to Company Shareholders pursuant to the Merger.
(c)    Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d)    Parent has no plan or intention to liquidate the Surviving Corporation following the Merger or cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business consistent with past practice or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder, including Treasury Regulations Section 1.368-2(k).
(e)    Following the Merger, Parent intends to cause the Surviving Corporation to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.
(f)    Parent has no plan or intention to cause the Surviving Corporation to issue additional shares after the Merger that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.
ARTICLE 5.

COVENANTS AND AGREEMENTS.
Section 5.1    Conduct of Business of the Company. Except as permitted or contemplated by the Principal Documents or as required by applicable law or governmental regulation, during the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), without Parent’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use commercially reasonable efforts to: (i) conduct its business in the ordinary course in all material respects; (ii) preserve substantially intact its business organization, (iii) maintain existing goodwill with governmental authorities, customers, suppliers, and regulators, (iv) maintain in effect all material governmental permits, franchises and authorizations; and (v) retain the services of its current officers and key employees. Without limiting the generality of the foregoing, except as permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule, or as required by applicable law or governmental regulation, during the Pre-Closing Period, the Company shall not, without Parent’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)    issue, sell or deliver any shares of Company Common Stock, Voting Preferred Stock, Preferred Stock or securities convertible into, or rights, warrants or options to acquire, any shares of Company Common Stock, Voting Preferred Stock or Preferred Stock;
(b)    redeem, purchase or otherwise acquire any outstanding shares of Company Common Stock;
(c)    split, combine, subdivide or reclassify any shares of Company Common Stock;
(d)    sell, transfer or encumber any of its assets that, individually or in the aggregate, are material to the Company’s business as currently conducted (excluding any sales in the ordinary course of business);

(e)    prematurely terminate, materially amend or knowingly waive any material right under any Significant Contract;
(f)    make any capital expenditures, except in the ordinary course of business, or if outside the ordinary course of business, in an amount not in excess of $5,000,000 in the aggregate;
(g)    make any acquisition of any material business or entity;
(h)    increase in any material manner, individually or in the aggregate, the compensation of any of its directors or employees or enter into, establish or amend any material employment, bonus, incentive compensation, pension, retirement, severance, deferred compensation or other compensation or benefit plan for the benefit of any director or officer of the Company, other than: (i) as required pursuant to applicable law or governmental regulation or the terms of contracts in effect as of the date of this Agreement; and (ii) increases in salaries, wages and benefits effected in the ordinary course of business;
(i)    commence a lawsuit or other similar legal proceeding, except: (i) for the routine collection of bills; (ii) where the Company determines in good faith that failure to commence such legal proceeding could result in the material impairment of a material right or asset of the Company; or (iii) in connection with an alleged breach of this Agreement or any related agreement or document;
(j)    make or change any material election concerning Taxes, file or amend any income Tax Return, fail to provide a copy to Parent of each other filed or amended Tax Return within fifteen (15) days after such filing or amendment, settle any material claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or enter into any Tax Sharing Agreement;
(k)    make any material changes in financial or Tax accounting methods, principles or practices or change an annual accounting period, except to the extent required by a change in GAAP or any applicable law or governmental regulation;
(l)    amend the Company’s Articles of Incorporation or bylaws;
(m)    adopt a plan or agreement of complete or partial liquidation or dissolution;
(n)    without the consent of Parent, make any material regulatory filing with RCA, or otherwise resolve any action before the RCA, the resolution of which could result in a Company Material Adverse Effect; or
(o)    enter into a binding contract requiring that the Company take any of the actions described in clauses (a) through (n) of this sentence.
Section 5.2    Company Shareholder Approval. As promptly as practicable after the Registration Statement has been declared effective under the Securities Act by the SEC, the Company shall, in accordance with its Articles of Incorporation and bylaws and the applicable requirements of the ACC, (a) mail the Information Statement to the Company Shareholders and (b) hold a special meeting of the Company Shareholders to solicit the approval of the Merger by the Company Shareholders (the “Shareholder Meeting”).
Section 5.3    Access to Information. Except as required by applicable law or governmental regulation, during the Pre-Closing Period, the Company shall afford Parent and its representatives such reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s properties, books and records and other existing information concerning the business of the Company as Parent may reasonably request; provided, however, that in exercising its access rights under this Section 5.3, (a) Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company, (b) such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and (c) nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its sole and absolute discretion (i) jeopardize any attorney client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party). Furthermore, the Company shall afford Parent and its representatives access to the Company’s properties for the purpose of performing environmental site assessments, provided, however, that such assessments shall not include environmental sampling or testing unless expressly authorized by the Company, and shall not unreasonably interfere with the conduct of the Company’s business. Parent shall hold all information received pursuant to this Section 5.3 in confidence in accordance with the terms of that certain Confidentiality Agreement, dated May 28, 2013, between the Company and Parent (the “Confidentiality Agreement”).
Section 5.4    Public Disclosure. Except as may be required by applicable law or pursuant to the rules and regulations of any national securities exchange on which a party’s securities are listed, during the Pre-Closing Period: (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and (b) without limiting Parent’s obligations under the Confidentiality Agreement, neither Parent nor the Company shall issue any such press release or make any such public statement or disclosure without the prior approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned).
Section 5.5    Regulatory Approval; Further Assurances.
(a)    Parent and the Company shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement, including filings and notices required by the Federal Energy Regulatory Commission (“FERC”), RCA, WUTC, IPUC, OPUC, MPSC, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and any other applicable regulatory bodies; (ii) use commercially reasonable efforts to obtain any consents, permits, approvals and waivers required to be obtained (pursuant to any applicable law, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including consents, permits, approvals, and waivers required by the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ and any other applicable regulatory body and shall provide reasonable access to information necessary to acquire required consents and approvals, subject to protective orders to prevent unauthorized disclosure where appropriate; (iii) use commercially reasonable efforts to prevent and to lift any restraint, injunction or other legal bar to the Merger and (iv) vigorously defend and challenge any lawsuits or other legal proceedings, whether regulatory, judicial, administrative or other, to which it is a party challenging or affecting the Merger, this Agreement or the transactions contemplated hereby (including all regulatory proceedings necessary or advisable in connection with obtaining required regulatory provisions in connection herewith) or seeking to prohibit or delay the consummation of the Merger or rescind, vacate, or otherwise challenge any approvals granted by any governmental entity. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent and approval obtained, taken, made, given, or denied during the Pre-Closing Period. In addition, the Company and Parent shall use commercially reasonable efforts to cooperate with each other in (1) determining whether any other filings are required to be made with, or other consents, permits, approvals or waivers are required to be obtained from, any third parties or other governmental authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (2) timely making all such other filings and timely seeking all such other consents, permits, approvals, or waivers.
(b)    Without limiting the generality of anything contained in Section 5.5(a), each party hereto shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to: (i) make or cause to be made the registrations, declarations and filings required of such party in connection with an Application for Authorization to Acquire a Controlling Interest with the RCA, any other Company Required Governmental Approvals and the Parent Required Governmental Approvals, and under any other Regulatory Laws, the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and, in the case of any filings required under the HSR Act, in no event later than 30 days from the execution of this Agreement); (ii) furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by this Agreement; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the DOJ, the FTC or by any other governmental authority in respect of such registrations, declarations and filings or such transactions; (iv) to the extent not prohibited by a governmental authority, promptly notify the other party of any material communication between that party and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement), provided, that any communication between a party and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority shall be jointly made (unless such party received prior written consent of the other party to communicate on its own with such governmental authority); (v) subject to applicable law, and all applicable privileges (including attorney client privilege), discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith all reasonable additions, deletions or changes suggested by the other party in connection with, any proposed filing or communication to the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority or, in connection with any Action by a private party or any other Person, relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law in connection with the Merger and the other transactions contemplated by this Agreement; (vi) to the extent practicable, not participate or agree to participate in any substantive meeting, telephone call or discussion (including any meeting, telephone call or discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods), and any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement) with the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority in respect of any filings, investigation or inquiry relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law in connection with this Agreement or the Merger or the other transactions contemplated hereby unless, as to material matters, it uses reasonable best efforts to consult with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion; (vii) use reasonable efforts to furnish the other party promptly with copies of all material correspondence, filings and communications relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, FTC, the DOJ or any other governmental authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger and the other transactions contemplated hereby; (viii) not consent to any voluntary delay of the Closing at the behest of any governmental entity without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, (ix) not, directly or indirectly through one or more of their respective Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6, and (x) act in good faith and reasonably cooperate with the other party in connection with any of the foregoing.

(c)    Without limiting the foregoing, Parent agrees to use its commercially reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by any governmental entity in connection with obtaining the required regulatory approvals applicable to Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary so as to enable the Closing to occur as promptly as practicable. Notwithstanding the foregoing sentence of Section 5.5(c), or anything in this Agreement to the contrary, Parent shall not be required to, and the Company shall not without Parent’s written consent, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to any regulatory condition or requirement other than such regulatory conditions and requirements that are (i) normal and customary for regulatory approvals requested in connection with similar transactions and (ii) do not materially and adversely affect either (1) the business of Parent, the Company, Alaska Electric Light and Power Company or Snettisham Electric Company, each considered separately, or the Surviving Corporation and Merger Sub taken as a whole (including, but not limited to, the reasonable opportunity to recover prudently incurred costs and earn the authorized rate of return, as applicable) or (2) the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices. Other than as provided in the preceding sentence, the Company shall not be required to, and Parent and Merger Sub shall not without the Company’s written consent, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to the imposition of any terms, conditions, limitations, or standards of service on, or with respect to, the Company, Parent, Merger Sub, the Surviving Corporation, the Company Subsidiaries or any of their Subsidiaries or Affiliates or any of their respective businesses.
Section 5.6    Escrow Agreement. At or before the Effective Time, Parent and the Shareholders’ Representative shall, and Parent shall use commercially reasonable efforts to cause the Escrow Agent to, execute the Escrow Agreement.
Section 5.7    Information Statement and Parent Stock Matters.
(a)    As soon as reasonably practicable after the execution of this Agreement, Parent, in consultation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) relating to the Merger. The Registration Statement shall contain a document that will constitute (i) a prospectus relating to the offering of Parent Common Stock to be issued to the Company Shareholders in the Merger and (ii) a solicitation of the Company Shareholders for their approval of the Merger at the Shareholders’ Meeting (such document being herein called the “Information Statement”). The Registration Statement, including the Information Statement, and any other related filings shall comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and shall contain all required information with respect to, among other things, Parent, the Company, the Shareholders’ Meeting and the Merger. Parent, in consultation with the Company, shall prepare the Registration Statement and the portions of the Registration Statement relating to Parent and the Merger; the Company, in consultation with Parent, shall initially prepare the portions of the Information Statement relating to the Company and the Shareholders’ Meeting; and Parent and the Company shall cooperate with each other to see that all other portions of the Registration Statement are appropriately prepared for filing by Parent with the SEC. Parent shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective for so long as necessary to complete the transactions contemplated hereby. Parent shall take all or any action required under any applicable securities laws in connection with the issuance of Parent Common Stock hereunder. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Information Statement and Parent and the Company shall reasonably coordinate and cooperate in connection with the preparation of the Registration Statement, the Information Statement, and any other related filings.
(b)    Parent and the Company shall provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Registration Statement or Information Statement received by such party from the SEC as promptly as practicable after receipt thereof. Parent shall prepare and file all responses to such comments; provided, however, that, with respect to comments relating to the Company or the Shareholders’ Meeting, such responses shall be prepared in consultation with the Company. Parent shall file with the SEC, and shall furnish the Company copies of, all amendments to the Registration Statement, all supplements to the Information Statement and all other filings with and transmittals to the SEC to the extent not publicly available on EDGAR. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable hereunder for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of the Exchange Act. If at any time Parent is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, Parent shall reasonably promptly and at its expense upon written request of any holder of Company Common Stock, make available adequate current public information with respect to Parent within the meaning of Rule 144(c)(2) under the Securities Act.
(c)    The information supplied by Parent and the Company for inclusion in the Registration Statement and the Information Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time Parent or the Company determines that the Registration Statement or Information Statement includes a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party (Parent or the Company) that makes such determination shall promptly notify the other, Parent shall promptly file an amendment or supplement to such document describing such information to the extent required by applicable law, or the rules or regulations of the SEC, and the Company shall promptly disseminate such amended or supplemented document to the Company Shareholders.
Section 5.8    Indemnification of Officers and Directors of the Company.
(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and any Company Subsidiary pursuant to any agreement of the Company or any Company Subsidiary providing for the indemnification of its officers or directors (the current and former officers and directors of the Company or any Company Subsidiary, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the “Indemnified Parties”). Parent shall cause the Articles of Incorporation of the Surviving Corporation to contain the provisions with respect to exculpation from liability set forth in the Company’s Articles of Incorporation immediately prior to the execution and delivery of this Agreement, and Parent shall not permit any of such provisions, or any provisions of the organizational documents of any Company Subsidiary, to be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Party.
(b)    From the Effective Time through the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required pursuant to this Section 5.8(b) to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.
(c)    If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any other Person, then proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 5.8.
(d)    This Section 5.8: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of each Indemnified Party, and will be enforceable by, each Indemnified Party and his or her heirs and representatives; (iii) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (iv) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution or similar rights that any Indemnified Party, or any heir or representative of any Indemnified Party, may have by contract or otherwise.

Section 5.9    Employment and Benefits Arrangements. With respect to any Company Employee who is subject to a collective bargaining agreement, this Section 5.9 only shall apply to those employment terms, compensation and employee benefits to the extent they are (i) not negotiated pursuant to collective bargaining or (ii) negotiated pursuant to collective bargaining, but are intended to be equivalent to the employment terms, compensation and employee benefits of Company Employees who are not subject to a collective bargaining agreement; provided that, in all events, the employment terms, compensation and employee benefits set forth in the applicable collective bargaining agreement (as in effect from time to time) shall be respected by Parent, the Surviving Corporation and their Affiliates. For the avoidance of doubt, nothing in this Section 5.9 shall limit the negotiating positions that may be taken in connection with any renegotiation of any collective bargaining agreement following the Closing Date.
(a)    For a period of two years following the Closing Date (the “Continuation Period”), Parent shall provide, or cause its Subsidiaries (including the Company and the Company Subsidiaries) to provide (A) compensation (including any annual incentive compensation opportunities and bonuses) to the Company Employees that, in the aggregate, is no less favorable than the compensation provided to the Company Employees immediately prior to the Closing Date and (B) benefits (including pension and retiree medical benefits) to the Company Employees that, in the aggregate, are no less favorable than the benefits provided to the Company Employees immediately prior to the Closing Date. The foregoing shall not prohibit Parent from causing the Company and the Company Subsidiaries to adopt employment or other policies substantially similar to those applicable to employees of Parent and its other Subsidiaries provided that such policies don’t prohibit or frustrate the foregoing compensation and benefits obligations during the Continuation Period. During the Continuation Period, Parent and the Surviving Corporation shall not terminate the employment of any Company Employee without “cause” (as determined by Parent in its reasonable discretion).
(b)    During the Continuation Period, Parent shall provide or cause its Subsidiaries (including the Company and the Company Subsidiaries) to provide each former employee of the Company or any Company Subsidiary who, immediately prior to the Closing Date, is receiving long-term disability payments or benefits (which shall be deemed to include medical benefits) or retiree medical benefits from the Company or any Company Subsidiary retiree medical benefits or long-term disability payments or benefits (as applicable) at a level that is substantially comparable to the level of such payments or benefits provided to such individuals immediately prior to the Closing Date.
(c)    Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, cause any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) maintained by Parent or any of its subsidiaries (including the Company and the Company Subsidiaries) (including any vacation, paid time-off and severance plans) to recognize each Company Employee’s service with the Company or any of the Company Subsidiaries (as well as service with any predecessor of the Company or any Company Subsidiary, to the extent service with such predecessor is recognized by the Company or such Company Subsidiary at Closing), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(d)    During the calendar year in which the Closing Date occurs, Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan of the Company immediately prior to the Closing Date. Parent shall, or shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and his or her eligible dependents ) will be eligible to participate from and after the Closing Date.
(e)    From and after the Closing Date, Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, provide any required notice under WARN, and any similar state or local law, and otherwise comply with such laws with respect to the Company Employees. Notwithstanding the foregoing, no provision of this Agreement shall create any right in any employee to continued employment by the Company, Parent, or any respective Subsidiary or Affiliate thereof, or preclude the ability of the Company, Parent, or any respective Subsidiary or Affiliate thereof to terminate the employment of any employee for any reason, except as set forth in Section 5.9(a). This Section 5.9 shall be binding upon and shall inure solely to the benefit of the parties hereto (it being understood that other than the Shareholders’ Representative, no Company shareholder, including any shareholder that is also a Company Employee, is a party to this Agreement), and nothing in this Section 5.9, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of the Company, Parent, or any respective Subsidiary or Affiliate thereof. No Company Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 5.9 and this Section 5.9 shall not create such rights in any such person.
(f)    Parent shall, for at least the first two years following the Closing, maintain the Company’s existing corporate offices in Juneau, Alaska and maintain the artifacts and property contained therein, continue the charitable contribution practices of the Company and the Company Subsidiaries and community support practices of the Company and the Company Subsidiaries. In addition, Parent shall honor the commitments of the Company and the Company Subsidiaries under existing collective bargaining agreements.

Section 5.10    Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.11    Tax Matters.
(a)    Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns relating to the Company and its Subsidiaries that are required to be filed after the Closing Date. All such Tax Returns for any taxable period ending at the end of or before the Closing Date or for any Straddle Period (each a “Pre-Closing Tax Return”) shall be prepared in a manner consistent with past practices of the Company to the extent such past practices comply with applicable Tax law. Parent shall provide the Shareholders’ Representative with a copy of a completed draft of each Pre-Closing Tax Return for Taxes based on or measured by income (and any other material Pre-Closing Tax Return) at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for the Shareholders’ Representative’s review and comment, and shall make any reasonable changes requested by the Shareholders’ Representative on such Pre-Closing Tax Returns. Parent shall timely pay any Taxes of the Company and its Subsidiaries due after the Closing Date but, for the avoidance of doubt, without prejudice to any indemnification rights Parent otherwise is entitled to hereunder (other than, for the avoidance of doubt, with respect to penalties and interest incurred as a result of Parent’s failure to timely pay such Taxes).
(b)    Parent shall have the exclusive right to control any audit, litigation or other proceeding with respect to Taxes (a “Tax Contest”), provided, however, that with respect to any Tax Contest for any Pre-Closing Tax Period for which the Company Shareholders reasonably could be expected to have any indemnification obligation under Section 8.2 (each a “Pre-Closing Tax Contest”): (i) Parent will notify the Shareholders’ Representative in writing of such Pre-Closing Tax Contest and will keep the Shareholders’ Representative reasonably informed with respect to the defense thereof; (ii) the Shareholders’ Representative, on behalf of the Escrow Participants, will have the right to participate in the defense of such Pre-Closing Tax Contest at the sole expense of the Escrow Participants; (iii) Parent will consult with the Shareholders’ Representative before taking any significant action in connection with such Pre-Closing Tax Contest; and (iv) the Shareholders’ Representative shall have the right to approve any settlement of such Pre-Closing Tax Contest, such approval not to be unreasonably delayed, conditioned or withheld. To the extent of any conflict between the provisions of this Section 5.11(b) and Article 8, this Section 5.11(b) shall control.
(c)    Each of the parties hereto shall, unless prohibited by applicable law, treat the current taxable periods of the Company and each Company Subsidiary as ending as of the close of the Closing Date. In the case of any Straddle Period: (i) the amount of any Taxes based on or measured by income, receipts or payroll allocable to a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the

Company or any Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time); and (ii) the amount of any other Taxes allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)    Any Tax refunds that are received by Parent or any of its Affiliates (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to Taxes paid by the Company or any of its Subsidiaries on or prior to the Closing Date or Taxes reflected in Final Closing Net Working Capital shall be for the account of the Escrow Participants, other than refunds (or credits) that were included as an asset in determining Final Closing Net Working Capital or are attributable to any loss incurred after the Closing applied as a carryback to income in a Pre-Closing Tax Period. Parent shall pay to the Escrow Participants any such refund (or the amount of any such credit), net of any expenses or Taxes incurred by Parent or any of its Affiliates and specifically and separately attributable to such refund (or credit), within fifteen (15) days after receipt of such refund (or fifteen (15) days after the due date of the Tax Return claiming such credit). Except in connection with the preparation of Tax Returns pursuant to Section 5.11(a) or to the extent reasonably and timely requested by the Shareholders’ Representative, Parent shall have no obligation to claim or obtain any refund or credit that will give rise to a payment to Escrow Participants pursuant to this Section 5.11(d).
(e)    Without the consent of the Shareholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed, none of Parent or any Affiliate thereof shall amend, refile or otherwise modify any Tax Return of the Company or its Subsidiaries, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in Damages for which indemnification of Parent would be required hereunder.
(f)    Parent shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
(g)    Any and all Tax sharing agreements between the Company or any Company Subsidiary on the one hand and any other Person on the other hand shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any Company Subsidiary shall be obligated to make any payment pursuant to any such agreement for any past or future taxable period.
(h)    All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent.
(i)    Each of the parties hereto will cooperate, as and to the extent reasonably requested by any other party to this Agreement, in connection with any Tax matters relating to the Company or its Subsidiaries (including by the provision of reasonably relevant records or information (including information required by Code Sections 6043 and 6043A, if applicable)), including the filing of Tax Returns pursuant to Section 5.11(a) and any audit, litigation or other proceeding with respect to Taxes of the Company or any Company Subsidiary. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties. Parent shall cause the Company and the Company Subsidiaries to retain all books and records with respect to Tax matters of the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Tax authority.
(j)    Unless otherwise required by applicable Tax law (as determined by a “Big Four” accounting firm in an opinion concluding that it is not more likely than not that the Merger qualifies as a “reorganization” under Section 368(a) of the Code) or a “determination” within the meaning of Section 1313 of the Code (or corresponding or similar provision of state or local law), each of the parties hereto shall report the Merger for federal and applicable state and local income Tax purposes in a manner consistent with the characterization of the Merger as a “reorganization” under Section 368(a) of the Code, including the timely filing of the statements required by Treasury Regulations Sections 1.368-3. For the avoidance of doubt: (i) except with respect to the representations and warranties of Parent and Merger Sub contained in Article 4 and the covenant contained in this Section 5.11(j), Parent makes no representations or warranties to the Company or any Company Shareholder regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the Company acknowledges the Company and the Company Shareholders are relying solely on their own Tax advisors in connection with the Merger and the other transactions contemplated by this Agreement.
Section 5.12    Company Cash. The Company agrees to use its commercially reasonable efforts to, during the Pre-Closing Period, dividend to the Company Shareholders and/or pre-pay indebtedness in an aggregate amount equal to at least (a) $8,000,000 less (b) the aggregate amount of out-of-pocket fees and expenses paid by the Company to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (such dividends and/or other payments or distributions, the “Pre-Closing Distributions”).
Section 5.13    Company Indebtedness. At the Closing, the Company and the Company Subsidiaries shall have no indebtedness for borrowed money other than (a) the Closing Indebtedness and (b) inter-company indebtedness among the Company and any Company Subsidiary. For purposes of clarity, indebtedness for borrowed money shall not include any amounts owing by the Company or any Company Subsidiary pursuant to the Snettisham Agreements (as defined in the Disclosure Schedules).
ARTICLE 6.

CONDITIONS TO THE MERGER.
Section 6.1    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1(a) if such inaccuracies (considered collectively) do not have a Company Material Adverse Effect as of the Closing, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;
(b)    the Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;
(c)    the Merger shall have been approved by the Requisite Shareholders;
(d)    the Company Required Governmental Approvals and the Parent Required Governmental Approvals shall have been obtained, and no such Company Required Governmental Approval or Parent Required Governmental Approval shall have imposed a Burdensome Condition not otherwise agreed to or approved by Parent;
(e)    the Shareholders’ Representative and the Escrow Agent shall have executed the Escrow Agreement;
(f)    since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect;
(g)    there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(h)    the waiting period under the HSR Act, if applicable, shall have expired or been terminated; and
(i)    no injunction or other order preventing the Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect.
Section 6.2    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a) if such inaccuracies (considered collectively) do not have a material adverse effect on the economic benefits to be derived by the Company Shareholders from the Merger, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;
(b)    Parent and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;
(c)    Parent shall have provided the Company with satisfactory evidence that the payments required to be made at the Closing pursuant to Article 2 will be made at the Closing;
(d)    the Company Required Governmental Approvals and the Parent Required Governmental Approvals shall have been obtained, and no such Company Required Governmental Approval or Parent Required Governmental Approval shall have imposed a Burdensome Condition not otherwise agreed to or approved by the Company;
(e)    the Merger shall have been approved by the Requisite Shareholders;
(f)    Parent and the Escrow Agent shall have executed the Escrow Agreement and Parent shall have deposited all amounts required by Section 2.5 to be contributed to the Escrow Fund with the Escrow Agent;
(g)    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;
(h)    The Parent Common Stock to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to customary conditions and official notice of issuance;
(i)    since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a material adverse effect on the business of Parent taken as a whole or the Parent Common Stock;

(j)    there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(k)    the waiting period under the HSR Act, if applicable, shall have expired or been terminated; and
(l)    no injunction or other order preventing Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect.
Section 6.3    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to perform any of its obligations under this Agreement.
ARTICLE 7.

TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(m)    by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;
(n)    by either of the Company or Parent if the Merger shall not have been consummated on or before December 31, 2014; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before December 31, 2014 was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;
(o)    by Parent, by notice to the Company, if (i) the Company has breached any representation, warranty, covenant, agreement or obligation in this Agreement, (ii) such breach has not been cured within thirty (30) days following a written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the Company is endeavoring in good faith, and proceeding diligently, to cure such breach, the Company shall have an additional thirty (30) days in which to effect such cure and (iii) such breach (to the extent not cured) would result in any of a (w) Company Material Adverse Effect, (x) material adverse effect on the business of Parent taken as a whole, (y) material adverse effect on the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices or (z) material adverse effect on the ability of the Company, the Company Subsidiaries, Parent, or Merger Sub to consummate the Merger as contemplated by this Agreement;
(p)    by the Company, by written notice to Parent, (i) immediately if Parent has breached its obligation to pay any amounts required to be paid pursuant to Article 2, or (ii) if Parent breached in any material respect any other representation, warranty, covenant, agreement or obligation in this Agreement and such breach has not been cured within thirty (30) days following a written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Parent is endeavoring in good faith, and proceeding diligently, to cure such breach, Parent shall have an additional thirty (30) days in which to effect such cure; or
(q)    by either of the Company or Parent if any injunction or other order having the effect set forth in Section 6.1(g) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement by the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Article 9, which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that nothing shall relieve any party hereto from liability for any breach of this Agreement.
ARTICLE 8.

INDEMNIFICATION, ETC.
Section 8.1    Expiration of Representations, Etc. All representations and warranties of the Company set forth in this Agreement and any covenants of the Company set forth in this Agreement and required to be performed prior to or at the Closing, shall terminate and expire on, and shall cease to have any further force or effect following, the date which is 16 months from the date of this Agreement (the “Expiration Date”); provided, however, that if at any time prior to the Expiration Date, Parent has duly delivered to the Shareholders’ Representative and the Escrow Agent a valid Notice of Indemnification Claim (satisfying the requirements set forth in Section 8.8(a) with respect to the applicable representations and warranties or covenants of the Company), then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall survive the Expiration Date until such time as such claim is resolved. Notwithstanding the foregoing, all covenants contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing in accordance with their terms.
Section 8.2    Indemnification. From and after the Effective Time (but subject to Section 8.1, Section 8.3, Section 8.4 and Section 8.5 and the other provisions of this Article 8), Parent shall be entitled to be indemnified against (a) any Damages actually incurred by Parent as a direct result of any inaccuracy in the representations and warranties of the Company set forth in Article 3 of this Agreement, (b) any Damages actually incurred by Parent as a direct result of any breach of any of the covenants of the Company, (c) the excess, if any, of the aggregate amount ultimately required to be paid to holders of Dissenting Shares with respect thereto by the Company pursuant to dissenters rights under the ACC over the aggregate amount such holders would have otherwise received with respect to such Dissenting Shares, plus any reasonable out-of-pocket costs incurred by Parent or the Surviving Corporation arising out of any demands for such dissenters’ rights and (d) all Indemnified Taxes. For purposes of this Article 8, “Damages” means out-of-pocket losses or damages, but excluding any special, indirect, consequential, exemplary or punitive damages.
Section 8.3    Certain Limitations. Notwithstanding any other provision of this Article 8:
(a)    Parent’s indemnification rights under this Agreement shall be limited to the amount, if any, then remaining in the Escrow Fund.
(b)    Notwithstanding the fact that Parent may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, Parent shall not be entitled to recover the amount of any Damages more than once under this Agreement in respect of such fact, event, condition or circumstance, and Parent shall not be entitled to indemnification for any item to the extent that the amount of the Damages incurred with respect to such item has been taken into account in the calculation of either the Estimated Closing Net Working Capital or Final Closing Net Working Capital, or Parent has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to either of the Closing Net Working Capital adjustments set forth in Section 2.8.
(c)    Notwithstanding any other terms of this Article 8, Parent shall have no right to indemnification under this Agreement with respect to any material inaccuracy in any representation and warranty of the Company set forth in Article 3 of this Agreement if Parent has Knowledge on the date hereof that such representation and warranty is inaccurate as of the date hereof.
Section 8.4    Limitations on Liability.
(d)    No current or former shareholder, optionholder, director, officer, employee, Affiliate or advisor of the Company shall have any personal or individual liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any inaccuracy in or breach of any representation or warranty set forth in, or any other breach of, this Agreement, except as specifically provided herein.
(e)    Without limiting the effect of any other limitation set forth in this Article 8, the indemnification provided for herein shall not apply, and Parent shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Parent would otherwise be entitled to be indemnified exceeds $850,000. If the aggregate amount of such Damages exceeds $850,000, then Parent shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified only against the portion of such Damages in excess of $850,000.
(f)    Parent acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 3. Parent acknowledges that, except as expressly provided in Article 3, Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Company set forth in Article 3 constitute the sole and exclusive representations and warranties to Parent in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company) are specifically disclaimed by the Company. Parent acknowledges and agrees that no current or former shareholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
(g)    Nothing in this Article 8, including the limitations set forth in Section 8.3, Section 8.4 and Section 8.5, prevents Parent or Surviving Corporation from bringing a common law action for fraud against any Person whose own fraud has caused Parent or Surviving Corporation to incur Damages or limit the Damages recoverable by Parent or Surviving Corporation in such common law action, provided that neither Parent nor Surviving Corporation shall be entitled to recover Damages more than once for the same indemnifiable matter.
Section 8.5    Defense of Third-Party Claims. Promptly (and in no event more than five Business Days) after Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought, commenced or asserted by a third party against Parent, the Surviving Corporation or any of Parent’s other Affiliates and that may give rise to an Indemnification Claim by Parent under this Article 8 (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third-Party Claim”), Parent shall deliver to the Shareholders’ Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. The timely delivery of such written notice by Parent to the Shareholders’ Representative shall be a condition precedent to Parent’s right to receive indemnification payments from the Escrow Fund with respect to such Third-Party Claim or with respect to any of the facts or circumstances giving rise to such Third-Party Claim only to the extent the failure to timely deliver such notice materially prejudices the Shareholders’ Representative’s ability to defend such Third-Party Claim. The Shareholders’ Representative shall have the right, at its option, within fifteen (15) Business Days of receipt of Parent’s written notice to assume the defense of any such Third-Party Claim with its own counsel. If the Shareholders’ Representative elects to assume the defense of any such Third-Party Claim, then:
(e)    Parent shall be entitled to monitor (but not control) such defense (and Parent shall not admit, and shall ensure that the Surviving Corporation does not admit, any liability with respect to such Third-Party Claim), provided that notwithstanding anything to the contrary contained in this Agreement, Parent shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Parent in connection with the defense of such Third-Party Claim following the Shareholders’ Representative’s election to assume the defense of such Third-Party Claim so long as the Shareholders’ Representative continues to diligently defend such Third-Party Claim to a final, non-appealable decision or settlement of the same;
(f)    Parent shall make available to the Shareholders’ Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of Parent’s Affiliates and that the Shareholders’ Representative reasonably considers necessary or desirable for the defense of such Third-Party Claim, shall execute such documents and take such other actions as the Shareholders’ Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim, and shall otherwise cooperate as reasonably requested by the Shareholders’ Representative in the defense of such Third-Party Claim; and
(g)    the Shareholders’ Representative shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
If the Shareholders’ Representative elects not to assume the defense of such Third-Party Claim, then Parent shall proceed diligently to defend such Third-Party Claim with the assistance of counsel reasonably satisfactory to the Shareholders’ Representative; provided, however, that neither Parent nor the Surviving Corporation shall settle, adjust or compromise such Third-Party Claim, or admit any liability with respect to such Third-Party Claim, without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 8.6    Mitigation; Insurance.
(g)    Promptly after Parent or the Surviving Corporation becomes aware of any event or circumstance that could reasonably be expected to constitute any breach of any representation or warranty set forth in Article 3, Parent or Surviving Corporation will take commercially reasonable steps to mitigate and minimize any Damages that may result from such breach.
(h)    The amount of any Damages that are subject to indemnification out of the Escrow Fund or otherwise under this Article 8 shall be calculated net of the amount of (i) any third-party insurance proceeds from any third party insurance paid or certain of payment to Parent or Surviving Corporation in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages, and (ii) any federal, state or local Tax savings attributable to such Damages that are actually recognized by Parent in the taxable year in which such Damages are calculated and paid. Nothing in this Section 8.6 shall obligate Parent to provide copies of its or its Affiliates’ Tax Returns to the Shareholders’ Representative and Parent shall be required to disclose only such information related to such Tax Returns as is reasonably necessary to confirm the Tax savings, or lack of Tax savings, described in this Section 8.6(b).

Section 8.7    Exclusivity. Other than Damages that result from fraud by the Company or any Company Subsidiary, the right of Parent to receive indemnification payments pursuant to this Article 8 shall be the sole and exclusive right and remedy exercisable by Parent, the Surviving Corporation or any of Parent’s Affiliates with respect to any inaccuracy in or breach of any representation or warranty contained in, or any other breach of, this Agreement.
Section 8.8    Indemnification Claims; Escrow Arrangements.
(k)    Parent shall not be entitled to indemnification under this Article 8 unless it has duly delivered a written notice to the Shareholders’ Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), setting forth: (i) the specific representation and warranty of the Company alleged to have been inaccurate or specific covenant of the Company alleged to have been breached or other specific circumstance entitling Parent to such indemnification; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling Parent to such indemnification; and (iii) the aggregate dollar amount of the Damages that have been incurred by Parent as a direct result of the inaccuracy or breach or other circumstance referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).
(l)    During the 60-day period commencing upon the receipt by the Shareholders’ Representative of a Notice of Indemnification Claim, the Shareholders’ Representative may deliver to Parent and the Escrow Agent a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that the full Claimed Amount is owed to Parent; (ii) agrees that part (but not all) of the Claimed Amount is owed to Parent; or (iii) asserts that no part of the Claimed Amount is owed to Parent. Any part of the Claimed Amount that is not agreed by the Shareholders’ Representative to be owed to Parent in the Response Notice shall be referred to as the “Contested Amount.”
(m)    If the Shareholders’ Representative delivers a Response Notice to Parent agreeing that all or any part of the Claimed Amount is owed to Parent, then, within three days following the receipt of such Response Notice by Parent, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release such amount agreed to by the Shareholders’ Representative (or such lesser amount as may remain in the Escrow Fund) to Parent from the Escrow Fund by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent. If the Shareholders’ Representative fails to deliver a Response Notice within 60 days after its receipt of a Notice of Indemnification Claim, the Escrow Agent shall release to Parent such portion of the Claimed Amount as Parent shall have certified in writing to the Escrow Agent as having been actually incurred by Parent prior to such date by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent.
(n)    If the Shareholders’ Representative and Parent are unable to resolve any dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Parent, then such dispute will be resolved in accordance with Section 9.5.
(o)    If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon (other than Shareholder Distributions), as of the Expiration Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Expiration Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Expiration Date in accordance with this Section 8.8 (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts as of the Expiration Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to each Escrow Participant the amount determined by multiplying such Escrow Participant’s Escrow Participation Percentage by the Aggregate Distribution Amount, in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing. For purposes of this Section 8.8, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Expiration Date minus the Aggregate Pending Claim Amount.
(p)    Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to each Escrow Participant an aggregate amount of Stock Consideration determined by multiplying such Escrow Participant’s Escrow Participation Percentage by the amount (if any) by which the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims, payable in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing.
(q)    The parties agree that any amounts released to Parent from the Escrow Fund pursuant to this Article 8 shall be treated as a reduction in the aggregate consideration paid or to be paid to the Company Shareholders in connection with the Merger for U.S. federal income tax purposes. The parties further acknowledge and agree that a portion of any amounts released to the Escrow Participants pursuant to this Article 8 and the Escrow Agreement will be treated as imputed interest for federal income Tax purposes (and corresponding provisions of state, local and foreign Tax law).
ARTICLE 9.

MISCELLANEOUS PROVISIONS
Section 9.1    Shareholders’ Representative.
(d)    The rights of the Escrow Participants to receive disbursements from the Escrow Fund pursuant to the Escrow Agreement shall be subject to the right of William A. Corbus (the “Shareholders’ Representative”) to take any and all actions and make any and all decisions required or permitted to be taken or made by the Shareholders’ Representative under this Agreement or the Escrow Agreement, including the exercise of the right to: (i) give and receive notices and communications under Article 8 or the Escrow Agreement; (ii) authorize delivery to Parent of Parent Common Stock from the Escrow Fund in satisfaction of claims for indemnification made by Parent under Article 8; (iii) object to claims for indemnification made by Parent under Article 8; (iv) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to claims for indemnification made by Parent under Article 8; (v) undertake any defense of Third-Party Claims; (vi) amend or waive the Escrow Agreement and (vii) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The identity of the Shareholders’ Representative may be changed, and a successor Shareholders’ Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Shareholders’ Representative) by Escrow Participants whose aggregate Escrow Participation Percentages exceed sixty percent (60%), and any such successor shall succeed the Shareholders’ Representative as Shareholders’ Representative hereunder. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall be reimbursed for costs and expenses (including overhead expenses) incurred in such capacity from the Representative Reimbursement Amount. From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Representative shall be final, binding and conclusive upon each Escrow Participant.
(e)    At the Closing, Parent shall make a cash payment to the Shareholders’ Representative, by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative prior to the Closing Date, in the amount of $500,000 (the “Representative Reimbursement Amount”). The Representative Reimbursement Amount shall be held by the Shareholders’ Representative for reimbursement payable to the Shareholders’ Representative under this Section 9.1 (the “Representative Reimbursement Fund”). Parent and Merger Sub shall have no further obligation or liability with respect to the Representative Reimbursement Amount other than payment of the same to the Shareholders’ Representative pursuant to this Section 9.1(b). Any portion of the Representative Reimbursement Fund that has not been utilized by the Shareholders’ Representative pursuant to the terms of this Agreement on or prior to the date specified by the Shareholders’ Representative on or after the Expiration Date, shall be paid by the Shareholders’ Representative to the Escrow Agent for distribution to the Escrow Participants pro rata in accordance with their respective Escrow Participation Percentages.
(f)    The Shareholders’ Representative shall not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Shareholders’ Representative while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).
(g)    The Shareholders’ Representative shall be entitled to deduct and recover from any amounts payable to the Escrow Participants pursuant to this Agreement or the Escrow Agreement any costs and expenses reasonably incurred by the Shareholders’ Representative in connection with actions taken by the Shareholders’ Representative pursuant to the terms of this Agreement or the

Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), after the Representative Reimbursement Fund has been exhausted.
(h)    From and after the Effective Time, Parent and the Surviving Corporation shall promptly afford to the Shareholders’ Representative reasonable access to the books, records (including accountants’ work papers) and employees of Parent and the Surviving Corporation to the extent reasonably determined by the Shareholders’ Representative to be necessary to permit it to investigate or determine any matter relating to (i) its rights or obligations or the rights or obligations of the Escrow Participants under this Agreement or the Escrow Agreement, or (ii) the rights or obligations (under any law or otherwise) of the Escrow Participants with respect to any period ending on or before the date of this Agreement. Unless otherwise consented to in writing by the Shareholders’ Representative, neither Parent nor the Surviving Corporation shall, for a period of four years after the date of this Agreement, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation relating in whole or in part to any period prior to the date of this Agreement without first offering to surrender to the Shareholders’ Representative such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or otherwise dispose of.
(i)    Parent may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder or under the Escrow Agreement and reasonably believed by Parent to be genuine and to have been signed or presented by the Shareholders’ Representative as if such written notice, instruction or request had been furnished to it by all the Escrow Participants.
(j)    Parent hereby consents to the retention by the Shareholders’ Representative of Morrison & Foerster LLP as counsel following the Closing, notwithstanding that Morrison & Foerster LLP has represented Company in connection with the transactions contemplated by this Agreement, including the negotiation of this Agreement, and waives any right Parent or the Surviving Corporation may have to object to such representation.
Section 9.2    Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except that filing fees pursuant to any Antitrust Laws (including the HSR Act) shall be paid by Parent. All fees and expenses of the Paying Agent and the Escrow Agent shall be paid by Parent.
Section 9.3    Waiver.
(h)    Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(i)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 9.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Confidentiality Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.
Section 9.5    Governing Law; Consent to Jurisdiction. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, however, all disputes between the parties under or related to Article 2 of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Alaska applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Alaska. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any state court, or Federal court of the United States of America located within San Francisco, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 9.6    Assignability; Third Party Rights.
(a)    Subject to Section 9.6(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect.
(b)    Except as set forth in the final sentence of this Section 9.6, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholders’ Representative under this Agreement): (i) the Persons who hold shares of Company Common Stock immediately prior to the Effective Time shall be third party beneficiaries of the provisions set forth in Article 2; (ii) the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 5.8; and (iii) all current and former shareholders, directors, officers, employees, Affiliates and advisors of the Company shall be third party beneficiaries of the last sentence of Section 8.4(c).
Section 9.7    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as UPS, DHL or Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to the Company (prior to the Closing):
Alaska Energy and Resources Company
5601 Tonsgard Court
Juneau, AK 99801-7201
Attention: William A. Corbus
Facsimile: 907-463-6332

with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: Steven G. Rowles
Facsimile: (858) 523-2810

if to Parent, Merger Sub or the Surviving Corporation:
Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202
Attention: General Counsel
Facsimile: (509) 495-4361
With a copy to (which shall not constitute notice):
Davis Wright Tremaine LLP
1201 Third Avenue, #2200
Seattle, WA 98101
Attention: Scott W. MacCormack
Facsimile: 206-757-7263
if to the Shareholders’ Representative (after the Closing):
William A. Corbus
209 S Franklin St, Suite 209
Juneau, AK 99801
Facsimile: 907-463-6332
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: Steven G. Rowles
Facsimile: (858) 523-2810

Section 9.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.9    Construction.
(g)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(h)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(i)    Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement.
(j)    The bold-faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 9.10    Attorney-Client Privilege. The attorney-client privilege of the Company related to the Merger shall be deemed to be the right of the Escrow Participants, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Shareholders’ Representative. Absent the consent of the Shareholders’ Representative, neither Parent nor the Surviving Corporation shall have a right to access attorney-client privileged material of the Company related to the Merger following the Closing.
Section 9.11    Disclosure Schedule. The representations and warranties contained in Article 3 of the Agreement are subject to (a) the exceptions and disclosures set forth in the applicable Section of the Disclosure Schedule corresponding to the particular Section of Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section of the Disclosure Schedule by reference to another Section of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other Section of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The contents of each of the contracts and other instruments or documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein. From time to time prior to the Closing, the Company may at its option supplement or amend and deliver updates to the Disclosure Schedule (each a “Schedule Update”) that are necessary to complete or correct any information in the Disclosure Schedules or in any representation or warranty of the Company or any Company Subsidiary that has been rendered inaccurate or incomplete due to any change, event, effect or occurrence since the date of this Agreement. If Parent has the right to initiate the termination of this Agreement pursuant to Section 7.1(c) (subject to the Company’s right to cure) and does not initiate such right in writing as a result of such Schedule Update within ten (10) days of receipt of such Schedule Update and (b) the Schedule Update pursuant to this Section 9.11 relates to events occurring or conditions arising after the date of this Agreement, then such Schedule Update shall be deemed to have amended the appropriate Section or Sections of the Disclosure Schedule as of the date of this Agreement, to have qualified the representations and warranties contained in Article 3 as of the date of this Agreement, and to have timely cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. If Parent does not have the right to terminate this Agreement pursuant to Section 7.1(c) because no Company Material Adverse Effect has resulted from any change, event, effect or occurrence since the date of this Agreement, then such Schedule Update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the conditions set forth in Article 6 have been satisfied, but shall not be deemed to supplement or amend the Disclosure Schedule for the purposes of determining the accuracy of any representation or warranty made by the Company in this Agreement or the indemnification provisions of Article 8. For the avoidance of doubt, Parent shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Updates that relate to any actions permitted by or taken pursuant to this Section 9.11.
Section 9.12    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate. Further, each party agrees that in any action for specific performance brought to enforce a party’s obligations under this agreement, if specific performance or other equitable relief is granted, the party obtaining such remedy or relief shall be entitled to be reimbursed for its reasonable expenses incurred in connection with such action, including its attorney’s fees and expenses.
[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
ALASKA ENERGY AND RESOURCES COMPANY
By:    /s/ William A. Corbus
Name:    William A. Corbus
Title:     President

ALASKA MERGER SUB, INC.
By:    /s/ Scott L. Morris
Name:    Scott L. Morris
Title:     Chief Executive Officer
AVISTA CORPORATION
By:    /s/ Scott L. Morris
Name:    Scott L. Morris
Title:     Chief Executive Officer

And with respect to Article 8 and Section 9.1 only:
WILLIAM A. CORBUS,
as the Shareholders’ Representative
By:    /s/ William A. Corbus
Name:    William A. Corbus

ANNEX C
SELECT PROVISIONS OF THE ALASKA CORPORATIONS CODE
REGARDING DISSENTERS’ RIGHTS
Sec. 10.06.574. Right of shareholders to dissent.
(a)    A shareholder may dissent from the following corporate actions:
(1)    a plan of merger, consolidation, or exchange to which the corporation is a party; or
(2)    a sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale under a court order or a sale for cash on terms requiring that all or substantially all of the net proceeds of the sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.
(b)    The rights of a shareholder who dissents as to less than all of the shares registered in the name of the shareholder shall be determined as if the shares as to which the shareholder dissents and the other shares of the shareholder are registered in the names of different shareholders.
(c)    This section does not apply to the shareholders of the surviving corporation in a merger if a vote of shareholders of the surviving corporation is not necessary to authorize the merger.
(d)    This section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the plan of merger, consolidation, or exchange or the proposed sale or exchange of property and assets is to be acted upon unless the articles of the corporation provide otherwise.
Sec. 10.06.576. Procedures relating to the exercise of a shareholder’s right to dissent; completion of corporate action; notice of election; treatment of shares.
(a)    A shareholder electing to exercise a right to dissent shall file with the corporation, before or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. The objection must include a notice of election to dissent, the shareholder’s name and residence address, the number and classes of shares as to which the shareholder dissents, and a demand for payment of the fair value of the shares if the action is taken. A shareholder to whom the corporation did not give notice of the meeting in accordance with this chapter is not required to make the objection provided in this section.
(b)    Within 10 days after the shareholders’ vote authorizing the action, the corporation shall give written notice of the authorization to each shareholder who filed written objection or from whom written objection was not required. The corporation may consider that a shareholder who voted for the proposed action has elected not to enforce a right of dissent under this chapter, and need not give notice to the shareholder.
(c)    Within 20 days after notice has been given under (b) of this section, a shareholder from whom written objection was not required under (a) of this section and who elects to dissent shall file with the corporation a written notice of the election, stating the shareholder’s name and residence address, the number and classes of shares as to which the shareholder dissents, and a demand for payment of the fair value of the shares. A shareholder who elects to dissent from a merger under AS 10.06.532, a consolidation under AS 10.06.534, a share exchange under AS 10.06.540, a transaction authorized under AS 10.06.562, or a sale of assets under AS 10.06.568 shall file a written notice of the election to dissent within 20 days after the merger plan, consolidation plan, share exchange plan, or sale of assets resolution has been mailed to the shareholder.

(d)    A merger, consolidation, or exchange is considered completed within the meaning of this chapter on the effective date determined in accordance with AS 10.06.560; a transaction under AS 10.06.568 is completed within the meaning of this chapter when the corporation has received the consideration specified in the board resolution that was submitted to the shareholders in accordance with that section.
(e)    Upon completion of the corporation action, the shareholder shall cease to have the rights of a shareholder except the right to be paid the fair value of the shares as to which the dissenter’s rights were perfected under this chapter. A notice of election may be withdrawn by the shareholder at any time before an acceptance under AS 10.06.578(f), but in no case later than 60 days from the date of completion of the corporate action, except that the time for withdrawing a notice of election shall be extended for 60 days from the date an offer is made, if the corporation fails to make a timely offer under AS 10.06.578. After the time for withdrawal has expired, withdrawal of a notice of election requires the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of an advance payment made to the shareholder as provided in AS 10.06.578. If a notice of election is withdrawn, if the corporate action is rescinded, if a court determines that the shareholder is not entitled to the right to dissent, or if the shareholder otherwise loses the right to dissent, the shareholder shall not have the right to receive payment for the shares and shall be reinstated to all rights as a shareholder that were effective on the date of the completion of the corporate action. The rights to which the shareholder is reinstated include intervening preemptive rights and the right to payment of an intervening dividend or other distribution. If an intervening right has expired or if a dividend or distribution that is not in cash has been completed, the corporation may elect to pay the shareholder the fair value of the shares in cash at the value, as determined by the board, at the time of the expiration or completion. The election to pay the value in cash shall be without prejudice to a corporate proceeding that has occurred in the interim.
(f)    At the time of filing the notice of election to dissent, or within 30 days after the shareholder has filed the notice, the shareholder shall submit to the corporation, or to its transfer agent, the certificates representing the shares for which payment is claimed, if certificates have been issued. The corporation or its transfer agent shall note conspicuously on the certificates, or on a separate document if certificates have not been issued for the shares, that a notice of election has been filed, and shall return the certificates or the separate document to the shareholder or to the person who submitted them on the shareholder’s behalf. Unless a court, for good cause shown, otherwise directs, a shareholder who fails to comply with this subsection loses the right to dissent granted by this chapter, if the corporation gives written notice that the right to dissent will be lost to the shareholder within 45 days from the date that the shareholder filed the notice of election to dissent. If the corporation fails to exercise this notice option in a timely manner, the shareholder retains the right to dissent granted by this chapter.
(g)    When a share of a dissenting shareholder under (f) of this section is transferred, the new certificate must bear a notation similar to that made under (f) of this section and state the name of the original dissenting holder of the shares, or, if the share is an uncertificated share, the corporation must give the transferee a written notice stating that a notice of election to dissent has been filed and giving the name of the original dissenting holder. A transferee acquires only the rights in the corporation that the original dissenting shareholder had at the time of transfer.
Sec. 10.06.578. Offer and payment to dissenting shareholders; circumstances where prohibited.
(a)    Within 15 days after the expiration of the period within which shareholders may file their notice of election to dissent under AS 10.06.576, or within 15 days after the proposed corporate action is completed, whichever is later, the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by certified mail to each shareholder who has filed the notice of election, to pay the amount the corporation estimates to be the fair value of the shares. The offer shall be made at the same price for each share to all dissenting shareholders of the same class, or if divided into series, of the same series.
(b)    The offer required by (a) of this section must be accompanied by a
(1)    balance sheet of the corporation whose shares the dissenting shareholder holds; the date of the balance sheet shall be that of the most recent balance sheet produced in the 12 months before the offer;

(2)    profit and loss statement or statements for at least 12 months preceding the date of the balance sheet; if the corporation was not in existence during the entire 12-month period preceding the balance sheet required by (1) of this subsection, then a profit and loss statement for that portion of the 12-month period preceding the balance sheet during which the corporation was in existence;
(3)    statement of the total number of shares with respect to which notices of election to dissent have been received and the total number of holders of these shares; and
(4)    copy of this section and AS 10.06.580.
(c)    If the corporate action has been completed the offer required by (a) of this section must also be accompanied by
(1)    advance payment to each shareholder who submitted the share certificates to the corporation, or to whom notice was sent if the shares were uncertificated, as provided in AS 10.06.576(f), of the amount offered under (a) of this section; or
(2)    a statement to a shareholder who has not submitted the share certificates, if certificates were issued for the shares, that advance payment of the amount offered under (a) of this section will be made by the corporation promptly upon submission of the certificates.
(d)    If the corporate action has not been completed when the offer required by (a) of this section is made, the advance payment or statement about the advance payment shall be sent to each shareholder entitled to the payment or notice, after completion of the corporate action.
(e)    The advance payment or statement about the advance payment shall include advice to the shareholder that acceptance of the payment does not constitute a waiver of the shareholder’s right to dissent.
(f) The corporation may consider that a shareholder who fails to make written objection to the amount tendered under (c)(1) of this section or to submit shares in response to the statement sent under (c)(2) of this section within 30 days of the date the statement was mailed has agreed that the amount offered represents the fair value of the shares. The shareholder shall have no interest in the shares or the outcome of litigation begun under AS 10.06.580.
(g) Notwithstanding the other provisions of this section, if the payments otherwise required by (c) and (d) of this section or determined in accordance with AS 10.06.580 would be distributions in violation of AS 10.06.358 - 10.06.365, or 10.06.375, the corporation may not make a distribution to a dissenting shareholder. In that event, a corporation that would otherwise have the payment obligation under (c) and (d) of this section or AS 10.06.580 shall, in addition to complying with (a) and (b) of this section, give written notice within the time limits of (a) and (b) of this section to dissenting shareholders of its inability to make payment. The notice must include
(1)    an explanation why the corporation is unable to make the payments otherwise required by this section;
(2)    a statement that a dissenting shareholder has an option to
(A)    withdraw the shareholder’s notice of election to dissent, and that the corporation will consider that the withdrawal was made with the written consent of the corporation; or
(B)    retain the status of a dissenter, and, if the corporation is liquidated, be subordinated to the rights of the creditors of the corporation, but have rights superior to the nondissenting shareholders, but if the corporation is not liquidated, retain the right to be paid under (c) and (d) of this section or AS 10.06.580 and the corporation must satisfy the obligation when the restrictions on distributions do not apply; and

(3)    a statement that if the corporation does not receive the written election provided under (2) of this subsection within 60 days after notice given as required by this section, the corporation will consider that the shareholder has withdrawn the notice of election under (2)(A) of this subsection.
Sec. 10.06.580. Action to determine value of shares.
(a)    If the corporation fails to make the offer required by AS 10.06.578(a) or the shareholder rejects the offer within the 30-day period specified in AS 10.06.578(f),
(1)    the corporation shall, within 20 days after the expiration of the 30-day period specified in AS 10.06.578(f), file a petition in the court of the judicial district where the registered office of the corporation is located, requesting that the fair value of the shares be determined; if, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in the state, the petition shall be filed in the judicial district where the registered office of the domestic corporation was last located; or
(2)    if the corporation fails to institute a proceeding as provided in this section, a dissenting shareholder may institute a proceeding in the name of the corporation; if a dissenting shareholder does not institute a proceeding within 30 days after the expiration of the 20-day period granted the corporation under (1) of this subsection, the dissenter loses the dissenter’s rights unless the superior court, for good cause shown, otherwise directs.
(b)    All dissenting shareholders who have rejected the corporate offer extended under AS 10.06.578(a), wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. The corporation shall serve a copy of the complaint in the proceeding on each dissenting shareholder who is a resident of this state in the manner provided by the Alaska Rules of Civil Procedure, and on each nonresident dissenting shareholder either by certified mail and publication, or in another manner permitted by law. The jurisdiction of the court shall be plenary and exclusive. A dissenting shareholder who is a party to the proceeding is entitled to judgment against the corporation for the amount determined under (c) of this section to be the fair value of the shares of that shareholder.
(c) The court shall determine whether a dissenting shareholder who is a party to the court action is entitled to receive payment for the shareholder’s shares. If the corporation does not request a determination, or if the court finds that a dissenting shareholder is entitled to a determination, the court shall establish the value of the shares; for the purposes of this section, the value shall be the fair value at the close of business on the day before the date on which the vote was taken approving the proposed corporate action. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the right to dissent under AS 10.06.576, its effects on the corporation and its shareholders, the concepts and methods customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and other relevant factors. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. The appraisers have the power and authority specified in the order of appointment or as amended.
(d) The judgment must include an allowance for interest at the rate the court finds to be fair and equitable, from the date on which the proposed corporate action vote was taken to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest that the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of a shareholder to accept the corporate offer of payment for the shares is arbitrary, vexatious, or otherwise in bad faith, the court shall deny interest to the shareholder.
(e) A party to the proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or part of the costs, expenses, and fees incurred by the corporation against one or more of the dissenting shareholders who are parties to the proceeding, if the court finds that a refusal to accept the corporate offer was arbitrary, vexatious, or otherwise in bad faith. The court may, in its discretion, apportion and assess all or a part of the costs, expenses, and fees incurred by one or more of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds that

(1)    the fair value of the shares materially exceeds the amount that the corporation offered to pay;
(2)    an offer or required advance payment was not made by the corporation as provided in AS 10.06.578;
(3)    the corporation failed to institute the special proceeding within the period specified under (a) of this section; or
(4)    the action of the corporation in complying with its obligations as provided in this chapter was arbitrary, vexatious, or otherwise in bad faith.
(f)    Unless prohibited by AS 10.06.578(g), within 60 days after the final determination of the proceeding, the corporation shall pay to each dissenting shareholder who is a party the amount determined under (e) of this section in exchange for the surrender of the certificate representing the dissenter’s shares or the dissenter’s shares if the shares are uncertificated. Upon payment of the judgment, the dissenting shareholder ceases to have an interest in the shares.
Sec. 10.06.582. Status of shares acquired from dissenting shareholders.
Shares acquired by a corporation under AS 10.06.578 and 10.06.580 shall be held and disposed of by the corporation as other shares reacquired under AS 10.06.388, except that, in the case of a merger or consolidation, they shall be held and disposed of as the plan of merger or consolidation may otherwise provide.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.  Indemnification of Directors and Officers.
Article Seventh of Avista’s Restated Articles of Incorporation (“Articles”) provides, in part, as follows:
“The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a Director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with such proceeding. The Corporation shall pay any reasonable expenses incurred by a Director in connection with any such proceeding in advance of the final determination thereof upon receipt from such Director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each Director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a Director and shall inure to the benefit of the heirs, executors and administrators of such a person”.
Avista has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.
Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.
Article IX of Avista’s bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:
“Section 2. Liability Insurance.” The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington.
Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.
Item 21.  Exhibits.
Reference is made to the Exhibit Index filed herewith at page II-6 such Exhibit Index being incorporated in this Item 21 by reference.
Item 22.  Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as

amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
Each director and/or officer of the Registrant whose signature appears below hereby appoints each of Scott L. Morris, Mark T. Thies and each Agent for Service named in this registration statement, severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities indicated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 4th day of March, 2014.

AVISTA CORPORATION

By:	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott L. Morris	Principal Executive Officer	March 4, 2014
Scott L. Morris
Chairman of the Board, President and Chief Executive Officer

/s/ Mark T. Thies	Principal Financial Officer	March 4, 2014
Mark T. Thies Senior Vice President, Chief Financial Officer, and Treasurer

/s/ Christy M. Burmeister-Smith	Principal Accounting Officer	March 4, 2014
Christy M. Burmeister-Smith Vice President, Controller and Principal Accounting Officer

/s/ Erik J. Anderson	Director	March 4, 2014
Erik J. Anderson

/s/ Kristianne Blake	Director	March 4, 2014
Kristianne Blake

/s/ Donald C. Burke	Director	March 4, 2014
Donald C. Burke

/s/ John F. Kelly	Director	March 4, 2014
John F. Kelly

/s/ Rebecca A. Klein	Director	March 4, 2014
Rebecca A. Klein

/s/ Marc F. Racicot	Director	March 4, 2014
Marc F. Racicot

/s/ Heidi B. Stanley	Director	March 4, 2014
Heidi B. Stanley

/s/ R. John Taylor	Director	March 4, 2014
R. John Taylor

EXHIBIT INDEX

Exhibit	Description
2†
Agreement and Plan of Merger, dated as of November 4, 2013, by and among Avista Corp., Alaska Merger Sub, Inc. an Alaska corporation and a wholly-owned subsidiary of Avista Corp., Alaska Energy and Resources Company and William A. Corbus, solely as the Shareholders’ Representative (filed with Form 8-K filed November 4, 2013 as Exhibit 2.1)

4(a)	Restated Articles of Incorporation of Avista Corporation as amended June 6, 2012 (filed with Form 10-Q for the quarter ended June 30, 2012 as Exhibit 3.1).
4(b)	Bylaws of Avista Corporation, as amended February 7, 2014 (filed with Form 8-K filed February 12, 2014 as Exhibit 3.2).
5(a)	Opinion and Consent of Marian M. Durkin, Esq.
5(b)	Opinion and Consent of Pillsbury Winthrop Shaw Pittman LLP.
8(a)	Form of Opinion and Consent of Davis Wright Tremaine LLP.
8(b)	Form of Opinion and Consent of Morrison & Foerster LLP.
23(a)	Consent of Marian M. Durkin, Esq. (contained in Exhibit 5(a)).
23(b)	Consent of Pillsbury Winthrop Shaw Pittman LLP (contained in Exhibit 5(b)).
23(c)	Consent of Davis Wright Tremaine LLP (to be contained in Exhibit 8(a)).
23(d)	Consent of Morrison & Foerster LLP (to be contained in Exhibit (8(b)).
23(e)	Consent of Deloitte & Touche LLP.
24	Power of Attorney (contained on Page II-4).
99.1	Form of Proxy for Alaska Energy and Resources Company

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.